     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12, 1998
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                MARINEMAX, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           5551                          59-3496957
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                             WILLIAM H. MCGILL JR.,
                             CHAIRMAN OF THE BOARD
                         18167 U.S. 19 NORTH, SUITE 499
                           CLEARWATER, FLORIDA 33764
                                 (813) 531-1700
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   Copies to:

              ROBERT S. KANT, ESQ.                           STEPHEN P. FARRELL, ESQ.
           MICHELLE S. MONSEREZ, ESQ.                      CHRISTOPHER T. JENSEN, ESQ.
         O'CONNOR, CAVANAGH, ANDERSON,                     MORGAN, LEWIS & BOCKIUS LLP
         KILLINGSWORTH & BESHEARS, P.A.                          101 PARK AVENUE
               ONE EAST CAMELBACK                            NEW YORK, NEW YORK 10178
          PHOENIX, ARIZONA 85012-1656                             (212) 309-6000
                 (602) 263-2400

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF REGISTRANT'S AGENT FOR SERVICE)

                            ------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

TITLE OF EACH CLASS OF SECURITIES TO BE           PROPOSED MAXIMUM AGGREGATE
REGISTERED                                            OFFERING PRICE(1)       AMOUNT OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
Common Stock, par value $.001(2).................        $77,625,000                  $22,899.38
=========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2) Includes           shares of Common Stock subject to the Underwriters'
    over-allotment option.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================
Exhibit Index is located on page   .                       Page 1 of      pages.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED MARCH 12, 1998

PROSPECTUS

                                              SHARES

                                [MARINEMAX LOGO]

                                  COMMON STOCK
                               ------------------

     All of the shares of common stock, par value $.001 per share (the "Common Stock"), offered hereby are being sold by MarineMax, Inc. (the "Company"). Prior to this offering, there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per
share will be between             and             . See "Underwriting" for
information relating to the factors to be considered in determining the initial public offering price. Application has been made to list the Common Stock on the New York Stock Exchange under the symbol "HZO."

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================
                                                                 UNDERWRITING
                                         PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                          PUBLIC                COMMISSIONS(1)              COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share                                   $                         $                         $
-------------------------------------------------------------------------------------------------------------
Total(3)                                    $                         $                         $
=============================================================================================================

   (1) For information regarding indemnification of the several Underwriters, see "Underwriting."

   (2) Before deducting expenses payable by the Company estimated at $        .

   (3) The Company has granted the Underwriters a 30-day option to purchase up
       to         additional shares of Common Stock solely to cover
       over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and
       Commissions, and Proceeds to Company will be $        , $        , and
       $        , respectively.

                               ------------------

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
            , 1998 at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                               ------------------

SALOMON SMITH BARNEY                                     WILLIAM BLAIR & COMPANY
March   , 1998

  [GRAPHICS -- GATEFOLD, SHOWING PRODUCT OFFERINGS, RETAIL FACILITIES, AND MAP
                               SHOWING LOCATIONS]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS, AND THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     THIS PROSPECTUS INCLUDES TRADEMARKS OF COMPANIES OTHER THAN MARINEMAX. THESE TRADEMARKS ARE THE PROPERTY OF THEIR HOLDERS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to "MarineMax" mean MarineMax, Inc. prior to the effectiveness of the Mergers and Property Acquisitions (collectively, the "Combination Transactions"), and all references to the "Company" mean, as a combined company, MarineMax, Inc., the five recreational boat dealers (the "Merged Companies") recently acquired by MarineMax in separate merger transactions (the "Mergers"), and the property companies (the "Property Companies") recently acquired by MarineMax in separate contribution transactions (the "Property Acquisitions") and which own real properties used in the operations of the Merged Companies. Unless otherwise indicated, the information set forth herein assumes no exercise of the Underwriters' over-allotment option, and all industry statistics referenced herein are derived from data published by the National Marine Manufacturers' Association (the "NMMA").

                                  THE COMPANY

     MarineMax is the largest recreational boat dealer in the United States. Through 24 retail locations in Florida, Texas, California, and Arizona, the Company sells new and used recreational boats, including pleasure boats (such as sport boats, sport cruisers, sport yachts, and yachts), fishing boats, bass boats, pontoon boats, and high-performance boats, with a focus on premium brands in each segment. The Company also sells related marine products, including engines, trailers, parts, and accessories. In addition, the Company arranges related boat financing, insurance, and extended service contracts, provides repair and maintenance services, and offers boat brokerage services. The Company is the nation's largest retailer of Sea Ray, Boston Whaler, and other boats manufactured by Brunswick Corporation ("Brunswick"), which is the world's largest manufacturer of recreational boats. Sales of new Brunswick boats accounted for 84% of the Company's new boat sales in calendar 1997, which the Company believes represented approximately 20% of all new Sea Ray boat sales and approximately 5% of all Brunswick marine product sales during that period. In March 1998, the Company acquired the Merged Companies and the Property Companies in the Combination Transactions. See "Formation of the Company." For the 12 months ended December 31, 1997, the Company had pro forma revenue of $233,779,000, pro forma operating income of $22,744,000, and pro forma net income of $13,561,000 (assuming the acquisition of Stovall Marine as described herein and other adjustments had occurred as of January 1, 1997). See "Summary Consolidated Financial Data." The Company's same-store sales increased by approximately 19% in calendar 1997, following 16% and 15% increases in calendar 1996 and 1995, respectively.

     The combination of the five Merged Companies permits the Company to capitalize on the experience and success of each of the Merged Companies in order to establish a new national standard of customer service and responsiveness in the highly fragmented retail boating industry. The Merged Companies were organized between 1971 and 1983, and each is the exclusive dealer of Sea Ray boats in its geographic market and ranks in the top 15 Sea Ray dealers in the United States. While the average new boat retailer generates less than $3 million in annual sales, the retail locations of the Merged Companies averaged $10 million in annual sales in 1997. As a result of the Company's emphasis on premium brand boats, the Company's average selling price for a new boat in 1997 was approximately $39,000 compared to the industry average selling price of approximately $14,000. The senior executives of the Merged Companies have an average of 21 years of experience in the recreational boat industry and have maintained long-term business and personal relationships with each other. The Company is adopting the best practices of the Merged Companies as appropriate to enhance its ability to attract more customers, foster an overall enjoyable boating experience, and offer boat manufacturers stable and professional retail distribution. The Company believes that its prime retail locations, extensive facilities, full range of services, MarineMax Value-Price sales approach, and emphasis on customer service and satisfaction before and after a boat sale are competitive advantages and enable it to be more responsive to the needs of existing and prospective customers.

     The recreational boating industry generated approximately $17.8 billion in retail sales in 1996, including sales of new and used boats; marine products, such as engines, trailers, equipment, and accessories; and related expenditures, such as fuel, insurance, docking, storage, and repairs. Retail sales of new boats, engines, and trailers accounted for approximately $9.2 billion of such sales in 1996. The boat retailing industry includes more than 4,000 boat retailers, most of which are small retailers that operate in a single market and provide varying degrees of merchandising, professional management, and customer service. Many dealers are finding it increasingly difficult to make the managerial and capital commitments necessary to achieve higher customer service levels and upgrade systems and facilities as required by boat manufacturers, particularly during a period of stagnant industry growth. Many dealers also lack an exit strategy for their owners.

STRATEGY

     The Company's goal is to enhance its position as the leading operator of recreational boat dealerships. Key elements of the Company's operating and growth strategies include the following:

Operating Strategies

     Implementing Best Practices. The Company is implementing the "best practices" of each of the Merged Companies as appropriate throughout its dealerships. In particular, the Company is phasing in throughout its dealerships the MarineMax Value-Price sales approach, recently implemented at certain of its dealerships. Under the MarineMax Value-Price approach, the Company sells its boats at posted prices, generally representing a discount from the manufacturer's suggested retail price, without further price negotiation, thereby eliminating the anxieties of price negotiations that occur in most boat purchases. The Company also generally includes two years of free boat maintenance, as recommended in the manufacturer's maintenance guidelines, to eliminate boat maintenance concerns from the customer's boating experience. In addition, the Company will adopt, where beneficial, the best practices of each Merged Company in terms of location design and layout, product purchases, maintenance and repair services (including extended service hours and mobile or dockside services), product mix, employee training, and customer education and services.

     Achieving Operating Efficiencies and Synergies. The Company plans to increase the operating efficiencies of and achieve certain synergies among its dealerships in order to enhance internal growth and profitability. The Company is centralizing certain administrative functions at the corporate level, such as accounting, finance, insurance coverage, employee benefits, marketing, strategic planning, legal support, purchasing and distribution, and management information systems. Centralization of these functions should reduce duplicative expenses and permit the dealerships to benefit from a level of scale and expertise that would otherwise be unavailable to each dealership individually. The Company expects to realize cost savings from reduced inventory carrying costs as a result of purchasing boat inventories on a national level and directing boats to dealership locations that can more readily sell such boats; lower financing costs through new floor plan credit facilities; and volume purchase discounts and rebates for certain marine products, supplies, and advertising.

     Emphasizing Customer Satisfaction and Loyalty. The Company seeks to achieve a high level of customer satisfaction and establish long-term customer loyalty by creating an overall enjoyable boating experience beginning with the negotiation-free purchase process. The Company further enhances and simplifies the purchase process by offering financing and insurance at its retail locations with competitive terms and streamlined turnaround. The Company provides the customer with a thorough in-water orientation of boat operation as well as ongoing boat safety, maintenance, and use seminars and demonstrations for the customer's entire family. The Company continues its customer service after the sale by leading and sponsoring Getaways! group boating trips to various destinations, rendezvous gatherings, and on-the-water organized events to provide its customers with pre-arranged opportunities to enjoy the pleasures of the boating lifestyle. The Company also endeavors to provide superior maintenance and repair services, often at the customer's wet slip and with extended service department hours, to minimize the hassles of boat maintenance.

     Operating with Decentralized Management. The Company has adopted a decentralized approach to the operational management of its dealerships. The decentralized management approach takes advantage of the extensive experience of local managers, enabling them to implement policies and make decisions, including the appropriate product mix, based on the needs of the local market. Local management authority also fosters responsive customer service and promotes long-term community and customer relationships. In addition, the centralization of certain administrative functions at the corporate level enhances the ability of local managers to focus their efforts on day-to-day dealership operations.

     Utilizing Technology Throughout Operations. The Company believes that its management information system, which was being utilized by each Merged Company prior to the Mergers and was developed over the past six years through cooperative efforts with a common vendor, enhances the Company's ability to integrate successfully the operations of the Merged Companies and future acquired dealers. The system facilitates the interchange of information and enhances cross-selling opportunities throughout the Company. The system integrates each level of operations on a Company-wide basis, including purchasing, inventory, receivables, financial reporting and budgeting, and sales management. The system also enables management to monitor each retail location's operations on a daily basis in order to identify quickly areas requiring additional focus.

Growth Strategies

     Pursuing Strategic Acquisitions. The Company intends to capitalize upon the significant consolidation opportunities available in the highly fragmented recreational boat dealer industry by acquiring additional dealers and improving their performance and profitability through the implementation of the Company's operating strategies. The primary acquisition focus will be on well-established, high-end recreational boat dealers in geographic markets not currently served by the Company, particularly geographic markets with strong boating demographics, such as the coastal states and the Great Lakes region. The Company also may seek to acquire boat dealers that, while located in attractive geographic markets, have not been able to realize favorable market share or profitability and that can benefit substantially from the Company's systems and operating strategies. The Company may expand its range of product lines and its market penetration by acquiring dealers that distribute recreational boat product lines different from those currently offered by the Company. The Company believes it will be regarded as an attractive acquiror by boat dealers because of (i) the Company's historical performance and the experience and reputation of its management team within the industry; (ii) the Company's decentralized operating strategy, which enables the managers of an acquired dealer to continue their involvement in dealership operations; (iii) the ability of management and employees of an acquired dealer to participate in the Company's growth and expansion through potential stock ownership and career advancement opportunities; and (iv) the ability to offer liquidity to the owners of acquired dealers through the receipt of Common Stock or cash.

     Opening New Facilities. The Company intends to establish additional retail facilities in its existing and new territories. The Company believes that the demographics of its existing geographic territories support the opening of additional facilities and has opened two new retail locations since the Combination Transactions occurred in March 1998. The Company also plans to reach new customers by expanding various innovative retail formats developed by the Merged Companies, such as mall stores and floating retail facilities. The Company currently operates one mall store and four floating retail facilities, and plans to open a new mall store in 1998.

     Offering Additional Product Lines and Services. The Company plans to offer throughout its existing and acquired dealerships product lines that have been offered only at certain of its locations. The Company also may obtain additional product lines through the acquisition of distribution rights directly from manufacturers and the acquisition of dealerships with distribution rights. In addition, the Company plans to increase its used boat sales and boat brokerage services through an increased emphasis on these activities, cooperative efforts among its dealerships, and advertising on the Company's Internet home page. The Company also plans to offer enhanced financing and insurance packages designed to better serve customers and thereby increase sales and improve profitability.

                                  THE OFFERING

Common Stock offered by the
  Company..................         shares

Common Stock to be
  outstanding after the
  Offering.................         shares(1)(2)

Use of proceeds............  To pay the amounts owing to Brunswick, to repay indebtedness, and to provide working capital and funds for future acquisitions. See "Use of Proceeds."

Proposed New York Stock
  Exchange symbol..........  HZO
---------------
(1) Assumes the Underwriters' over-allotment option is not exercised. See "Underwriting." Includes approximately 455,000 shares of Common Stock expected to be issued in connection with the acquisition of Stovall Marine, Inc. ("Stovall") through a merger transaction (the "Stovall Acquisition") as contemplated by a letter of intent between the Company and Stovall. See "Formation of the Company -- Probable Acquisition of Stovall Marine, Inc."

(2) Does not include (a)           shares of Common Stock intended to be
    reserved for issuance under the Company's 1998 Incentive Stock Plan, or (b)
              shares of Common Stock intended to be reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Management -- 1998 Incentive Stock Plan" and "Management -- Employee Stock Purchase Plan."

                                  RISK FACTORS

     See "Risk Factors" for a description of certain risks to be considered before making an investment in the Common Stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                 (Dollars in thousands, except per share data)

                                                                             NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                        -----------------------------------------   -----------------------------------
                                                                                           PRO FORMA(1)
                                                                                           AS ADJUSTED
                          1993       1994       1995       1996       1996        1997         1997
                        --------   --------   --------   --------   ---------   --------   ------------
STATEMENT OF OPERATIONS DATA:
Revenue...............  $111,543   $127,729   $152,889   $175,060   $136,325    $169,675     $188,419
Cost of sales.........    86,798     98,295    116,896    132,641    101,993     127,418      141,287
                        --------   --------   --------   --------   --------    --------     --------
Gross profit..........    24,745     29,434     35,993     42,419     34,332      42,257       47,132
Selling, general, and
  administrative
  expenses............    19,298     22,665     28,137     34,174     21,829      25,426       24,736
                        --------   --------   --------   --------   --------    --------     --------
Income from
  operations..........     5,447      6,769      7,856      8,245     12,503      16,831       22,396
Interest expense,
  net.................    (1,187)      (484)    (1,035)    (1,350)    (1,068)     (1,538)        (510)
                        --------   --------   --------   --------   --------    --------     --------
Income before tax
  provision...........     4,260      6,285      6,821      6,895     11,435      15,293       21,886
Income tax provision
  (benefit)...........         1          1        (49)        21        527         410        8,429
                        --------   --------   --------   --------   --------    --------     --------
Net income............  $  4,259   $  6,284   $  6,870   $  6,874   $ 10,908    $ 14,883     $ 13,457
                        ========   ========   ========   ========   ========    ========     ========
Net income per common
  share, basic........                                                                       $
Weighted average
  number of common
  shares
  outstanding.........

OTHER DATA:
Number of stores(2)...        15         17         20         19         19          20
Sales per store(3)....  $  8,004   $  8,353   $  8,706   $  9,438
Same-store sales
  growth(4)...........       12%        12%        15%        16%                    22%

                                 THREE MONTHS ENDED
                                    DECEMBER 31,
                        ------------------------------------
                                                PRO FORMA(1)
                                                AS ADJUSTED
                          1996        1997          1997
                        ---------   ---------   ------------
STATEMENT OF OPERATION
Revenue...............   $38,735     $44,341      $45,360
Cost of sales.........    30,648      34,689       35,522
                         -------     -------      -------
Gross profit..........     8,087       9,652        9,838
Selling, general, and
  administrative
  expenses............    12,345      10,165        9,490
                         -------     -------      -------
Income from
  operations..........    (4,258)       (513)         348
Interest expense,
  net.................      (282)       (450)        (109)
                         -------     -------      -------
Income before tax
  provision...........    (4,540)       (963)         239
Income tax provision
  (benefit)...........      (506)       (427)         135
                         -------     -------      -------
Net income............   $(4,034)    $  (536)     $   104
                         =======     =======      =======
Net income per common
  share, basic........                            $
Weighted average
  number of common
  shares
  outstanding.........
OTHER DATA:
Number of stores(2)...        19          21
Sales per store(3)....
Same-store sales
  growth(4)...........                    6%

                                                                          DECEMBER 31, 1997
                                                              -----------------------------------------
                                                                                           PRO FORMA
                                                              ACTUAL     PRO FORMA(5)    AS ADJUSTED(6)
                                                              -------    ------------    --------------
BALANCE SHEET DATA:
Working capital.............................................  $ 9,107      $ (6,317)        $46,950
Total assets................................................   83,886       100,072         127,214
Long-term debt (including current portion)..................    9,917         9,917           1,904
Total stockholders' equity..................................   13,980         3,534          63,809

---------------
(1) Pro forma information gives effect to (a) the probable Stovall Acquisition,
    (b) certain pro forma adjustments to the historical financial statements, and (c) the consummation of the Offering. See the Pro Forma Consolidated Financial Statements and notes thereto for a description of the pro forma adjustments.

(2) Includes only those stores open at period end.

(3) Includes only those stores open for the entire preceding 12-month period.

(4) New stores are included in the comparable base at the beginning of the store's thirteenth month of operations.

(5) The pro forma balance sheet has been adjusted to give effect to (a) the probable Stovall Acquisition, and (b) certain pro forma adjustments to the historical financial statements. See "Risk Factors -- Manufacturers' Consent to Acquisitions and Market Expansion" and the Pro Forma Consolidated Financial Statements and notes thereto for a description of the pro forma adjustments.

(6) Adjusted to reflect the consummation of the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and the Pro Forma Consolidated Financial Statements and notes thereto for a further description of the application of the net proceeds.

                                  RISK FACTORS

     An investment in shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in shares of Common Stock offered hereby.

RECENTLY COMBINED OPERATIONS; RISKS OF INTEGRATION

     MarineMax was founded in January 1998 to acquire businesses that operated in the recreational boat industry under their principal owners for an average of 21 years, but MarineMax itself conducted no operations until the acquisitions of the Merged Companies in March 1998. The Merged Companies operated independently prior to the Mergers, and the Company may not be able to integrate these businesses successfully on an economic basis. The pro forma consolidated financial results of MarineMax cover periods when MarineMax and the Merged Companies were not under common management or control and are not necessarily indicative of the results that would have been achieved if MarineMax and the Merged Companies had been operated on an integrated basis or the results that may be realized on a consolidated basis in the future.

     The success of the Company will depend, in part, on the Company's ability to integrate the operations of the Merged Companies and other dealerships it acquires, including centralizing certain functions to achieve cost savings and pursuing programs and processes that promote cooperation and the sharing of opportunities and resources among its dealerships. The Company's senior executives have operated independently in the recreational boat industry and have been assembled only recently as a management team. Management may not be able to oversee the combined entity efficiently or to implement effectively the Company's growth and operating strategies. To the extent that the Company is able to implement successfully its acquisition strategy, the resulting growth of the Company will place significant additional demands on the Company's management and infrastructure. Any failure by the Company to implement successfully its strategies or operate effectively the combined entity could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Formation of the Company,"
"Business -- Strategy," and "Management."

RELIANCE ON BRUNSWICK AND OTHER KEY MANUFACTURERS

     Approximately 84% of the Company's revenue in calendar 1997 was derived from sales of products manufactured by Brunswick, including 83% from Brunswick's Sea Ray Boat division. The remainder of the Company's revenue from new boat sales in calendar 1997 was derived from sales of products from a limited number of other manufacturers, none of which accounted for more than 10% of the Company's revenue. The Company's success depends to a significant extent on the continued popularity and reputation for quality of the boating products of its manufacturers, particularly Brunswick's Sea Ray boat lines. In addition, the financial condition, production efficiency, product development, and management and marketing capabilities of the Company's manufacturers, particularly Brunswick, could have a substantial impact on the Company's business. To ensure adequate inventory levels to support the Company's expansion, it may be necessary for Brunswick and other manufacturers to increase production levels or allocate a greater percentage of their production to the Company. In the event that the operations of Brunswick or the Company's other manufacturers were interrupted or discontinued, the Company could experience inventory shortfalls, disruptions, or delays with respect to unfilled purchase orders then outstanding. Although the Company believes that adequate alternate sources would be available that could replace any manufacturer other than Brunswick as a product source, there can be no assurance that such alternate sources will be available at the time of any such interruption or that alternative products will be available at comparable quality and prices.

     As is typical in the industry, the Company deals with each of its manufacturers including Brunswick pursuant to renewable dealer agreements that do not contain any contractual provisions concerning product pricing or required purchasing levels. Pricing is generally established on a model year basis, but is subject to change at the manufacturer's sole discretion. In the event these arrangements were to change or terminate for any reason, including changes in competitive, regulatory, or marketing practices, the Company's business, financial condition, and results of operations could be adversely affected. In addition, the timing, structure, and amount of manufacturer sales incentives and rebates could impact the timing and profitability of the

Company's sales. See "Risk Factors -- Boat Manufacturers' Control Over Dealers" and "Business -- Operations -- Suppliers and Inventory Management."

IMPACT OF GENERAL ECONOMIC CONDITIONS; DISCRETIONARY CONSUMER SPENDING; AND CHANGES IN TAX LAWS

     The Company's operations depend upon a number of factors relating to or affecting consumer spending for luxury goods, such as recreational boats. The Company's operations may be adversely affected by unfavorable local, regional, or national economic developments or by uncertainties regarding future economic prospects that reduce consumer spending in the markets served by the Company. Consumer spending on luxury goods can also be adversely affected as a result of declines in consumer confidence levels, even if prevailing economic conditions are favorable. In an economic downturn, consumer discretionary spending levels generally decline, often resulting in disproportionately large reductions in the sale of luxury goods. Similarly, rising interest rates could have a negative impact on consumers' ability or willingness to finance boat purchases, which could also adversely affect the ability of the Company to sell its products. Local influences, such as corporate downsizing and military base closings, also could adversely affect the Company's operations in certain markets. There can be no assurance that the Company could maintain its profitability during any such period of adverse economic conditions or low consumer confidence. Changes in federal and state tax laws, such as an imposition of luxury taxes on certain new boat purchases, also could influence consumers' decisions to purchase products offered by the Company and could have a negative effect on the Company's sales. For example, during 1991 and 1992 the federal government imposed a luxury tax on new recreational boats with sales prices in excess of $100,000, which coincided with a sharp decline in boating industry sales from a high of more than $17.9 billion in the late 1980s to a low of $10.3 billion in 1992. See "Business -- U.S. Recreational Boating Industry."

INDUSTRY FACTORS

     The recreational boating industry is cyclical and has been stagnant in terms of overall revenue growth over the last 10-year period. General economic conditions, consumer spending patterns, federal tax policies, and the cost and availability of fuel can impact overall boat purchases. See "Risk
Factors -- Impact of General Economic Conditions; Discretionary Consumer Spending; and Changes in Tax Laws" and "Risk Factors -- Fuel Prices and Supply." Industry sources attribute the lack of increase in overall boat purchases to increased competition from other recreational activities, perceived hassles of boat ownership, and relatively poor customer service and education throughout the retail boat industry. Although the Company's strategy addresses many of these industry factors and the Company has achieved significant growth during the period of stagnant industry growth, there can be no assurance that the cyclical nature of the recreational boating industry or the lack of industry growth will not adversely affect the Company's business, financial condition, or results of operations in the future. See "Business -- U.S. Recreational Boating Industry."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     The Company intends to grow significantly through the acquisition of additional recreational boat dealers. This strategy will entail reviewing and potentially reorganizing acquired business operations, corporate infrastructure and systems, and financial controls. Unforeseen expenses, difficulties, and delays frequently encountered in connection with rapid expansion through acquisitions could inhibit the Company's growth and negatively impact profitability. There can be no assurance that suitable acquisition candidates will be identified, that acquisitions of such candidates will be consummated, or that the operations of any acquired businesses will be successfully integrated into the Company's operations and managed profitably without substantial costs, delays, or other operational or financial difficulties. In addition, increased competition for acquisition candidates may increase purchase prices for acquisitions to levels beyond the Company's financial capability or to levels that would not result in the returns required by the Company's acquisition criteria. As of the date of this Prospectus, the Company has no binding agreements to effect any acquisitions and is not engaged in any active negotiations to acquire any other dealers except Stovall. The Company may issue Common Stock or incur substantial indebtedness in making future acquisitions. See "Risk Factors -- Future Capital Needs; Debt Service Requirements; Possible Dilution Through Issuance of Stock." The size, timing, and integration of any future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. Consequently, operating results for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year. These fluctuations could adversely affect the market price of the Common Stock. See "Risk Factors -- No Prior Market and Possible Volatility of Stock Price."

     The Company's ability to continue to grow through the acquisition of additional dealers will depend upon (i) the availability of suitable acquisition candidates at attractive purchase prices, (ii) the Company's ability to compete effectively for available acquisition opportunities, and (iii) the availability of funds or Common Stock with a sufficient market price to complete the acquisitions. See "Business -- Strategy." The Company's future growth through acquisitions also will depend upon its ability to obtain the requisite manufacturer approvals. Alternatively, one or more manufacturers may attempt to impose further restrictions on the Company in connection with their approval of acquisitions. See "Risk Factors -- Manufacturers' Consent to Acquisitions and Market Expansion."

MANUFACTURERS' CONSENT TO ACQUISITIONS AND MARKET EXPANSION

     Brunswick's dealer agreement with each Merged Company and with Stovall by its terms requires the dealer to obtain Brunswick's consent to any change in the ownership of the dealer. Brunswick and the Company disputed the applicability of the change in control provisions to the Mergers. In order to avoid a long, costly, and disruptive dispute, the Company and Brunswick entered into a Settlement Agreement under which Brunswick consented to the changes in the ownership of the Merged Companies resulting from the Mergers and the Company agreed to pay Brunswick $15.0 million by December 31, 1998.

     The Company may be required to obtain the consent of Brunswick and various other manufacturers prior to the acquisition of other dealers. In determining whether to approve acquisitions, manufacturers may consider many factors, including the financial condition and ownership structure of the Company. Further, manufacturers may impose conditions on granting their approvals for acquisitions, including a limitation on the number of such manufacturers' dealers that may be acquired by the Company. The Company's ability to meet manufacturers' requirements for approving future acquisitions will have a direct bearing on the Company's ability to complete acquisitions and effect its growth strategy. There can be no assurance that a manufacturer will not terminate its dealer agreement, refuse to renew its dealer agreement, refuse to approve future acquisitions, or take other action that could have a material adverse effect on the Company's acquisition program.

     The Company's growth strategy also entails expanding its product line and geographic scope by obtaining additional distribution rights from its existing and new manufacturers. While the Company believes it will be successful in obtaining such distribution rights, there can be no assurance that such distribution rights will be granted to the Company or that it can obtain suitable alternative sources of supply if the Company is unable to obtain such distribution rights.

BOAT MANUFACTURERS' CONTROL OVER DEALERS

     Historically, boat manufacturers, including Brunswick, have exercised significant control over their dealers, restricted them to specified locations, and retained approval rights over changes in management and ownership. The continuation of the Company's dealer agreements with certain manufacturers, including Brunswick, is contingent upon, among other things, the Company's achieving stated goals for customer satisfaction ratings and market share penetration in the market served by the applicable dealership. Failure to meet the customer satisfaction and market share goals set forth in any dealer agreement could result in the imposition of additional conditions in subsequent dealer agreements, termination of such dealer agreement by the manufacturer, limitations on boat inventory allocations, reductions in reimbursement rates for warranty work performed by the dealer, or denial of approval of future acquisitions.

     The Company's dealer agreements with manufacturers generally do not give the Company the exclusive right to sell those manufacturers' products within a given geographical area. Accordingly, a manufacturer could authorize another dealer to start a new dealership in proximity to one or more of the Company's locations, or an existing dealer could move a dealership to a location that would be directly competitive with the Company. Such an event could have a material adverse effect on the Company and its operations.

     The Company's dealer agreements provide for termination for a variety of causes. The Company believes that it has been and is in material compliance with all of its dealer agreements. The Company currently believes that it will be able to renew all of the dealer agreements upon expiration, but no such assurance can be given. See "Business -- Operations -- Suppliers and Inventory Management."

FUTURE CAPITAL NEEDS; DEBT SERVICE REQUIREMENTS; POSSIBLE DILUTION THROUGH ISSUANCE OF STOCK

     The Company's future capital requirements will depend upon the size, timing, and structure of future acquisitions and its working capital and general corporate needs. A substantial portion of the proceeds of the Offering will be applied to discharge certain liabilities of the Merged Companies and the Property Companies outstanding at the effectiveness of the Mergers and the Property Acquisitions, including $10.9 million of long-term indebtedness, and to pay the Brunswick settlement obligation. To the extent that the Company finances future acquisitions in whole or in part through the issuance of Common Stock or securities convertible into or exercisable for Common Stock, existing stockholders will experience a dilution in the voting power of their Common Stock and earnings per share could be negatively impacted. The extent to which the Company will be able or willing to use the Common Stock for acquisitions will depend on the market value of its Common Stock from time to time and the willingness of potential sellers to accept Common Stock as full or partial consideration. The inability of the Company to use its Common Stock as consideration, to generate cash from operations, or to obtain additional funding through debt or equity financings in order to pursue its acquisition program could materially limit the Company's growth.

     Any borrowings made to finance future acquisitions or for operations could make the Company more vulnerable to a downturn in its operating results, a downturn in economic conditions, or increases in interest rates on borrowings that are subject to interest rate fluctuations. If the Company's cash flow from operations is insufficient to meet its debt service requirements, the Company could be required to sell additional equity securities, refinance its obligations, or dispose of assets in order to meet its debt service requirements. In addition, it is likely any credit arrangements will contain financial and operational covenants and other restrictions with which the Company must comply, including limitations on capital expenditures and the incurrence of additional indebtedness. There can be no assurance that such financing will be available if and when needed or will be available on terms acceptable to the Company. The failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on the Company's growth prospects and its business, financial condition, and results of operations.

     The Company currently has floor plan financing and other lines of credit from financial institutions and other lenders, which the Company believes are sufficient for its anticipated needs and reflect competitive terms and conditions. Certain of the Company's assets, principally boat inventories, are pledged to secure such floor plan and other debt. While the Company believes it will continue to obtain comparable financing from these or other lenders, there can be no assurance that such financing will be available to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Strategy."

RISKS RELATED TO INTERNAL GROWTH AND OPERATING STRATEGIES; MANAGEMENT OF GROWTH

     In addition to pursuing growth by acquiring boat dealers, the Company intends to continue to pursue a strategy of growth through opening new retail locations and offering new products in its existing and new territories. Accomplishing these goals for expansion will depend upon a number of factors, including the identification of new markets in which the Company can obtain distribution rights to sell its existing or additional product lines, the Company's financial capabilities, the hiring, training, and retention of qualified personnel, and the timely integration of new retail locations into existing operations. The strategy of growth through opening new retail locations will further depend upon the Company's ability (i) to obtain the reliable data necessary to determine the size and product preferences of such potential markets in which the Company believes it can obtain adequate market penetration at favorable operating margins without the acquisition of an existing dealer, and (ii) to locate or construct suitable facilities at a reasonable cost in those new markets. There can be no assurance that the Company will be able to open and operate new retail locations or introduce new product lines on a timely or profitable basis. Moreover, the costs associated with opening new retail locations or introducing new product lines may adversely affect the Company's profitability.

     As a result of these growth strategies, management expects to expend significant time and effort in opening and acquiring new retail locations and introducing new products. There can be no assurance that the Company's systems, procedures, controls, or financial resources will be adequate to support the Company's expanding operations. The inability of the Company to manage its growth effectively could have a material adverse effect on the Company's business, financial condition, and results of operations.

     The Company's planned growth also will impose significant added responsibilities on members of senior management and require it to identify, recruit, and integrate additional senior level managers. There can be no assurance that suitable additions to management can be identified, hired, or retained. See "Business -- Strategy" and "Risk Factors -- Manufacturers' Consent to Acquisitions and Market Expansion."

IMPACT OF SEASONALITY AND WEATHER ON OPERATIONS

     The Company's business, as well as the entire recreational boating industry, is highly seasonal, with seasonality varying in different geographic markets. During the previous two-year period, the average net sales for the quarterly periods ended March 31, June 30, September 30, and December 31 represented 23%, 31%, 25%, and 21%, respectively, of the Company's pro forma combined average annual sales. With the exception of Florida, the Company generally realizes significantly lower sales in the quarterly period ending December 31 with boat sales generally improving in January with the onset of the public boat and recreation shows. The Company's current operations are concentrated in the more temperate regions of the United States, and its business could become substantially more seasonal if it acquires dealers that operate in colder regions of the United States.

     The Company's business is also significantly affected by weather patterns, which may adversely impact the Company's operating results. For example, drought conditions or reduced rainfall levels, as well as excessive rain, may force boating areas to close or render boating dangerous or inconvenient, thereby curtailing customer demand for the Company's products. Although the Company's geographic diversity and its future geographic expansion will reduce the overall impact on the Company of adverse weather conditions in any one market area, such conditions will continue to represent potential material adverse risks to the Company and its future operating performance. Many of the Company's dealerships sell boats to customers for use on reservoirs, thereby subjecting the Company's business to the continued viability of these reservoirs for boating use. As a result of the foregoing and other factors, the Company's operating results in some future quarters could be below the expectations of stock market analysts and investors. In such event, there could be an immediate and significant adverse effect on the trading price of the Common Stock. See "Risk Factors -- No Prior Market and Possible Volatility of Stock Price," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Data and Seasonality," and "Business -- Seasonality."

COMPETITION

     The Company operates in a highly competitive environment. In addition to facing competition generally from non-boating recreation businesses seeking to attract discretionary spending dollars, the recreational boat industry itself is highly fragmented, resulting in intense competition for customers, product distribution rights, and suitable retail locations, particularly on or near waterways. Such competition is intensified during periods of stagnant industry growth, such as currently exists.

     The Company competes primarily with single-location boat dealers and, with respect to sales of marine parts, accessories, and equipment, with national specialty marine parts and accessories stores, catalog retailers, sporting goods stores, and mass merchants. Competition among boat dealers is based on the quality of available products, the price and value of the products, and attention to customer service. There is significant competition both within markets currently being served by the Company and in new markets that the Company may enter. The Company competes in each of its markets with retailers of brands of boats and engines not sold by the Company in that market. In addition, several of the Company's competitors, especially those selling marine equipment and accessories, are large national or regional chains that have substantial financial, marketing, and other resources. Private sales of used boats represent an additional source of competition. See "Business -- Competition."

INCOME FROM FINANCING, INSURANCE, AND EXTENDED SERVICE CONTRACTS

     A portion of the Company's income results from referral fees derived from the placement of customer financing, insurance products, and extended service contracts (collectively, "F&I products"), the most significant component of which is the referral fees resulting from the Company's placement of customer financing. During 1997, F&I products accounted for approximately 2.3% of gross revenue. The availability of financing for the Company's boat purchasers and the level of referral fees received by the Company in connection with such financing depends on the arrangements that the Company has secured from various lenders. These lenders may impose terms in their boat financing arrangements with the Company that may be unfavorable to the Company or its customers, resulting in reduced demand for its customer financing programs and lower referral fees. The reduction of profit margins on sales of F&I products or the lack of demand for or the unavailability of these products could have a material adverse effect on the Company's business, financial condition, and results of operations. Furthermore, under optional extended service contracts with customers, the Company may experience significant warranty claims that, in the aggregate, may be material to the Company's business. See "Business -- Products and Services -- F&I Products."

DEPENDENCE ON KEY PERSONNEL

     The Company believes its success depends, in large part, upon the continuing efforts and abilities of its key management personnel, including William H. McGill Jr., Richard R. Bassett, Louis R. DelHomme Jr., and Richard C. LaManna Jr., each of whom is a director and officer of the Company and the senior executive of one of the Merged Companies. Although the Company has a five-year employment agreement with each of these members of key management, the Company cannot assure that such individuals will remain with the Company throughout the term of the agreements, or thereafter. As a result of the Company's decentralized operating strategy, the Company also relies on these individuals and their management teams to continue the operations of the Merged Companies. In addition, the Company likely will depend on the senior management of any significant dealers it acquires in the future. The loss of the services of one or more of these key employees before the Company is able to attract and retain qualified replacement personnel could adversely affect the Company's business. The Company maintains a key-man life insurance policy on Mr. McGill in the amount of $6.0 million. See "Management."

PRODUCT AND SERVICE LIABILITY RISKS

     Products sold or serviced by the Company may expose it to potential liability for personal injury or property damage claims relating to the use of those products. Historically, the resolution of product liability claims has not materially affected the Company. Manufacturers of the products sold by the Company generally maintain product liability insurance. The Company also maintains third-party product liability insurance that it believes to be adequate. There can be no assurance, however, that the Company will not experience claims that are not covered by or that are in excess of its insurance coverage. The institution of any significant claims against the Company could adversely affect the Company's business, financial condition, and results of operations as well as its business reputation with potential customers. See "Business -- Product Liability."

IMPACT OF ENVIRONMENTAL AND OTHER REGULATORY ISSUES

     The Company's operations are subject to extensive regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. While management believes that it maintains all requisite licenses and permits and is in substantial compliance with all applicable federal, state, and local regulations, there can be no assurance that the Company will be able to maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could have a material adverse effect on the operations of the Company. The adoption of additional laws, rules, and regulations could also have a material adverse effect on the Company's business. Various federal, state, and local regulatory agencies, including the Occupational Safety and Health Administration ("OSHA"), the United States Environmental Protection Agency (the "EPA"), and similar federal and local agencies have jurisdiction over the operation of the Company's dealerships, repair facilities, and other operations, with respect to matters such as consumer protection, workers' safety, and laws regarding protection of the environment, including air, water, and soil.

     The EPA recently promulgated emissions regulations for outboard marine engines that impose stricter emissions standards for two-cycle, gasoline outboard marine engines. Emissions from such engines must be reduced by approximately 75% over a nine-year period beginning with the 1998 model year. Costs of comparable new engines, if materially more expensive than previous engines, or the inability of the Company's manufacturers to comply with EPA requirements, could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Products and Services -- Marine Engines and Related Marine Equipment."

     Certain of the Company's facilities own and operate underground storage tanks ("USTs") for the storage of various petroleum products. The USTs are generally subject to federal, state, and local laws and regulations that require testing and upgrading of USTs and remediation of contaminated soils and groundwater resulting from leaking USTs. In addition, if leakage from Company-owned or operated USTs migrates onto the property of others, the Company may be subject to civil liability to third parties for remediation costs or other damages. Based on historical experience, the Company believes that its liabilities associated with UST testing, upgrades and remediation are unlikely to have a material adverse effect on its financial condition or operating results.

     As with boat dealerships generally, and parts and service operations in particular, the Company's business involves the use, handling, storage, and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline, and diesel fuels. Accordingly, the Company is subject to regulation by federal, state, and local authorities establishing investigation and health and environmental quality standards, and liability related thereto, and providing penalties for violations of those standards. The Company also is subject to laws, ordinances, and regulations governing investigation and remediation of contamination at facilities it operates or to which it sends hazardous or toxic substances or wastes for treatment, recycling, or disposal. In particular, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") imposes joint, strict, and several liability on (i) owners or operators of facilities at, from, or to which a release of hazardous substances has occurred; (ii) parties who generated hazardous substances that were released at such facilities; and (iii) parties who transported or arranged for the transportation of hazardous substances to such facilities. A majority of states have adopted Superfund statutes comparable to and, in some cases, more stringent than CERCLA. If the Company were to be found to be a responsible party under CERCLA or a similar state statute, the Company could be held liable for all investigative and remedial costs associated with addressing such contamination. In addition, claims alleging personal injury or property damage may be brought against the Company as a result of alleged exposure to hazardous substances resulting from the Company's operations. In addition, certain of the Company's retail locations are located on waterways that are subject to federal or state laws regulating navigable waters (including oil pollution prevention), fish and wildlife, and other matters.

     The Company believes that it does not have any material environmental liabilities and that compliance with environmental laws, ordinances, and regulations will not, individually or in the aggregate, have a material adverse effect on the Company's results of operations or financial condition. However, soil and groundwater contamination has been known to exist at certain properties owned and leased by the Company. The Company has also been required and may in the future be required to remove aboveground and underground storage tanks containing hazardous substances or wastes. Environmental laws and regulations are complex and subject to frequent change. There can be no assurance that compliance with amended, new or more stringent laws or regulations, stricter interpretations of existing laws or the future discovery of environmental conditions will not require additional expenditures by the Company, or that such expenditures would not be material.

     Certain of the properties owned or leased by the Company are located in commercial areas and have historically been used for gasoline service stations. As a consequence, it is possible that historical site activities or current neighboring activities have affected properties owned or leased by the Company and that, as a result, additional environmental issues may arise in the future, the precise nature of which the Company cannot now predict.

     Additionally, certain states have required or are considering requiring a license in order to operate a recreational boat. While such licensing requirements are not expected to be unduly restrictive, regulations may discourage potential first-time buyers, thereby limiting future sales and adversely affecting the Company's business, financial condition, and results of operations. See "Business -- Environmental and Other Regulatory Issues."

FUEL PRICES AND SUPPLY

     All of the recreational boats sold by the Company are powered by diesel or gasoline engines. Consequently, an interruption in the supply, or a significant increase in the price or tax on the sale, of such fuel on a regional or national basis could have a material adverse effect on the Company's sales and operating results. At various times in the past, diesel or gasoline fuel has been difficult to obtain, and there can be no assurance that the supply of such fuels will not be interrupted, that rationing will not be imposed, or that the price of or tax on such fuels will not significantly increase in the future. See "Business -- U.S. Recreational Boating Industry."

AMORTIZATION OF INTANGIBLE ASSETS

     The proposed acquisition of Stovall is expected to result in goodwill of approximately $5.5 million, which will be amortized over a period of 40 years. Goodwill is an intangible asset that represents the difference between the aggregate purchase price for the net assets acquired and the amount of such purchase price allocated to such net assets for purposes of the Company's pro forma balance sheet. The Company is required to amortize the goodwill from acquisitions accounted for as purchases over a period of time, with the amount amortized in a particular period constituting an expense that reduces the Company's net income for that period. A reduction in net income resulting from the amortization of goodwill may have an adverse impact upon the market price of the Company's Common Stock.

TRANSACTIONS WITH AFFILIATES

     Certain of the Merged Companies and Property Companies incurred indebtedness (including $10.9 million of long-term indebtedness) prior to the Combination Transactions, substantially all of which was subject to personal guarantees of their stockholders or owners and remained outstanding at the effectiveness of the Combination Transactions. Some of the guarantors are directors or officers of the Company or are holders of more than 5% of its Common Stock. The Company intends to use a portion of the net proceeds from the Offering to repay or refinance a substantial portion of this indebtedness, including the indebtedness guaranteed by its stockholders, directors, and officers. Additionally, the Company has entered into leases of real property with directors or officers of the Company or holders of more than 5% of its Common Stock or with entities controlled by such persons. Because of these relationships between these parties, these leases have not been negotiated on an arms'-length basis. See "Certain Transactions."

CONTROL BY OFFICERS, DIRECTORS, AND CERTAIN STOCKHOLDERS

     Upon completion of the Offering and the Stovall Acquisition, the Company's directors, executive officers, and persons associated with them will own
beneficially an aggregate of approximately   % of the issued and outstanding
shares of Common Stock (approximately   % if the Underwriters' over-allotment
option is exercised in full). As a result of such ownership, such persons will have the power effectively to control the Company, including the election of directors, the determination of matters requiring stockholder approval, and other matters pertaining to corporate governance. This concentration of ownership also may have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

NO PRIOR MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     There has been no public trading market for the Company's Common Stock prior to the Offering. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the Representatives of the Underwriters based on factors described under "Underwriting" and may not be indicative of the price at which the Common Stock will trade after the Offering. The Company has applied to list the Common Stock on the New York Stock Exchange. However, there can be no assurance that the listing application will be approved or, if approved, that an active trading market will develop and continue after completion of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. It is anticipated that there will be limited float in the market as a result of the relatively low number of shares to be offered to the public, and fluctuations in the market price for the Common Stock could be significant. Recent market conditions for newly public companies are likely to result in significant fluctuations in the market price for the Common Stock. In addition, the Company's quarterly operating results in some future quarters could be below the expectations of stock market analysts and investors as a result of variations in operating results due to seasonality and other factors. See "Risk Factors -- Impact of Seasonality and Weather on Operations." Future announcements concerning the Company, including announcements regarding acquisitions, litigation, and changes in earnings estimates published by analysts, as well as announcements concerning governmental regulations, the recreational boat industry, or the Company's suppliers or competitors may cause the market price of the Common Stock to fluctuate significantly. Moreover, the stock market in the past has experienced significant price and volume fluctuations, which have not necessarily been related to corporate operating performance. The volatility of the market could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets. These fluctuations, as well as general economic, political, and market conditions, such as recessions, may adversely affect the market price of the Common Stock. See "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of
their shares in the amount of $          per share. If the Company issues
additional Common Stock in the future, including shares which may be issued pursuant to option grants and future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock. The Board of Directors of the Company has the legal power and authority to determine the terms of an offering of shares of the Company's capital stock (or securities convertible into or exchangeable for such shares) to the extent of the Company's shares of authorized and unissued capital stock. See "Dilution" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, there will be           shares of Common
Stock outstanding, including shares anticipated to be issued in connection with
the Stovall Acquisition. The           shares sold in the Offering will be
freely tradable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"); shares held by affiliates of the Company will be subject to the resale limitations of Rule 144 described below. All of the 8,950,000 remaining outstanding shares of Common Stock will be available for resale beginning one year after the respective date of the Combination Transactions and Stovall Acquisition and subject to compliance with the provisions of Rule 144 under the Securities Act. See "Shares Eligible for Future Sale." Further, the Company intends to adopt the 1998 Incentive Stock Plan providing for the grant of stock options for up to shares of Common Stock and the 1998 Employee Stock Purchase Plan
providing for the purchase of           shares of Common Stock by the Company's
employees. The Company intends to file registration statements with respect to the shares of Common Stock issuable upon the exercise of all such options granted under the 1998 Incentive Stock Plan or offered under the 1998

Employee Stock Purchase Plan. See "Management -- 1998 Incentive Stock Plan" and "Management -- Employee Stock Purchase Plan."

     Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. The Company, its officers, and directors, and the holders of substantially all of the Common Stock have agreed that, until 180 days following the date of this Prospectus ("Lockup Period"), they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, solicit any offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, Common Stock, except that the Company may grant options under the Company's 1998 Incentive Stock Plan and may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to 1998 Employee Stock Purchase Plan, and (iii) pursuant to the exercise of options granted under the Company's 1998 Incentive Stock Plan. See "Underwriting."

     In addition, the Company may issue additional shares of Common Stock as part of any acquisition it may complete in the future. In connection with its intention to consummate acquisitions, the Company intends to register 3,000,000 shares of Common Stock under the Securities Act during 1998 for its use in connection with future acquisitions. Pursuant to Rule 145, these shares generally will be freely tradable after their issuance by persons not affiliated with the Company or the acquired companies; however, sales of these shares during the Lockup Period would require the prior written consent of Smith Barney Inc. See "Business -- Strategy."

HOLDING COMPANY STRUCTURE

     The Company is a holding company, the principal assets of which are the shares of the capital stock of its subsidiaries. As a holding company without independent means of generating operating revenue, the Company depends on dividends and other payments from its subsidiaries to fund its obligations and meet its cash needs. Expenses of the Company include salaries of its executive officers, insurance, professional fees, and service of indebtedness that may be outstanding from time to time. Financial covenants under future loan agreements of the Company's subsidiaries may limit such subsidiaries' ability to make sufficient dividend or other payments to permit the Company to fund its obligations or meet its cash needs, in whole or in part.

DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. Moreover, the Company's financing covenants under certain of the Company's loan agreements restrict its ability to pay dividends. See "Dividend Policy."

ANTI-TAKEOVER EFFECT OF CERTIFICATE AND BYLAW PROVISIONS, DELAWARE LAW, AND CONTRACT PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws and Delaware law may make a change in the control of the Company more difficult to effect, even if a change in control were in the stockholders' interest or might result in a premium over the market price for the shares held by the stockholders. The Company's Restated Certificate of Incorporation and Bylaws divide the Board of Directors into three classes of directors elected for staggered three-year terms. The Restated Certificate of Incorporation also provides that the Board of Directors may authorize the issuance of one or more series of preferred stock from time to time and may determine the rights, preferences, privileges, and restrictions and fix the number of shares of any such series of preferred stock, without any vote or action by the Company's stockholders. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The Restated Certificate of Incorporation also allows the Board of Directors to fix the number of directors in the Bylaws with no minimum or maximum number of directors required and to fill vacancies on the Board of Directors. The Company also is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. The Company's Restated Certificate of Incorporation exempts from the application of
Section 203 each of the persons receiving Common Stock in the Combination Transactions. See "Management" and "Description of Capital Stock -- Delaware General Corporation Law and Certain Charter Provisions." Certain of the Company's dealer agreements could also make it difficult for a third party to attempt to acquire a significant ownership position in the Company. See "Risk Factors -- Boat Manufacturers' Control Over Dealers" and
"Business -- Operations -- Suppliers and Inventory Management."

FORWARD-LOOKING INFORMATION

     With the exception of historical information, the matters discussed in this Prospectus may include forward-looking statements that involve risks and uncertainties. While forward-looking statements are sometimes presented with numerical specificity, they are based on various assumptions made by management regarding future circumstances over many of which the Company has little or no control. A number of important factors, including those identified in this heading as well as factors discussed elsewhere in this Prospectus, could cause the Company's actual results to differ materially from those in forward-looking statements or financial information. Actual results may differ from forward-looking results for a number of reasons, including the following: (i) changes in general economic conditions; (ii) changes in customer demand that affect sales and product mix; (iii) competitive factors (including changes in market penetration and the introduction of new models by existing and new competitors); (iv) changes in operating costs; (v) the success of the Company's operating and growth strategies (including its ability to integrate acquisitions into Company operations and the ability of acquired companies to achieve satisfactory operating results); (vi) changes in the business operations or financial condition of Brunswick or in the Company's relationship with Brunswick; and (vii) unanticipated litigation, claims, or assessments (including claims or problems related to product warranty and environmental issues). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.

                            FORMATION OF THE COMPANY

MARINEMAX

     MarineMax was incorporated in Delaware in January 1998. In March 1998, the Company acquired in the Combination Transactions the Merged Companies, each of which operates recreational boat dealerships, and the affiliated Property Companies that own real properties used in the operations of the Merged Companies. See "Certain Transactions -- The Mergers and Property Acquisitions." As a result, the Company became the largest recreational boat dealer in the United States. Upon the consummation of the Combination Transactions, the Company commenced the integration of the Merged Companies by centralizing certain administrative functions at the corporate level, such as accounting, finance (including floor plan financing), insurance coverage, employee benefits, marketing, strategic planning, legal support, purchasing and distribution, and management information systems. The Company believes that this integration also provides career advancement opportunities to incentivize and retain key employees, mitigates the impact of local or regional economic downturns or poor weather conditions by geographic diversity, creates marketing and sales synergies among its dealerships, enables each dealership to offer its customers enhanced product offerings and financing and insurance products, and improves financial, managerial, and other resources.

     The Company's executive offices are located at 18167 U.S. 19 North, Suite 499, Clearwater, Florida 33605, and its telephone number is (813) 531-1700.

THE MERGERS AND PROPERTY ACQUISITIONS

     In March 1998, MarineMax acquired in separate merger transactions all of the issued and outstanding capital stock of each of the Merged Companies in exchange for shares of Common Stock. Simultaneously with the Mergers, MarineMax acquired in separate contribution transactions all of the beneficial interests of each of the Property Companies in exchange for shares of Common Stock. In connection with the Combination Transactions, MarineMax issued an aggregate of 8,495,017 shares of Common Stock to the stockholders of the Merged Companies and the owners of the Property Companies. Immediately prior to the Mergers, each of the Merged Companies that was an S corporation incurred a distribution payable to its stockholders in an amount anticipated to approximate the related income tax obligations of such stockholders for the period from January 1, 1998 through the date of the Mergers. As a result of the consummation of the Mergers and Property Acquisitions, the aggregate long-term indebtedness of the Company includes $10.9 million of indebtedness of the Merged Companies and Property Companies that was outstanding at the time of the Combination Transactions. The Combination Transactions have been accounted for under the "pooling-of-interests" accounting method.

     The number of shares of Common Stock issued to the stockholders of each Merged Company and Property Company was determined based on negotiations between MarineMax and those companies. The factors considered by the parties in determining the number of shares of Common Stock issued included, among other factors, historical cash flows, operating results, and appraised values of properties. With the exception of the number of shares of Common Stock issued in connection with each Combination Transaction, the acquisition of each Merged Company and each Property Company was subject to substantially the same terms and conditions as those to which the acquisition of each other Merged Company and each other Property Company, respectively, was subject. See "Certain Transactions -- The Mergers and Property Acquisitions" for a description of the terms and conditions of the merger agreements between MarineMax and the Merged Companies (the "Merger Agreements") and of the contribution agreements between MarineMax and the Property Companies (the "Contribution Agreements").

     The following table sets forth information concerning the Common Stock issued in connection with the Combination Transactions and the approximate long-term indebtedness of the Merged Companies and Property Companies outstanding at the time of the Combination Transactions:

                                                              SHARES OF
                                                               COMMON           LONG-TERM
                                                                STOCK        OUTSTANDING DEBT
                                                              ---------   ----------------------
                                                                          (DOLLARS IN THOUSANDS)
MERGED COMPANIES:
Bassett.....................................................  2,482,642          $     0
DelHomme (includes DelHomme Realty, Inc.)...................  1,228,495                0
Gulfwind USA................................................  1,878,793            6,650
Gulfwind South..............................................    746,904               20
Harrison's..................................................    871,690              156
                                                              ---------          -------
          Total.............................................  7,208,524          $ 6,826
                                                              ---------          -------
PROPERTY COMPANIES:
Bassett Boat Company........................................     47,985          $     0
Bassett Realty, L.L.C.......................................    993,382                0
Gulfwind South Realty, L.L.C................................     17,784            2,100
Harrison's Realty, L.L.C....................................    104,811              900
Harrison's Realty California, L.L.C.........................    122,532            1,090
                                                              ---------          -------
          Total.............................................  1,286,494            4,090
                                                              ---------          -------
Total Consideration in Combination Transactions.............  8,495,018          $10,916
                                                              =========          =======

THE MERGED COMPANIES AND PROPERTY COMPANIES

Bassett Boat Company of Florida, Bassett Realty, L.L.C., and Bassett Boat Company ("Bassett")

     Founded in 1979, Bassett operates recreational boat dealerships at four retail locations in Miami, Palm Beach, Pompano Beach, and Stuart, Florida, and has approximately 95 employees. Bassett offers Sea Ray pleasure boats and Boston Whaler fishing boats. Bassett's revenue for the 12 months ended December 31, 1997 was approximately $60.5 million.

     In connection with the Bassett merger, the Company acquired the five properties used in Bassett's operations by acquiring all of the stock of Bassett Boat Company and all of the beneficial interest in Bassett Realty, L.L.C., affiliates of Bassett that own such properties. See "Business -- Properties" for a description of such properties. Richard R. Bassett, the president and owner of Bassett, also entered into a five-year covenant not to compete and a five-year employment agreement with the Company and became a director and Senior Vice President of the Company. See "Management -- Employment Agreements" and "Certain Transactions -- The Mergers and Property Acquisitions."

11502 Dumas, Inc. d/b/a Louis DelHomme Marine and DelHomme Realty, Inc. ("DelHomme")

     Founded in 1971, DelHomme operates recreational boat dealerships at seven retail locations in Fort Worth, Lewisville (Dallas), League City, Montgomery, and Houston, Texas, and has approximately 75 employees. DelHomme offers Sea Ray pleasure boats; Baja high-performance boats; Sea Hunt, Sea Pro, Century, and Challenger fishing boats; and Smokercraft pontoon boats. DelHomme's revenue for the 12 months ended December 31, 1997 was approximately $39.7 million.

     As part of the DelHomme merger, the Company acquired a floating facility used as a retail facility in DelHomme's League City operations. In addition, the Company leases three properties used in DelHomme's Houston operations (including two retail facilities and one warehouse facility) from affiliates of Mr. DelHomme. See "Business -- Properties" for a description of such properties. Louis R. DelHomme Jr., the president and principal owner of DelHomme, also entered into a five-year covenant not to compete and a five-year employment agreement with the Company and became a director and Senior Vice President of the Company. See "Management -- Employment Agreements," "Certain Transactions -- The Mergers and Property Acquisitions," and "Certain Transactions -- Leases of Real Properties from Affiliates."

Gulfwind USA, Inc. ("Gulfwind USA")

     Founded in 1973, Gulfwind USA operates recreational boat dealerships at three retail locations in Tampa and Clearwater, Florida, and has approximately 82 employees. Gulfwind USA offers Sea Ray pleasure boats and Boston Whaler fishing boats. Gulfwind USA's revenue for the 12 months ended December 31, 1997 was approximately $45.2 million.

     As part of the Gulfwind USA merger, the Company acquired two of the properties used in Gulfwind USA's operations that were owned by Gulfwind USA prior to the Merger. See "Business -- Properties" for a description of such properties. William H. McGill Jr., the president and principal owner of Gulfwind USA and President and Chief Executive Officer of the Company, also entered into a five-year covenant not to compete and a five-year employment agreement with the Company and became Chairman of the Board of Directors of the Company. See "Management -- Employment Agreements" and "Certain Transactions -- The Mergers and Property Acquisitions."

Gulfwind South, Inc. and Gulfwind South Realty, L.L.C. ("Gulfwind South")

     Founded in 1983, Gulfwind South operates recreational boat dealerships at two locations in Fort Myers and Naples, Florida and has approximately 43 employees. Gulfwind South offers Sea Ray pleasure boats. Gulfwind South's revenue for the 12 months ended December 31, 1997 was approximately $28.5 million.

     In connection with the Gulfwind South merger, the Company acquired one of the properties used in Gulfwind South's operations by acquiring all of the beneficial interest in Gulfwind South Realty, L.L.C., an affiliate of Gulfwind South that owns such property. See "Business -- Properties" for a description of such property. See "Certain Transactions -- The Mergers and Property Acquisitions."

Harrison's Boat Center, Inc. and Harrison's Marine Centers of Arizona, Inc., ("Harrison's") and Harrison's Realty, L.L.C. and Harrison's Realty California, L.L.C.

     Founded in 1978, Harrison's operates recreational boat dealerships at eight retail locations in Oakland, Oakley, Redding, Santa Rosa, and Sacramento, California, and Tempe, Arizona, and has approximately 158 employees. Harrison's offers Sea Ray pleasure boats, Malibu ski boats, Starcraft and Boston Whaler fishing boats, Starcraft pontoon boats, Baja high-performance boats, Bombardier Sea Doo and Yamaha personal watercraft, and Gregor and Generation 3 aluminum boats. Harrison's revenue for the 12 months ended December 31, 1997 was approximately $46.2 million.

     In connection with the Harrison's merger, the Company acquired three of the properties used in Harrison's operations by acquiring all of the beneficial interest in Harrison's Realty L.L.C. and Harrison's Realty California, L.L.C., affiliates of Harrison's that own such properties. See "Business -- Properties" for a description of such properties. Richard C. LaManna Jr., the president and principal owner of Harrison's, also entered into a five-year covenant not to compete and a five-year employment agreement with the Company and became a director and Senior Vice President of the Company. Each of the two other stockholders of Harrison's, Richard C. LaManna III, the secretary and treasurer of Harrison's, and Darrell C. LaManna, the vice president of Harrison's, entered into a five-year covenant not to compete and a five-year employment agreement with the Company. In addition, Richard C. LaManna III became Vice President and Secretary of the Company and Darrell C. LaManna became Vice President of the Company. See "Management -- Employment Agreements" and "Certain
Transactions -- The Mergers and Property Acquisitions."

PROPOSED ACQUISITION OF STOVALL MARINE, INC.

     The Company has entered into a letter of intent to acquire Stovall Marine, Inc. through a merger transaction. The consideration to be paid by the Company upon consummation of the Stovall Acquisition will consist of approximately 455,000 shares of Common Stock to be issued to the stockholders of Stovall.

     Founded in 1946, Stovall operates recreational boat dealerships at five retail locations in Kennesaw (Atlanta), Augusta, Forest Park (Atlanta), and Lake Lanier, Georgia, and Jacksonville, Florida, and has approximately 64 employees. Stovall offers Sea Ray pleasure boats, Boston Whaler and SeaPro fishing boats, and Challenger bass boats. Stovall's revenue for the 12 months ended December 31, 1997 was approximately $19.7 million. See the Pro Forma Consolidated Financial Statements and the notes thereto.

     In connection with the Stovall Acquisition, Graham P. Stovall, president of Stovall, will enter into a five-year covenant not to compete and a five-year employment agreement with the Company. Upon consummation of the Stovall Acquisition, the Company will lease the five properties used in Stovall's operations from affiliates of Stovall, at fair market rental values. See "Business -- Properties" for a description of such properties and "Certain Transactions -- Leases of Real Properties From Affiliates."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the      shares of Common
Stock offered hereby, after deducting estimated underwriting discounts and
expenses, are estimated to be approximately $     million ($     million if the
Underwriters' over-allotment option is exercised in full), assuming an initial
public offering price of $     per share. The Company expects to use $33.1
million to repay indebtedness of the Merged Companies and Property Companies existing at the effectiveness of the Mergers and Property Acquisitions, $15.0 million to satisfy its settlement obligation with Brunswick (due on December 31, 1998), and the remainder for working capital and general corporate purposes, including acquisitions and opening new retail facilities. See "Formation of the Company -- The Mergers and Property Acquisitions" and "Certain
Transactions -- The Mergers and Property Acquisitions."

     The Company intends to grow significantly through the acquisition of additional recreational boat dealers. As of the date of this Prospectus, the Company has no binding agreements to effect any acquisitions and is not engaged in any active negotiations to acquire any other dealers except Stovall. There can be no assurance that any acquisitions will be consummated on terms favorable to the Company, if at all. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing, investment grade securities. See "Business -- Strategy."

                                DIVIDEND POLICY

     The Company currently intends to retain its earnings to support the growth and development of its business and has no present intention of paying any dividends on its Common Stock in the foreseeable future. Any future declaration of dividends will be subject to the discretion of the Board of Directors of the Company and will depend on the Company's financial condition, operating results, capital requirements, contractual restrictions with respect to the payment of dividends, and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth the Company's capitalization at December 31, 1997 (i) on a historical basis; (ii) on a pro forma basis giving effect to the Stovall Acquisition and the Brunswick settlement obligation; and (iii) as adjusted to reflect the sale of the shares of Common Stock offered hereby at an
assumed initial offering price of $     per share and the application of the
estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the financial statements, including the notes thereto, included elsewhere in this Prospectus.

                                                                     DECEMBER 31, 1997
                                                         -----------------------------------------
                                                                                      PRO FORMA
                                                         ACTUAL     PRO FORMA(1)    AS ADJUSTED(2)
                                                         -------    ------------    --------------
Short-term debt (including current portion of long-term
  debt)................................................  $ 4,160      $ 19,229         $ 15,051
Long-term debt, excluding current portion..............    8,861         8,861            1,853
                                                         -------      --------         --------
Stockholders' equity:
  Preferred Stock, $.001 par value, 5,000,000 shares
     authorized; none outstanding......................       --            --               --
  Common Stock, $.001 par value, 40,000,000 shares
     authorized; 8,495,018 shares issued and
     outstanding before the Offering;      shares
     issued and outstanding after the Stovall
     Acquisition;      shares issued and outstanding
     pro forma as adjusted(3)..........................        8             9
  Additional paid-in capital...........................    1,009        16,417
  Retained earnings....................................   12,963       (12,892)         (12,892)
                                                         -------      --------         --------
  Total stockholders' equity...........................   13,980         3,534           63,808
                                                         -------      --------         --------
Total capitalization...................................  $27,001      $ 31,624         $ 80,713
                                                         =======      ========         ========

---------------
(1) Reflects pro forma adjustments giving effect to the Stovall Acquisition, the Brunswick settlement obligation, and certain other pro forma entries as described in the Pro Forma Consolidated Financial Statements and the notes thereto.

(2) Reflects pro forma adjustments giving effect to the Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." Short-term debt includes the Brunswick settlement until its maturity on December 31, 1998.

(3) Does not include (a)           shares of Common Stock intended to be
    reserved for issuance under the Company's 1998 Incentive Stock Plan, or (b)
              shares of Common Stock intended to be reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Management -- 1998 Incentive Stock Plan" and "Management -- Employee Stock Purchase Plan."

                                    DILUTION

     The pro forma deficit in net tangible book value of the Company at December
31, 1997 was $2.0 million, or $(     ) per share of Common Stock. "Pro forma net
tangible book value per share" is the pro forma tangible net worth (total tangible assets less total liabilities) of the Company divided by the number of shares of Common Stock outstanding without giving effect to the sale of shares of Common Stock sold in connection with the Offering. After giving effect to the sale of the shares of Common Stock offered by the Company in the Offering at an
assumed initial public offering price of $          per share (after deducting
underwriting discounts and estimated offering expenses) and the application of the proceeds therefrom as described under "Use of Proceeds", the combined net tangible book value of the Company at December 31, 1997 would have been $58.3
million or $          per share, representing an immediate increase in net
tangible book value of $          per share to existing stockholders and an
immediate dilution of $          per share to new investors purchasing shares in
the Offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............
  Pro forma net tangible book value per share as of December
     31, 1997...............................................
  Increase in pro forma net tangible book value per share
     attributable to shares sold to new investors...........
                                                              -------
Pro forma as adjusted net tangible book value per share
  after the Offering........................................
                                                              -------
Pro forma as adjusted dilution in net tangible book value
  per share to new investors................................
                                                              =======

     If the Underwriters' over-allotment option is exercised in full, the increase in pro forma net tangible book value per share attributable to the Offering, pro forma as adjusted net tangible book value per share after the Offering, and pro forma as adjusted dilution per share to new investors would be
$          , $          , $          , respectively.

     The following table sets forth at March 1, 1998, after giving effect to the sale of the Common Stock offered hereby, (i) the number of shares of Common Stock purchased by existing stockholders from the Company and the total consideration (including the fair value of the shares of Common Stock issued to the owners of the Merged Companies and Property Companies) and the average price per share paid to the Company for such shares; (ii) the number of shares of Common Stock purchased by new investors in the Offering from the Company and the total consideration and the price per share paid by them for such shares; and
(iii) the percentage of shares purchased from the Company by existing stockholders and the new investors purchasing shares of Common Stock in the Offering and the percentages of consideration paid to the Company for such shares by existing stockholders and new investors.

                                            SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                          --------------------    -------------------      PRICE
                                           NUMBER      PERCENT     AMOUNT     PERCENT    PER SHARE
                                          ---------    -------    --------    -------    ---------
Existing stockholders(1)(2).............  8,950,000
New investors...........................
                                                         ---                    ---
          Total.........................                 100%
                                                         ===

---------------
(1) See "Certain Transactions -- The Mergers and Property Acquisitions." Does
    not include (a)        shares of Common Stock to be reserved for issuance
    under the Company's 1998 Incentive Stock Plan, or (b)        shares of
    Common Stock to be reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Management -- 1998 Incentive Stock Plan" and "Management -- Employee Stock Purchase Plan."

(2) Includes shares of Common Stock expected to be issued and the total consideration expected to be received by the Company in connection with the Stovall Acquisition.

                            SELECTED FINANCIAL DATA
                     (In thousands, except per share data)

     The following table contains certain financial and operating data and is qualified by the more detailed Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus. The Balance Sheet Data as of December 31, 1995 and 1996 and September 30, 1997 and the Statements of Operations Data for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 were derived from the Consolidated Financial Statements and notes thereto that have been audited by Arthur Andersen LLP, independent certified public accountants, and are included elsewhere in this Prospectus. The Balance Sheet Data as of December 31, 1993 and 1994 and the Statements of Operations Data for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1996 and the three-month period ended December 31, 1996 and 1997 have been derived from the unaudited financial statements of the Company which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the selected financial data shown. The financial data shown for the three months ended December 31, 1997 are not necessarily indicative of the results to be expected for the entire fiscal year ending September 30, 1998. The financial data shown below should be read in conjunction with the Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                         NINE MONTHS ENDED
                                                                                           SEPTEMBER 30,
                                                                                -----------------------------------
                                                                                                            PRO
                                             YEAR ENDED DECEMBER 31,                                     FORMA(1)
                                    -----------------------------------------                           AS ADJUSTED
                                      1993       1994       1995       1996       1996        1997         1997
                                    --------   --------   --------   --------   --------   ----------   -----------
STATEMENT OF OPERATIONS DATA:
Revenue...........................  $111,543   $127,729   $152,889   $175,060   $136,325   $  169,675    $188,419
Cost of sales.....................    86,798     98,295    116,896    132,641    101,993      127,418     141,287
                                    --------   --------   --------   --------   --------   ----------    --------
Gross profit......................    24,745     29,434     35,993     42,419     34,332       42,257      47,132
Selling, general, and
  administrative expenses.........    19,298     22,665     28,137     34,174     21,829       25,426      24,736
                                    --------   --------   --------   --------   --------   ----------    --------
Income from operations............     5,447      6,769      7,856      8,245     12,503       16,831      22,396
Interest expense, net.............    (1,187)      (484)    (1,035)    (1,350)    (1,068)      (1,538)       (510)
                                    --------   --------   --------   --------   --------   ----------    --------
Income before tax provision.......     4,260      6,285      6,821      6,895     11,435       15,293      21,886
Income tax provision (benefit)....         1          1        (49)        21        527          410       8,429
                                    --------   --------   --------   --------   --------   ----------    --------
Net income........................  $  4,259   $  6,284   $  6,870   $  6,874   $ 10,908   $   14,883    $ 13,457
                                    ========   ========   ========   ========   ========   ==========    ========
Net income per common share,
  basic...........................                                                                       $
Weighted average number of common
  shares outstanding..............
OTHER DATA:
Number of stores(2)...............        15         17         20         19         19           20
Sales per store(3)................  $  8,004   $  8,353   $  8,706   $  9,438
Same-store sales growth(4)........       12%        12%        15%        16%                     22%

                                            THREE MONTHS ENDED
                                               DECEMBER 31,
                                    ----------------------------------
                                                               PRO
                                                            FORMA(1)
                                                           AS ADJUSTED
                                     1996        1997         1997
                                    -------   ----------   -----------
STATEMENT OF OPERATIONS DATA:
Revenue...........................  $38,735   $   44,341     $45,360
Cost of sales.....................   30,648       34,689      35,522
                                    -------   ----------     -------
Gross profit......................    8,087        9,652       9,838
Selling, general, and
  administrative expenses.........   12,345       10,165       9,490
                                    -------   ----------     -------
Income from operations............   (4,258)        (513)        348
Interest expense, net.............     (282)        (450)       (109)
                                    -------   ----------     -------
Income before tax provision.......   (4,540)        (963)        239
Income tax provision (benefit)....     (506)        (427)        135
                                    -------   ----------     -------
Net income........................  $(4,034)  $     (536)    $   104
                                    =======   ==========     =======
Net income per common share,
  basic...........................                           $
Weighted average number of common
  shares outstanding..............
OTHER DATA:
Number of stores(2)...............       19           21
Sales per store(3)................
Same-store sales growth(4)........                    6%

                                                                                                       DECEMBER 31, 1997
                                                  DECEMBER 31,                SEPTEMBER 30,   -----------------------------------
                                      -------------------------------------   -------------               PRO        PRO FORMA
                                       1993      1994      1995      1996         1997        ACTUAL    FORMA(5)   AS ADJUSTED(6)
                                      -------   -------   -------   -------   -------------   -------   --------   --------------
BALANCE SHEET DATA:
Working capital.....................  $10,120   $ 7,349   $ 7,381   $ 8,146      $20,661      $ 9,107   $(6,317)      $ 46,950
Total assets........................   43,786    49,474    58,191    74,037       83,722       83,886   100,072        127,214
Long-term debt (including current
  portion)..........................    2,852     2,324     2,172     2,118       10,068        9,917     9,917          1,904
Total stockholders' equity..........   17,248    15,425    16,445    17,475       25,577       13,980     3,534         63,809

---------------
(1) Pro forma information gives effect to (a) the probable Stovall Acquisition,
    (b) certain pro forma adjustments to the historical financial statements, and (c) the consummation of the Offering. See the Pro Forma Consolidated Financial Statements and notes thereto for a description of the pro forma adjustments.
(2) Includes only those stores open at period end.
(3) Includes only those stores open for the entire proceeding 12-month period.
(4) New stores are included in the comparable base at the beginning of the store's thirteenth month of operations.
(5) The pro forma balance sheet has been adjusted to give effect to (a) the probable Stovall Acquisition, and (b) certain pro forma adjustments to the historical financial statements, including the Brunswick settlement. See the Pro Forma Consolidated Financial Statements and notes thereto for a description of the pro forma adjustments.
(6) Adjusted to reflect the consummation of the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and the Pro Forma Consolidated Financial Statements and notes thereto for a further description of the application of the net proceeds.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company is the largest recreational boat dealer in the United States. Through 24 retail locations in four states, the Company sells new and used recreational boats and related marine products, including engines, boats, trailers, parts, and accessories. The Company also arranges related boat financing, insurance and extended warranty contracts, provides boat repair and maintenance services, and offers boat brokerage services.

     The Company was formed in January 1998 and merged with five recreational boat dealers (the "Merged Companies"), which had an average operating history of 21 years under the ownership existing at the time of the Mergers. Each of the companies historically operated with a calendar year end, but adopted the September 30 year end of MarineMax upon completion of the Mergers. The September 30 year end more closely conforms to the natural business cycle of the Company. The following discussion compares the three months ended December 31, 1997 to the three months ended December 31, 1996, the nine months ended September 30, 1997 to the nine months ended September 30, 1996, and calendar 1996 to calendar 1995, and should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes thereto, appearing elsewhere in this Prospectus.

     The Company derives its revenue from (i) selling new and used recreational boats and related marine products; (ii) arranging financing, insurance, and extended warranty products; (iii) providing boat repair and maintenance services; and (iv) offering boat brokerage services. Revenue from boat or related marine product sales, boat repair and maintenance services, and boat brokerage services is recognized at the time the product is delivered to the customer or the service is completed. Revenue earned by the Company for arranging financing, insurance, and extended warranty products is recognized when the related boat sale is recognized.

     Cost of sales generally includes the cost of the recreational boat or other marine product, plus any additional parts or consumables used in providing maintenance, repair, and rigging services.

     The Merged Companies operated historically as independent, privately owned entities, and their results of operations reflect varying tax structures, including both S and C corporations, which have influenced the historical level of employee-stockholder compensation. The selling, general, and administrative expenses of the Merged Companies include compensation to employee-stockholders totaling $1.6 million and $5.5 million for the three months ended December 31, 1997 and 1996, respectively, $4.1 million and $3.8 million for the nine months ended September 30, 1997 and 1996, respectively, and $9.2 million and $6.9 million for the years ended December 31, 1996 and 1995, respectively. As a result of the varying practices regarding compensation to employee-stockholders among the Merged Companies, the comparison of operating margins from period to period is not meaningful. Certain employee-stockholders have entered into employment agreements with the Company, reflecting reduced compensation when compared to historical levels. See "Management -- Employment Agreements." This compensation differential has been reflected in the Pro Forma Consolidated Statement of Operations.

RESULTS OF OPERATIONS

     The following table sets forth certain selected financial data as a percentage of revenue for the periods indicated:

                                TWELVE MONTHS ENDED                    NINE MONTHS ENDED
                                   DECEMBER 31,                          SEPTEMBER 30,
                        -----------------------------------   -----------------------------------
                              1995               1996               1996               1997
                        ----------------   ----------------   ----------------   ----------------
Revenue...............  $152,889   100.0%  $175,060   100.0%  $136,325   100.0%  $169,675   100.0%
Cost of sales.........   116,896    76.5%   132,641    75.8%   101,993    74.8%   127,418    75.1%
                        --------           --------           --------           --------
Gross profit..........    35,993    23.5%    42,419    24.2%    34,332    25.2%    42,257    24.9%
Selling, general, and
  administrative
  expenses............    28,137    18.4%    34,174    19.5%    21,829    16.0%    25,426    15.0%
                        --------           --------           --------           --------
Operating income......     7,856     5.1%     8,245     4.7%    12,503     9.2%    16,831     9.9%
Interest expense,
  net.................     1,035     0.7%     1,350     0.8%     1,068     0.8%     1,538     0.9%
                        --------           --------           --------           --------
Income before income
  taxes...............     6,821     4.4%     6,895     3.9%    11,435     8.4%    15,293     9.0%

                               THREE MONTHS ENDED
                                  DECEMBER 31,
                        ---------------------------------
                             1996              1997
                        ---------------   ---------------
Revenue...............  $38,735   100.0%  $44,341   100.0%
Cost of sales.........   30,648    79.1%   34,689    78.2%
                        -------           -------
Gross profit..........    8,087    20.9%    9,652    21.8%
Selling, general, and
  administrative
  expenses............   12,345    31.9%   10,165    22.9%
                        -------           -------
Operating income......   (4,258)  (11.0)%    (513)  (1.1)%
Interest expense,
  net.................      282     0.7%      450     1.0%
                        -------           -------
Income before income
  taxes...............   (4,540)  (11.7)%    (963)  (2.1)%

Three Months Ended December 31, 1997 Compared to Three Months Ended December 31, 1996

     Revenue. Revenue increased $5.6 million, or 14.5%, to $44.3 million for the three-month period ended December 31, 1997 from $38.7 million for the three-month period ended December 31, 1996. Of this increase, $2.2 million was attributable to 5.7% growth in comparable stores sales in 1997 and $3.4 million was attributable to stores not eligible for inclusion in the comparable store base.

     Gross Profit. Gross profit increased $1.6 million, or 19.4%, to $9.7 million for the three-month period ended December 31, 1997 from $8.1 million for the three-month period ended December 31, 1996. Gross profit margin as a percentage of revenue increased to 21.8% in 1997 from 20.9% in 1996. The increase in gross profit margin is attributable to sales of products that historically result in higher gross profits such as finance and insurance contracts and parts and services.

     Selling, General, and Administrative Expenses. Selling, general, and administrative expenses decreased by approximately $2.2 million, or 17.7%, to $10.2 million for the three-month period ended December 31, 1997 from $12.3 million for the three-month period ended December 31, 1996. Selling, general, and administrative expenses as a percentage of revenue decreased to 22.9% in 1997 from 31.9% in 1996. The December 31, 1996 quarter reflected larger stockholder-employee compensation levels due to year-end bonus and compensation activities. The current period reduction in selling, general, and administrative expenses as a percentage of revenue was primarily due to compensation to stockholder-employees decreasing by $3.9 million, or 10.0% of revenue, from the three-month period ended December 31, 1996.

     Interest Expense, Net. Interest expense, net increased approximately $168,000, or 59.6%, to $450,000 in 1997 from $282,000 in 1996. Interest expense, net as a percentage of revenue increased to 1.0% in 1997 from 0.7% in 1996. This increase resulted primarily from increased debt associated with the redemption of common stock and higher levels of outstanding borrowings related to the increased level of inventories required to support the increase in revenue.

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     Revenue. Revenue increased $33.4 million, or 24.5%, to $169.7 million for the nine-month period ended September 30, 1997 from $136.3 million for the nine-month period ended September 30, 1996. Of this increase, $31.0 million was attributable to 22.1% growth in comparable stores sales in 1997 and $2.4 million was attributable to stores not eligible for inclusion in the comparable store base. The increase in comparable store sales in 1997 resulted primarily from more effective utilization of the prospect tracking feature of the integrated computer system, a greater emphasis on used boat sales, the addition of the Boston Whaler product line at 12 locations, the introduction of the MarineMax Value-Price sales approach at seven retail locations, which management believes has resulted in increased closing rate on sales, and participation in additional boat shows.

     Gross Profit. Gross profit increased $8.0 million, or 23.1%, to $42.3 million for the nine-month period ended September 30, 1997 from $34.3 million for the nine-month period ended September 30, 1996. Gross profit margin as a percentage of revenue decreased to 24.9% in 1997 from 25.2% in 1996. The Company experienced a decrease in gross profits recognized on boat sales primarily due to management's decision to decrease prices in an effort to gain market share in certain of the Company's regions.

     Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased approximately $3.6 million, or 16.5%, to $25.4 million for the nine-month period ended September 30, 1997 from $21.8 million for the nine-month period ended September 30, 1996. Selling, general, and administrative expenses as a percentage of revenue decreased to 15.0% in 1997 from 16.0% in 1996. Compensation to stockholder-employees increased by approximately $300,000, which was approximately $700,000 less than the proportional increase in revenue.

     Interest Expense, Net. Interest expense, net increased approximately $470,000, or 44.0%, to $1.5 million in 1997 from $1.0 million in 1996. Interest expense, net as a percentage of revenue increased to 0.9% in 1997 from 0.8% in 1996. This increase resulted primarily from increased debt associated with the redemption of common stock and higher levels of outstanding borrowings related to the increased level of inventories required to support the increase in revenue.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenue. Revenue increased $22.2 million, or 14.5%, to $175.1 million in 1996 from $152.9 million in 1995. Of this increase, $23.7 million was attributable to 16.2% growth in comparable stores sales. This increase was partially offset by a decrease of $1.5 million as the result of one store closing in 1996. The increase in comparable store sales in 1996 was due primarily to increased use of the prospect tracking feature of the integrated computer system, a stronger emphasis on used boat sales and parts and service sales, the addition of product lines in selected locations (such as Baja, Challenger Bass Boats, Sea Hunt, and Sea Pro), and participation in additional boat shows.

     Gross Profit. Gross profit increased $6.4 million, or 17.9%, to $42.4 million in 1996 from $36.0 million in 1995. Gross profit as a percentage of revenue increased to 24.2% in 1996 from 23.5% in 1995. The gross profit margin increase was primarily due to more effective utilization of the integrated computer system, which allowed for more timely monitoring and emphasis on daily and monthly gross profit margins, and increased sales of products that historically result in higher gross profits such as finance and insurance contracts.

     Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased approximately $6.1 million, or 21.5%, to $34.2 million in 1996 from $28.1 million in 1995. Selling, general, and administrative expenses as a percentage of revenue increased to 19.5% in 1996 from 18.4% in 1995. The increase in selling, general, and administrative expenses as a percentage of revenue was primarily due to an additional $1.3 million of stockholder-employee compensation and $800,000 in additional advertising expense in excess of their proportion to the increase in revenue. The increase in advertising expense was primarily associated with the addition of new product lines as noted above.

     Interest Expense, Net. Interest expense, net increased approximately $315,000, or 30.4%, to $1.3 million in 1996 from $1.0 million in 1995. Interest expense, net as a percentage of revenue increased to 0.8% in 1996 from 0.7% in 1995. This increase was primarily the result of increased borrowings related to the increased level of inventories required to support the increase in revenue.

QUARTERLY DATA AND SEASONALITY

     The following table sets forth certain unaudited quarterly financial data for each of the Company's last eight quarters. The information has been derived from unaudited financial statements that, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of such quarterly financial information. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                      QUARTER ENDED
                        ---------------------------------------------------------------------------------------------------------
                        MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                          1996        1996         1996            1996         1997        1997         1997            1997
                        ---------   --------   -------------   ------------   ---------   --------   -------------   ------------
                                                                     (IN THOUSANDS)
Revenue...............   $40,353    $58,710       $37,262        $38,735       $49,043    $62,083       $58,549        $44,341
Cost of sales.........    30,712     44,611        26,670         30,648        37,883     46,402        43,132         34,689
                         -------    -------       -------        -------       -------    -------       -------        -------
Gross profit..........   $ 9,641    $14,099       $10,592        $ 8,087       $11,160    $15,681       $15,417        $ 9,652
                         =======    =======       =======        =======       =======    =======       =======        =======

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash needs are primarily for working capital to support operations, including new and used boat and related parts inventories, off-season liquidity, and growth through new store openings. These cash needs have historically been financed with cash from operations and borrowings under credit facilities. Historically, the Merged Companies utilized a combination of floor plan financing, working capital lines of credit, and loans from stockholders to finance inventory levels. These historic facilities had varying interest rates, terms, and payment requirements.

     For the three-month periods ended December 31, 1996 and 1997, the nine-month periods ended September 30, 1996 and 1997, and the calendar years ended December 31, 1995 and 1996, the Company generated cash flows from operating activities of approximately $2.9 million, $4.4 million, $4.1 million, $8.4 million, $5.2 million, and $7.1 million, respectively. In addition to net income, cash provided by operating activities was due primarily to inventory management, including floor plan management. Stockholder-employee compensation levels significantly impact net income and, therefore, cash flows from operations, which causes variation in operating cash flows between periods.

     For the three-month periods ended December 31, 1996 and 1997, the cash flows used by investing activities approximated $381,000 in 1996 and $167,000 in 1997. For the nine-month periods ended September 30, 1996 and 1997, the cash flows used by investing activities approximated $900,000 and $1.0 million, respectively. For the calendar years ended December 31, 1995 and 1996, cash flows used by investing activities were $1.1 million and $1.3 million, respectively. Cash used in investing activities was primarily attributable to purchases of property and equipment associated with opening new or improving existing stores.

     For the three-month periods ended December 31, 1996 and 1997, the cash flows used by financing activities were $6.0 million and $14.4 million, respectively. For the nine-month periods ended September 30, 1996 and 1997, the cash flows provided by financing activities approximated $100,000 and $1.0 million, respectively. For the calendar years ended December 31, 1995 and 1996, cash flows used by financing activities were $3.5 million and $5.4 million, respectively. Cash flows used by financing activities during the calendar years and three-month periods ended December 31 reflect distributions made to stockholder-employees for tax and other purposes, which have historically been made in the quarter ended December 31.

     At December 31, 1997, the Company's long-term indebtedness totaled approximately $9.9 million, of which approximately $5.9 million is due to a former stockholder of one of the Merged Companies relating to the reacquisition of that shareholder's interest, while the remaining long-term indebtedness is primarily associated with the Company's real estate holdings. Upon completion of the Offering, the Company intends to repay approximately $8.0 million of long-term indebtedness.

     Subsequent to the Combination Transactions, the Company obtained a commitment letter from a financial institution providing for a $105.0 million working capital line of credit carrying an interest rate of LIBOR plus 1.25% and a three-year term. At December 31, 1997, the Company had $41.4 million of floor plan financing outstanding under its existing agreements with lenders. Upon completion of the Offering, the Company intends to repay $19.2 million of the existing floor plan indebtedness and to refinance the remaining outstanding balance with the newly obtained working capital line of credit.

     The Company believes that its existing capital resources, including the net proceedings from the Offering, will be sufficient to finance the Company's operations for at least the next 12 months.

                                    BUSINESS

GENERAL

     MarineMax is the largest recreational boat dealer in the United States. Through 24 retail locations in Florida, Texas, California, and Arizona, the Company sells new and used recreational boats, including pleasure boats (such as sport boats, sport cruisers, sport yachts, and yachts), fishing boats, bass boats, pontoon boats, and high-performance boats with a focus on the premium brands in each segment. The Company also sells related marine products, including engines, trailers, parts, and accessories. In addition, the Company arranges related boat financing, insurance, and extended service contracts, provides repair and maintenance services, and offers boat brokerage services. The Company is the nation's largest retailer of Sea Ray, Boston Whaler, and other boats manufactured by Brunswick Corporation ("Brunswick"), which is the world's largest manufacturer of recreational boats. Sales of new Brunswick boats accounted for 84% of the Company's new boat sales in 1997, which the Company believes represented approximately 20% of all new Sea Ray boat sales and approximately 5% of all Brunswick marine product sales during that period. For the 12 months ended December 31, 1997, the Company had pro forma revenue of $233,779,000, pro forma operating income of $22,744,000, and pro forma net income of $13,561,000 (assuming the Stovall Acquisition and other adjustments had occurred as of January 1, 1997). The Company's same-store sales increased by approximately 19% in calendar 1997, following 16% and 15% increases in calendar 1996 and 1995, respectively.

     The combination of the Merged Companies permits the Company to capitalize on the experience and success of each of the Merged Companies in order to establish a new national standard of customer service and responsiveness in the highly fragmented retail boating industry. The Merged Companies were organized between 1971 and 1983, and each is the exclusive dealer of Sea Ray boats in its geographic market and ranks in the top 15 Sea Ray dealers in the United States. While the average new boat retailer generates less than $3 million in annual sales, the Merged Companies' retail locations averaged $10 million in annual sales in 1997. Given the Company's emphasis on premium brand boats, the Company's average selling price for a new boat in 1997 was approximately $39,000 compared to the industry average selling price in 1997 of approximately $14,000. The senior executives of the Merged Companies have an average of 21 years of experience in the recreational boat industry and have maintained long-term business and personal relationships with each other. The Company is adopting the best practices of the Merged Companies as appropriate to enhance its ability to attract more customers, foster an overall enjoyable boating experience, and offer boat manufacturers stable and professional retail distribution. The Company believes that its prime retail locations, extensive facilities, full range of services, MarineMax Value-Price sales approach, and emphasis on customer service and satisfaction before and after a boat sale are competitive advantages and enable it to be more responsive to the needs of existing and prospective customers.

     The Company plans to expand its operations through internal growth and acquisitions. See "Risk Factors -- Risks Associated With Acquisition Strategy" and "Business -- Strategy."

U.S. RECREATIONAL BOATING INDUSTRY

     In 1996, total U.S. recreational boating sales generated $17.8 billion in revenue, including retail sales of new and used recreational boats; marine products, such as engines, trailers, parts, and accessories; and related boating expenditures, such as fuel, insurance, docking, storage, and repairs. Retail sales of new boats, engines, and trailers accounted for approximately $9.2 billion of such sales in 1996. Retail recreational boating sales were $17.9 billion in the late 1980s, but declined to a low of $10.3 billion in 1992, which the National Marine Manufacturers Association (the "NMMA") and other industry sources attributed to a recession and the imposition throughout 1991 and 1992 of a luxury tax on boats sold at prices in excess of $100,000. The luxury tax was repealed in 1993. Since 1993, retail recreational boating sales have increased each year.

     Sales in the recreational boat industry are impacted significantly by other recreational opportunities; economic factors, including general economic conditions, consumer income levels, tax law changes, and fuel prices; and demographics. The share of recreational dollars that U.S. consumers spend on boating declined from 3.1% in 1988, the boating industry's peak year, to 2.0% in 1996. Industry sources have attributed the decline in boating to poor customer service throughout the industry, lack of boater education, and the perception that boating is time consuming, costly, and difficult. Industry associations such as the NMMA are developing dealership servicing standards and consumer boating education programs to improve the overall boating experience and implementing an advertising program to educate consumers on the pleasures and ease of boating.

     Most boat purchasers are in the 35 to 54 age group. Although these individuals account for 36% of the U.S. population over age 16, they account for over 50% of discretionary income and represent the fastest growing segment of the U.S. population, growing at a 2.5% annual rate.

     The recreational boat retail market remains highly fragmented with little consolidation having occurred to date. The boat retailing industry includes more than 4,000 boat retailers, most of which are small companies owned by individuals that operate in a single market, have annual sales of less than $3 million, and provide varying degrees of merchandising, professional management, and customer service. Many such retailers are encountering increased pressure from boat manufacturers to improve their levels of service and systems, increased competition from larger national retailers in certain product lines, and, in certain cases, business succession issues.

STRATEGY

     The Company's goal is to enhance its position as the leading operator of recreational boat dealerships. Key elements of the Company's operating and growth strategies include the following:

Operating Strategies

     Implementing Best Practices. The Company is implementing the "best practices" of each of the Merged Companies as appropriate throughout its dealerships. In particular, the Company is phasing in throughout its dealerships the MarineMax Value-Price sales approach, recently implemented at certain of its dealerships. Under the MarineMax ValuePrice approach, the Company sells its boats at posted prices, generally representing a discount from the manufacturer's suggested retail price, without further price negotiation, thereby eliminating the anxieties of price negotiations that occur in most boat purchases. The Company also generally includes two years of free boat maintenance, as recommended in the manufacturer's maintenance guidelines, to eliminate boat maintenance concerns from the customer's boating experience. In addition, the Company will adopt, where beneficial, the best practices of each Merged Company in terms of location design and layout, product purchases, maintenance and repair services (including extended service hours and mobile or dockside services), product mix, employee training, and customer education and services.

     Achieving Operating Efficiencies and Synergies. The Company plans to increase the operating efficiencies of and achieve certain synergies among its dealerships in order to enhance internal growth and profitability. The Company is centralizing certain administrative functions at the corporate level, such as accounting, finance, insurance coverage, employee benefits, marketing, strategic planning, legal support, purchasing and distribution, and management information systems. Centralization of these functions should reduce duplicative expenses and permit the dealerships to benefit from a level of scale and expertise that would otherwise be unavailable to each dealership individually. The Company also expects to realize cost savings from reduced inventory carrying costs as a result of purchasing boat inventories on a national level and directing boats to dealership locations that can more readily sell such boats; lower financing costs through new floor plan credit facilities; and volume purchase discounts and rebates for certain marine products, supplies, and advertising. The ability of each of the Company's retail locations to offer complementary services of the Company's other retail locations, such as offering customer excursion opportunities, providing maintenance and repair services at the customer's boat location, and giving access to a larger inventory, increases the competitiveness of each retail location.

     Emphasizing Customer Satisfaction and Loyalty. The Company seeks to achieve a high level of customer satisfaction and establish long-term customer loyalty by creating an overall enjoyable boating experience beginning with the negotiation-free purchase process. The Company further enhances and simplifies the purchase process by offering financing and insurance at its retail locations with competitive terms and streamlined turnaround. The Company provides the customer with a thorough in-water orientation of boat operation as well as ongoing boat safety, maintenance, and use seminars and demonstrations for the customer's entire family. The Company also continues its customer service after the sale by leading and sponsoring Getaways! group boating trips to various destinations, rendezvous gatherings, and on-the-water organized events to provide its customers with pre-arranged opportunities to enjoy the pleasures of the boating lifestyle. The Company also endeavors to provide superior maintenance and repair services, often at the customer's wet slip and with extended service department hours, that minimize the hassles of boat maintenance.

     Operating with Decentralized Management. The Company has adopted a decentralized approach to the operational management of its dealerships. The decentralized management approach takes advantage of the extensive experience of local managers, enabling them to implement policies and make decisions, including the appropriate product mix, based on the needs of the local market. Local management authority also fosters responsive customer service and promotes long-term community and customer relationships. In addition, the centralization of certain administrative functions at the corporate level enhances the ability of local managers to focus their efforts on day-to-day dealership operations.

     Utilizing Technology Throughout Operations. The Company believes that its management information system, which currently is being utilized by each Merged Company and was developed over the past six years through cooperative efforts with a common vendor, enhances the Company's ability to integrate successfully the operations of the Merged Companies and future acquired dealers. The system facilitates the interchange of information and enhances cross-selling opportunities throughout the Company. The system integrates each level of operations on a Company-wide basis, including purchasing, inventory, receivables, financial reporting and budgeting, and sales management. The system enables management to monitor each dealership's operations on a daily basis in order to identify quickly areas requiring additional focus. The system also provides sales representatives with prospect and customer information that aids them in tracking the status of their contacts with prospects, automatically generates follow-up correspondence to such prospects, posts Company-wide the availability of a particular boat, locates boats needed to satisfy a particular customer request, and monitors the maintenance and service needs of customers' boats. Company representatives also utilize the computer system to assist in arranging customer financing and insurance packages.

Growth Strategies

     Pursuing Strategic Acquisitions. The Company intends to capitalize upon the significant consolidation opportunities available in the highly fragmented recreational boat dealer industry by acquiring additional dealers and improving their performance and profitability through the implementation of the Company's operating strategies. The primary acquisition focus will be on well-established, high-end recreational boat dealers in geographic markets not currently served by the Merged Companies, particularly geographic markets with strong boating demographics, such as the coastal states and the Great Lakes region. The Company also may seek to acquire boat dealers that, while located in attractive geographic markets, have not been able to realize favorable market share or profitability and that can benefit substantially from the Company's systems and operating strategies. The Company may expand its range of product lines and its market penetration by acquiring dealers that distribute recreational boat product lines different from those currently offered by the Company. As a result of the considerable industry experience and relationships of the Company's management team, the Company believes it is well positioned to identify and evaluate acquisition candidates and assess their growth prospects, the quality of their management teams, their local reputation with customers, and the suitability of their locations. The Company believes it will be regarded as an attractive acquiror by boat dealers because of (i) the Company's historical performance and the experience and reputation of its management team within the industry; (ii) the Company's decentralized operating strategy, which enables the managers of an acquired dealer to continue their involvement in dealership operations; (iii) the ability of management and employees of an acquired dealer to participate in the Company's growth and expansion through potential stock ownership and career advancement opportunities; and (iv) the ability to offer liquidity to the owners of acquired dealers through the receipt of Common Stock or cash.

     Opening New Facilities. The Company intends to establish additional retail facilities in its existing and new territories. The Company believes that the demographics of its existing geographic territories support the opening of additional facilities and has opened two new retail locations since the Combination Transactions occurred in March 1998. The Company also plans to reach new customers by expanding various innovative retail formats developed by the Merged Companies, such as mall stores and floating retail facilities. The mall store concept is unique to the boating industry and is designed to draw mall traffic and provide exposure to boating and to the Company's boats to the non-boating public and its new product offerings to boating enthusiasts. Floating retail facilities place the sales facility, with a customer reception area and sales offices, on or anchored to a dock in a marina and use adjacent boat slips to display its new and used boats in areas of high boating activity. The Company currently operates one mall store and four floating retail facilities, and plans to open a new mall store in 1998.

     Offering Additional Product Lines and Services. The Company plans to offer throughout its existing and acquired dealerships product lines that have been offered only at certain of its locations. For example, one of the Merged Companies historically has offered bass boats at its retail locations that the Company intends to offer at other appropriate retail locations throughout the Company. The Company also may obtain additional product lines through the acquisition of distribution rights directly from manufacturers and the acquisition of dealerships with distribution rights. In addition, the Company plans to increase its used boat sales and boat brokerage services through an increased emphasis on these activities, cooperative efforts among its dealerships, and advertising on the Company's Internet home page. The Company also plans to offer enhanced financing and insurance packages designed to better serve customers and thereby increase sales and improve profitability.

PRODUCTS AND SERVICES

     The Company offers new and used recreational boats and related marine products, including engines, trailers, parts, and accessories. While the Company sells a broad range of new and used boats, its dealerships tend to focus on premium brand products. In addition, the Company arranges related boat financing, insurance, and extended service contracts; provides boat maintenance and repair services; and offers boat brokerage services.

New Boat Sales

     The Company sells recreational boats, including pleasure boats (such as sport boats, sport cruisers, sport yachts, and yachts), fishing boats, bass boats, pontoon boats, and high-performance boats. The principal products offered by the Company are manufactured by Brunswick, the leading worldwide manufacturer of recreational boats, including Sea Ray pleasure boats, Baja Marine high-performance boats, Boston Whaler offshore fishing boats, and Sea Rayder and Rage jet boats. In calendar 1997, approximately 84% of new boats sold by the Company were manufactured by Brunswick. The Company believes that it accounted for approximately 20% of Sea Ray's U.S. marine product sales, and 5% of all of Brunswick's marine product sales in calendar 1997. Certain of the Company's dealerships also sell bass boats manufactured by Challenger, fishing boats and pontoon boats manufactured by Starcraft Marine, pontoon boats manufactured by Smokercraft, ski boats manufactured by Malibu Boats, and personal watercraft manufactured by Bombardier (Sea Doo) and Yamaha.

     The Company offers recreational boats in most market segments, but has a particular focus on larger boats as reflected by the Company's average new boat sales price in 1997 of approximately $39,000 compared to an industry average of approximately $14,000. Given the Company's locations in some of the more affluent, offshore boating areas in the U.S. and emphasis on high levels of customer service, the Company sells a relatively higher percentage of large recreational boats such as yachts and sport cruisers. The Company believes that the product lines offered by it are among the highest quality within their respective market segments, with well-established trade-name recognition and reputations for quality, performance, and styling.

     The following table illustrates the range of the Company's new boat product lines.

                PRODUCT LINE                   NUMBER            OVERALL        MANUFACTURER SUGGESTED
               AND TRADE NAME                 OF MODELS          LENGTH           RETAIL PRICE RANGE
               --------------                 ---------        -----------    --------------------------
PLEASURE BOATS
  Sea Ray Yachts............................      6             50' to 63'    $809,000   to   $2,138,000
  Sea Ray Sport Yachts......................     10         37' to 48 1/2'     289,000   to      810,000
  Sea Ray Sport Cruisers....................      9      24 1/2 to 33 1/2'      71,000   to      219,000
  Sea Ray Sport Boats.......................     17         18' to 25 1/2'      18,000   to       59,000
FISHING BOATS
  Boston Whaler.............................     11             17' to 25'       6,000   to       93,000
  Sea Pro...................................     19         17' to 26 1/2'      10,000   to       30,000
  Starcraft Marine..........................      8             14' to 21'       5,000   to       22,000
  Sea Hunt..................................      3             17' to 21'      12,000   to       15,000
BASS BOATS
  Challenger................................     14             17' to 20'       9,000   to       21,000
HIGH-PERFORMANCE BOATS
  Baja Marine...............................     23         18' to 42 1/2'      22,000   to      229,000
JET BOATS
  Sea Rayder................................      1                15 1/2'              16,000
  Boston Whaler Rage........................      1                    15'      16,000   to       18,000
SKI BOATS
  Malibu Boats..............................      7             20' to 21'      19,000   to       55,000
PONTOON BOATS
  Starcraft Marine..........................      8             18' to 26'      13,000   to       20,000
  Smokercraft...............................      4             18' to 24'       8,000   to       14,000
PERSONAL WATERCRAFT
  Bombardier Sea Doo........................     13          8 1/2' to 10'       4,000   to        8,000
  Yamaha....................................      7          8 1/2' to 10'       4,000   to        8,000

     Pleasure Boats. Sea Ray pleasure boats target both the luxury and the family recreational boating markets. Sea Ray sport yachts and yachts serve the luxury segment of the recreational boating market and include top-of-the-line living accommodations with a salon, a fully equipped galley, and up to three staterooms. The sport yachts and yachts come in a variety of configurations, including aft cabin, bridge cockpit, and express cruiser models, to suit each customer's particular recreational boating style. Sea Ray sport boat and sport cruiser models are designed for performance and dependability to meet family recreational needs and include many of the features and accommodations of Sea Ray's sport yacht and yacht models. All Sea Ray pleasure boats feature custom instrumentation that may include an electronics package; Mercury and MerCruiser engines; various hull, deck, and cockpit designs that can include a swim platform, bow pulpit, and raised bridge; and various amenities, such as swivel bucket helm seats, lounge seats, sun pads, wet bars, built-in ice chests, insulated in-floor fish boxes, fight chairs, rod holders, and bait prep and refreshment centers.

     Fishing Boats. The fishing boats offered by the Company include a 10-horsepower fishing skiff model; aluminum and fiberglass models designed for fishing and water sports in lakes and bays; and a 27-foot, 300-horsepower fiberglass offshore fishing boat with cabins with limited live-aboard capability. The fishing boats typically feature livewells, in-deck fishboxes, splash-well gates with rodholders, rigging stations, cockpit coaming pads, and fresh and saltwater washdowns.

     High-Performance Boats. The high-performance boats that the Company sells are manufactured by Baja Marine. Powered by MerCruiser sterndrive engines, Baja high-performance boats are designed to deliver superior handling and durability at high speeds. The larger offshore models have cabins featuring a V-berth and a fully equipped galley.

     Ski Boats. The Company sells Malibu ski boats designed to achieve a smooth ride and the flattest wakes possible for increased skier performance and safety. Most of Malibu's ski boat models are powered by a 310-horsepower engine. Malibu's ski boats have been named Ski Boat of the Year each of the last seven years by Powerboat Magazine and Hot Boat Magazine.

     Pontoon Boats. The Company offers multi-purpose pontoon boats manufactured by Starcraft Marine and Smokercraft. Pontoon boats are used primarily for day use for both fishing and cruising.

     Personal Watercraft. The Company sells one- to three-passenger personal watercraft manufactured by Bombardier (Sea Doo) and Yamaha. Personal watercraft are powered by 85 to 130 horsepower engines and are designed for water sport.

Used Boat Sales

     The Company offers used versions of the new makes and models it offers and, to a lesser extent, used boats of other makes and models generally taken as trade-ins. Approximately 75% of the used boats sold by the Company in calendar 1997 were Brunswick models.

     The Company's used boat sales depend on its ability to source a supply of high-quality used boats at attractive prices. The Company acquires substantially all of its used boats through customer trade-ins. The Company intends to increase its used boat business as a result of the increased availability of quality used boats generated from its acquisition of used boats in its expanding sales efforts, the increasing number of used boats that are well-maintained through its boat maintenance plans, and its ability to market used boats throughout its combined dealership network to match used boat demand. The Company recently introduced at its retail locations the Sea Ray Legacy(TM) two-year warranty plan available for used Sea Ray boats less than six years old. The Legacy plan guarantees that each qualifying used Sea Ray boat has passed a 48-point inspection and provides protection against failure of most mechanical parts. The Company believes that the Sea Ray Legacy warranty plan, which is only available for used Sea Ray boats purchased from a Sea Ray dealer, will enhance its sales of used Sea Ray boats by motivating purchasers of used Sea Ray boats to purchase only from a Sea Ray dealer and motivating sellers of Sea Ray boats to sell through a Sea Ray dealer.

Marine Engines and Related Marine Equipment

     The Company offers marine engines and propellers, all of which are manufactured by Mercury Marine, a division of Brunswick. The Company sells marine engines and propellers primarily to retail customers as replacements for their existing engines or propellers. The engines range in price from $560 to $33,900, and propellers range in price from $35 to $4,300. In 1997, Mercury Marine introduced various new engine models that reduce engine emissions to comply with Environmental Protection Agency requirements through the year 2006, including its OPTIMAX(R) 200-horsepower outboard engine, featuring a new direct fuel injection technology that also increases fuel efficiency. See
"Business -- Environmental and Other Regulatory Issues." Mercury Marine is the world's leading manufacturer of both fresh and saltwater marine propulsion products. Each of the Merged Companies has been recognized by Mercury Marine as a "Platinum Dealer," which is generally awarded to the top 5% of Mercury Marine dealers, for an average of 10 consecutive years.

     The Company also sells related marine parts and accessories, including oils, lubricants, steering and control systems, corrosion control products, engine care and service products, primarily Mercury Marine's Quicksilver line; Kiekhaefer high-performance accessories (such as propellers), instruments, and a complete line of boating accessories, including life jackets, inflatables, and wakeboards. The Company also offers novelty items, such as shirts, caps, and floormats bearing the Sea Ray or dealer logo.

Maintenance and Repair Services

     Providing customers with professional, prompt maintenance and repair services is critical to the Company's sales efforts and contributes to the direct profitability of the Company. The Company provides maintenance and repair services at most of its retail locations, with extended service hours at certain of its locations. In addition, in many of its markets, the Company provides mobile maintenance and repair services at the location of the customer's boat. The Company believes that this service commitment is a competitive advantage in the markets in which the Company competes and is critical to its efforts to provide a trouble-free boating experience. The Company also believes that its maintenance and repair services contribute to strong customer relationships and that its emphasis on preventative maintenance and quality service increases the potential supply of well-maintained boats for its used boat sales.

     The Company generally offers a two-year maintenance plan that provides protection for its customers' boats. Certain of the Company's dealerships include the maintenance plan as part of the MarineMax Value-Price of the boat. Company technicians provide maintenance on a regularly scheduled basis at either the Company's retail locations or dockside. The Company notifies its customers when their boats are due for periodic service, thereby encouraging preventative maintenance.

     The Company performs both warranty and non-warranty repair services, with the cost of warranty work reimbursed by the manufacturer in accordance with the manufacturer's warranty reimbursement program. For warranty work, Brunswick reimburses a percentage of the dealer's posted service labor rates, with the percentage varying depending on the dealer's customer satisfaction index rating and attendance at service training courses. Certain other manufacturers reimburse warranty work at a fixed amount per repair. Because boat manufacturers permit warranty work to be performed only at authorized dealerships, the Company receives substantially all of the warranted maintenance and repair work required for the new boats it sells. The Company's extended warranty contracts also result in an ongoing demand for the Company's maintenance and repair services for the duration of the term of the extended warranty contract.

     The Company's maintenance and repair services are performed by manufacturer-trained and certified service technicians. In charging for its mechanics' labor, many of the Company's dealerships use a variable rate structure designed to reflect the difficulty and sophistication of different types of repairs. The percentage markups on parts are similarly based on market conditions for different parts.

F&I Products

     At each of its retail locations, the Company offers its customers the ability to finance new or used boat purchases and to purchase extended service contracts and insurance coverage, including credit-life, accident/ disability coverage, and boat property and casualty coverage (collectively "F&I products"). The Company believes that its customers' ability to obtain competitive financing quickly and easily at the Company's dealerships is critical to its ability to sell new and used boats. The Company also believes its ability to provide customer-tailored financing on a "same day" basis gives it an advantage over many of its competitors, particularly smaller competitors that lack the resources to arrange boat financing at their dealerships or that do not generate sufficient volume to attract the diversity of financing sources that are available to the Company. The Company receives a fee from the lender for arranging customer financing, typically subject to a charge-back against a portion of the fee if the customer repays the loan or defaults within designated periods.

     The Company also offers certain types of credit-life, accident and disability, and property and casualty insurance to its customers. The Company receives a referral fee on each policy sold to its customers. Credit-life insurance policies provide for repayment of the boat loan if the purchaser dies while the loan is outstanding. Accident and disability insurance policies provide for payment of the monthly loan obligations during any period in which the purchaser is disabled. Property and casualty insurance covers loss or damage to the boat. The Company has recently entered into arrangements with various insurance companies to offer enhanced insurance policies covering the Company's customers. One of the Company's strategies is to generate increased referral fees by offering more competitive insurance products.

     The Company also offers extended service contracts under which, for a predetermined price, the Company provides all designated services recommended in the manufacturer's maintenance guidelines during the contract term at no additional charge above a deductible. While the Company sells all new boats with the boat manufacturer's standard warranty of generally five years, extended service contracts provide additional coverage beyond the time frame or scope of the manufacturer's warranty. Purchasers of used boats generally are able to purchase an extended service contract, even if the selected boat is no longer covered by the manufacturer's warranty. Generally, the Company receives a fee for arranging an extended service contract.

The Company manages the service obligations that it sells and provides the parts and service (or pays the cost of others that may provide such parts and services) for claims made under the contracts. Most required services under the contracts are provided by the Company. Claims and cancellations have been insignificant during the past five years.

Boat Brokerage Services

     Through employees who are licensed boat brokers, the Company offers boat brokerage services at most of its retail locations. For a commission of typically between 10% and 14%, the Company offers for sale brokered boats, listing them on the "BUC" system, advising its other retail locations of their availability through the Company's integrated computer system, and advertising them on the Company's Internet home page. The BUC system, which is similar to a real estate multiple listing service, is a national boat listing service of approximately 600 brokers maintained by BUC International. Often sales are co-brokered, with the commission split between the buying and selling brokers. The Company believes that its access to potential used boat customers and methods of listing and advertising customers' brokered boats is more extensive than is typical among boat brokers. In addition to generating revenue from brokerage commissions, the Company's boat brokerage services also enable the Company to offer a broad array of used boats without increasing related inventory costs.

     The Company's brokerage customers receive the same high level of customer service as its new and used boat customers. The Company's waterfront retail locations enable in-water demonstrations of an on-site brokered boat. The Company's maintenance and service, including mobile service, also is available to the Company's brokerage customers. The purchaser of a Sea Ray boat brokered through the Company also can take advantage of the Company's Getaways! weekend and day trips and other rendezvous gatherings and in-water events, as well as boat operation and safety seminars. The Company believes that the array of services it offers are unique in the boat brokerage business.

RETAIL LOCATIONS

     The Company sells its recreational boats and other marine products and offers its related boat services through 24 retail locations in Florida, Texas, California, and Arizona. Each retail location generally includes an indoor showroom (including some of the industry's largest indoor boat showrooms) and outside area for displaying boat inventories, a business office to assist customers in arranging financing and insurance, and repair and maintenance facilities. Most of the Company's retail locations are waterfront properties on some of the nation's most popular boating locations, including the Intracoastal Waterway, Naples Bay (next to the Gulf of Mexico), Tampa Bay, and the Caloosahatchee River in Florida; Clear Lake, Lake Conroe, and Lake Lewisville in Texas; and the Delta Basin in northern California. The Company's waterfront retail locations, most of which include marina facilities and docks at which the Company displays its boats, are easily accessible to the boating populace, serve as in-water showrooms, and enable the sales force to give the customer immediate in-water demonstrations of various boat models.

     The Company plans to reach new customers by expanding in new locations the various innovative retail formats developed by the Merged Companies, such as mall stores and floating retail facilities. Located in a shopping mall and utilizing a wooden dock set in a seaside scene to "anchor" seven to 10 of the new boat lines offered by the Company, the mall store concept is unique to the boating industry and is designed to draw mall traffic, thereby providing exposure to boating and to the Company's boats to the non-boating public as well as displaying its new product offerings to boating enthusiasts. Floating retail facilities place the sales facility, with a customer reception area and sales offices, on or anchored to a dock in a marina and use adjacent boat slips to display its new and used boats in areas of high boating activity. The Company currently has one mall store, which opened in November 1997, and four floating retail facilities. The Company plans to open an additional mall store in 1998. See "Business -- Properties."

OPERATIONS

Dealership Operations and Management

     The Company has adopted a decentralized approach to the operational management of its dealerships. While certain administrative functions are centralized at the corporate level, local management is primarily responsible for the day-to-day operations of the retail locations. Each retail location is managed by a store manager, who oversees the day-to-day operations, personnel, and financial performance of the individual store, subject to the direction of a district manager, who generally has responsibility for the retail locations within a specified geographic region. Typically, each retail location also has a staff consisting of a sales manager, an F&I manager, a parts and service manager, sales representatives, maintenance and repair technicians, and various support personnel.

     The Company attempts to attract and retain quality employees at its retail locations by providing them with ongoing training to enhance sales professionalism and product knowledge, career advancement opportunities within a larger company, and favorable benefit packages. Sales representatives receive compensation primarily on a commission basis. Store managers are salaried employees with incentive bonuses based on the performance of the dealership they manage. Maintenance and repair service managers receive compensation primarily on a salary basis with commission incentives. The Company's computer system provides each store manager and sales representative with daily sales information, enabling them to monitor their performance on a daily, weekly, and monthly basis. The Company has a uniform, fully integrated computer system serving each of its dealerships.

Sales and Marketing

     The Company's sales philosophy focuses on selling the pleasures of the boating lifestyle. The Company believes that the critical elements of its sales philosophy include its appealing retail locations, hassle-free MarineMax Value-Price approach, highly trained sales representatives, high level of customer service, emphasis on educating the customer and the customer's family on boat use, and providing its customers with opportunities for boating. The Company strives to provide superior customer service and support before, during, and after the sale.

     The Company's retail locations offer each customer the opportunity to evaluate a large variety of new and used boats in a comfortable and convenient setting. The Company's full-service retail locations facilitate a turn-key purchasing process that includes attractive lender financing packages, extended service agreements, and insurance. Most of the Company's retail locations are located on waterfronts and marinas, which attract boating enthusiasts and enable customers to operate various boats prior to making a purchase decision.

     The Company sells its boats at posted value prices that represent a discount from the manufacturer's suggested retail price, frequently including two years of free maintenance. The MarineMax Value-Price sales approach and the two-year free maintenance policy eliminate customer anxiety associated with price negotiation and the ongoing hassles of maintaining the boat.

     Highly trained, professional sales representatives are an important factor to the Company's successful sales efforts. These sales representatives are trained to recognize the importance of fostering an enjoyable sales process, to educate customers on the operation and use of the boats, and to assist customers in making technical and design decisions in boat purchases.

     As a part of its sales and marketing efforts, the Company also participates in boat shows and in-the-water sales events on area boating locations, typically held in January and February, in each of its markets and in certain markets in close proximity to its markets. These shows and events are normally held at convention centers or marinas, with area dealers renting space. Boat shows and other offsite promotions are an important venue for generating sales orders for the Company's new boats. The boat shows also generate a significant amount of interest in the Company's products resulting in boat sales after the show. The Company plans to sponsor its own boat shows.

     The Company emphasizes customer education through one-on-one education by its sales representatives and, at some locations, its delivery captains, before and after a sale, and through in-house seminars for the entire family on boat safety, the use and operation of boats, and product demonstrations. One of the Company's delivery captains or the sales representative delivers the customer's boat to an area boating location and thoroughly instructs the customer about the operation of the boat, including hands-on instructions for docking and trailering the boat. To enhance its customer relationships after the sale, the Company leads and sponsors Getaways! group boating trips to various destinations, rendezvous gatherings, and on-the-water organized events that promote the pleasures of the boating lifestyle. Each Company-sponsored event, planned and led by a Company employee, also provides a favorable medium for acclimating new customers to boating and enables the Company to actively promote new product offerings to boating enthusiasts.

     As a result of the Company's relative size, the Company believes it will have a competitive advantage within the industry by being able to conduct an organized and systematic advertising and marketing effort. Part of its marketing effort includes an integrated prospect management system that tracks the status of each sales representative's contacts with a prospect, automatically generates follow-up correspondence, posts Company-wide availability of a particular boat or other marine product desired by a customer, and tracks the maintenance and service needs for the customer's boat.

Suppliers and Inventory Management

     The Company purchases substantially all of its new boat inventory directly from manufacturers, which allocate new boats to dealerships based on the amount of boats sold by the dealership. The Company also exchanges new boats with other dealers to accommodate customer demand and to balance inventory.

     The Company purchases new boats and other marine products from Brunswick, Starcraft Marine, Smokercraft, Challenger, SeaPro, Sea Hunt, Malibu Boats, Bombardier, and Yamaha. The Company is the largest volume purchaser of Brunswick's Sea Ray boats, accounting for approximately 20% of all new Sea Ray boat sales during 1997. Approximately 84% of the Company's net purchases in 1997 were from Brunswick; no other manufacturer accounted for more than 10% of the Company's net purchases in 1997.

     The Company typically deals with each of its manufacturers under an annually renewable, non-exclusive dealer agreement. Pricing by manufacturers is generally established on an annual basis, but may be changed at the manufacturer's sole discretion. Manufacturers typically discount the cost of inventory and offer inventory financing assistance during the manufacturers' slow season, generally September through December. To obtain lower cost of inventory, the Company intends to capitalize on these manufacturer incentives to take product delivery during the manufacturers' slow seasons. This permits the Company to gain pricing advantages and better product availability during the selling season.

     Arrangements with certain manufacturers may restrict the Company's right to offer some product lines in certain markets. The Company does not believe that these restrictions will materially affect the Company's growth plans. See "Risk Factors -- Boat Manufacturers' Control Over Dealers."

     The Company transfers individual boats among its retail locations to fill customer orders that otherwise might take three to four weeks to receive from the manufacturer. This reduces delays in delivery, helps the Company maximize inventory turnover, and assists in minimizing potential overstock or out-of-stock situations. The Company actively monitors its inventory levels to maintain the appropriate inventory levels to meet current market demands. The Company is not bound by contractual agreements governing the amount of inventory that it must purchase in any year from any manufacturer. The Company participates in numerous end-of-summer manufacturer boat shows, which manufacturers sponsor to sell off their remaining inventory at reduced costs before the introduction of new model year products, typically beginning in July. Historically, the Company has not carried over a material level of inventory from one selling season to the next.

Floor Plan Financing

     Historically, the Merged Companies purchased a substantial portion of their inventory under floor plan lines of credit (secured by such inventory) maintained with third-party finance companies and commercial banks, depending upon the type of product purchased. With respect to purchases of inventory from Brunswick,

Brunswick reimburses the dealer a portion of the interest cost with respect to the floor plan line of credit. The Company believes that these financing arrangements are standard within the industry. As of December 31, 1997, the Merged Companies owed an aggregate of approximately $41.4 million under the floor plan financing agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company will replace the Merged Companies' existing floor plan lines of credit with a new floor plan financing agreement. The Company recently obtained a $105.0 million credit commitment from a financial institution for working capital purposes, including inventory financing. The commitment provides for variable interest at a per annum rate of 1.25% above the 30-day LIBOR.

Management Information System

     The Company believes that its management information system, which currently is being utilized by each Merged Company and was developed over the past six years through cooperative efforts with a common vendor, enhances the Company's ability to integrate successfully the operations of the Merged Companies and future acquisitions, facilitates the interchange of information, and enhances cross-selling opportunities throughout the Company. The system integrates each level of operations on a Company-wide basis, including purchasing, inventory, receivables, financial reporting and budgeting, and sales management. The system enables the Company to monitor each dealership's operations in order to identify quickly areas requiring additional focus and to manage inventory. The system also provides sales representatives with prospect and customer information that aids them in tracking the status of their contacts with prospects, automatically generates follow-up correspondence to such prospects, posts Company-wide the availability of a particular boat, locates boats needed to satisfy a particular customer request, and monitors the maintenance and service needs of customers' boats. Company representatives also utilize the system to assist in arranging financing and insurance packages. The Company has implemented changes to its management information system that it believes addresses the Year 2000 issue.

EMPLOYEES

     As of March 1, 1998, the Company had 453 employees, 446 of whom were in store-level management and seven of whom were in corporate administration and management. The Company is not a party to any collective bargaining agreements and is not aware of any efforts to unionize its employees. The Company considers its relations with its employees to be excellent.

TRADEMARKS AND SERVICE MARKS

     The Company does not hold any registered trade or service marks at this time, but has trade name and trademark applications pending with the U.S. Patent and Trademark Office for the name "MarineMax" for its corporate logo. There can be no assurance that any of these applications will be granted.

SEASONALITY

     The Company's business, as well as the entire recreational boating industry, is highly seasonal. Over the previous two-year period, the average annual net sales for the quarters ended March 31, June 30, September 30, and December 31 represented 23%, 31%, 25%, and 21%, respectively, of the Company's annual net sales. With the exception of Florida, the Company's geographic territories generally realize significantly lower sales in the quarterly period ending December 31 with boat sales generally improving in January with the onset of the public boat and recreation shows, and continue through July.

     The Company's business is also subject to weather patterns, which may adversely affect the Company's results of operations. For example, drought conditions, or merely reduced rainfall levels or excessive rain, may close area boating locations or render boating dangerous or inconvenient, thereby curtailing customer demand for the Company's products. In addition, unseasonably cool weather and prolonged winter conditions may lead to a shorter selling season in certain locations. Although the Company's geographic diversity is likely to reduce the overall impact to the Company of adverse weather conditions in any one market area, such conditions will continue to represent potential, material adverse risks to the Company and its future financial performance.

ENVIRONMENTAL AND OTHER REGULATORY ISSUES

     The Company's operations are subject to extensive regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. While management believes that it maintains all requisite licenses and permits and is in substantial compliance with all applicable federal, state, and local regulations, there can be no assurance that the Company will be able to maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could have a material adverse effect on the operations of the Company. The adoption of additional laws, rules, and regulations could also have a material adverse effect on the Company's business. Various federal, state, and local regulatory agencies, including OSHA, the EPA, and similar federal and local agencies have jurisdiction over the operation of the Company's dealerships, repair facilities, and other operations, with respect to matters such as consumer protection, workers' safety, and laws regarding protection of the environment, including air, water, and soil.

     The EPA recently promulgated air emissions regulations for outboard marine engines that impose stricter emissions standards for two-cycle, gasoline outboard marine engines. Emissions from such engines must be reduced by approximately 75% over a nine-year period beginning with the 1998 model year. Costs of comparable new engines, if materially more expensive than previous engines, or the inability of the Company's manufacturers to comply with EPA requirements, could have a material adverse effect on the Company's business, financial condition, and results of operations.

     Certain of the Company's facilities own and operate underground storage tanks ("USTs") for the storage of various petroleum products. The USTs are generally subject to federal, state, and local laws and regulations that require testing and upgrading of USTs and remediation of contaminated soils and groundwater resulting from leaking USTs. In addition, if leakage from Company-owned or operated USTs migrates onto the property of others, the Company may be subject to civil liability to third parties for remediation costs or other damages. Based on historical experience, the Company believes that its liabilities associated with UST testing, upgrades, and remediation are unlikely to have a material adverse effect on its financial condition or operating results.

     As with boat dealerships generally, and parts and service operations in particular, the Company's business involves the use, handling, storage, and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline, and diesel fuels. Accordingly, the Company is subject to regulation by federal, state, and local authorities establishing requirements for the use, management, handling, and disposal of these materials and health and environmental quality standards, and liability related thereto, and providing penalties for violations of those standards. The Company is also subject to laws, ordinances, and regulations governing investigation and remediation of contamination at facilities it operates to which it sends hazardous or toxic substances or wastes for treatment, recycling, or disposal.

     The Company believes that it does not have any material environmental liabilities and that compliance with environmental laws, ordinances, and regulations will not, individually or in the aggregate, have a material adverse effect on the Company's results of operations or financial condition. However, soil and groundwater contamination has been known to exist at certain properties owned and leased by the Company. The Company has also been required and may in the future be required to remove aboveground and underground storage tanks containing hazardous substances or wastes. In addition, certain of the Company's retail locations are located on waterways that are subject to federal or state laws regulating navigable waters (including oil pollution prevention), fish and wildlife, and other matters.

     Certain of the properties owned or leased by the Company are located in commercial areas and have historically been used for gasoline service stations. As a consequence, it is possible that historical site activities or current neighboring activities have affected properties owned or leased by the Company and that, as a result, additional environmental issues may arise in the future, the precise nature of which the Company cannot now predict.

     Additionally, certain states have required or are considering requiring a license in order to operate a recreational boat. While such licensing requirements are not expected to be unduly restrictive, regulations may discourage potential first-time buyers, thereby limiting future sales, which adversely affects the Company's business, financial condition, and results of operations.

PRODUCT LIABILITY

     Products sold or serviced by the Company may expose it to potential liabilities for personal injury or property damage claims relating to the use of those products. Historically, the resolution of product liability claims has not materially affected the Company's business. The Company's manufacturers generally maintain product liability insurance, and the Company maintains third-party product liability insurance, which it believes to be adequate. However, there can be no assurance that the Company will not experience legal claims in excess of its insurance coverage or that claims will be covered by insurance. Furthermore, if any significant claims are made against the Company, the Company's business, financial condition, and results of operations may be adversely affected by related negative publicity.

COMPETITION

     The Company operates in a highly competitive environment. In addition to facing competition generally from recreation businesses seeking to attract consumers' leisure time and discretionary spending dollars, the recreational boat industry itself is highly fragmented, resulting in intense competition for customers, quality products, boat show space, and suitable retail locations. The Company believes that the principal factors influencing competition within the recreational boat industry are product features and quality, dealer service, price, location, selection, and the availability of customer financing. The Company relies to a certain extent on boat shows to generate sales. The inability of the Company to participate in boat shows in its existing or targeted markets could have a material adverse effect on the Company's business, financial condition, and results of operations.

     The Company competes primarily with single-location boat dealers and, with respect to sales of marine equipment, parts, and accessories, with national specialty marine stores, catalog retailers, sporting goods stores, and mass merchants. Dealer competition continues to increase based on the quality of available products, the price and value of the products, and attention to customer service. There is significant competition both within markets currently being served by the Company and in new markets that the Company may enter. The Company competes in each of its markets with retailers of brands of boats and engines not sold by the Company in that market. In addition, several of the Company's competitors, especially those selling boating accessories, are large national or regional chains that have substantial financial, marketing, and other resources. However, the Company believes that its integrated corporate infrastructure and marketing and sales capabilities, its cost structure, and its nationwide presence enable it to compete effectively against these companies. Private sales of used boats is an additional significant source of competition.

PROPERTIES

     The Company leases its corporate offices in Clearwater, Florida and additional administrative, warehouse, and service facilities in Texas. The Company also leases 19 of its retail locations (assuming the consummation of the Stovall Acquisition) under leases that generally contain multi-year renewal options. In all such cases, the Company pays a fixed rent at market rates. In substantially all of the leased locations, the Company is responsible for taxes, utilities, insurance, and routine repairs and maintenance.

     The following table reflects the status, approximate size, and facilities of the Company's various retail locations as of the date of this Prospectus as well as the retail locations used in Stovall's operations.

                           COMPANY RETAIL PROPERTIES

                                OWNED OR         SQUARE                FACILITIES             OPERATED
         LOCATION                LEASED        FOOTAGE(1)             AT PROPERTY              SINCE          WATERFRONT
--------------------------  -----------------  ----------   --------------------------------  --------    -------------------
FLORIDA
Clearwater................  Company owned        42,000     Retail and service; 16 wet slips    1973      Tampa Bay
Clearwater (mall).........  Third-party lease     2,600     Retail only                         1997      --
Fort Myers................  Third-party lease     8,000     Retail and service; 18 wet slips    1983      Caloosahatchee
                                                                                                          River
Miami.....................  Company owned         7,200     Retail and service; 15 wet slips    1980      Intracoastal
                                                                                                          Waterway
Naples....................  Company owned        19,600     Retail and service; 13 wet slips    1997      Naples Bay
Palm Beach................  Company owned        22,800     Retail and service; 8 wet slips     1998      Intracoastal
                                                                                                          Waterway
Pompano Beach.............  Company owned        23,000     Retail and service; 16 wet slips    1990      Intracoastal
                                                                                                          Waterway
Stuart(2).................  Company owned         6,700     Retail and service; 60 wet slips    1994      Intracoastal
                                                                                                          Waterway
Tampa.....................  Company owned        13,100     Retail and service                  1995      --
CALIFORNIA
Oakland...................  Third-party lease    17,700     Retail and service; 20 wet slips    1985      Alameda Estuary
                                                                                                          (San Francisco Bay)
Oakley....................  Third-party lease     5,100     Retail and service                  1996      --
Redding...................  Company owned        11,700     Retail and service                  1978      --
Redding...................  Third-party lease     3,500     Retail and service                  1998      --
Santa Rosa................  Third-party lease     8,100     Retail and service                  1990      --
Sacramento................  Company owned        24,800     Retail and service                  1995      --
Sacramento (River Bend)
  (floating
  facility)(3)............  Third-party lease       500     Retail and service; 20 wet slips    1998(3)   Sacramento River
ARIZONA
Tempe.....................  Company owned        34,000     Retail and service                  1992      --
TEXAS
League City (floating
  facility)(4)............  Third-party lease       800     Retail and service; 30 wet slips    1988      Clear Lake
Lewisville (Dallas).......  Third-party lease    10,000     Retail and service                  1992      Lake Lewisville
Lewisville (Dallas)
  (floating facility).....  Third-party lease       500     Retail only; 20 wet slips(5)        1994      Lake Lewisville
Fort Worth................  Third-party lease     1,600     Retail only(6)                      1997      --
Houston...................  Affiliate lease      10,000     Retail only(6)                      1987      --
Houston...................  Affiliate lease      10,000     Retail only                         1981      --
Montgomery (floating
  facility)...............  Third-party lease       600     Retail only; 10 wet slips           1995      Lake Conroe

                                                  STOVALL RETAIL PROPERTIES
FLORIDA
Jacksonville..............  Affiliate lease       6,600(7)  Retail and service; 12 wet slips    1998      St. John's River
GEORGIA
Kennesaw (Atlanta)........  Affiliate lease      12,000(8)  Retail and service                  1996      --
Augusta...................  Affiliate lease       8,000     Retail and service; 15 wet slips    1988      Clark Hill Lake
Forest Park (Atlanta).....  Affiliate lease      47,300     Retail and service                  1973      --
Lake Lanier...............  Affiliate lease       3,000     Retail and service; 50 wet slips    1981      Lake Lanier

---------------
(1) Square footage does not include outside sales space or dock or marina facilities.

(2) The Stuart retail property consists of two parcels, each of which is owned by a separate, wholly owned subsidiary of the Company.

(3) Expected to be opened in March 1998.

(4) The floating facility is owned by the Company; however, the related dock and marina space is leased by the Company from an unaffiliated third-party.

(5) Shares service facility located at the other Lewisville retail location.

(6) Service performed at Houston service center leased by the Company from an affiliate of one of the Merged Companies.

(7) Includes 3,300 square feet currently under construction for an addition to the existing service center.

(8) Includes 4,000 square feet currently under construction for a new service center.

LEGAL PROCEEDINGS

     The Company is involved in various legal proceedings arising out of its operations in the ordinary course of business. The Company believes that the outcome of all such proceedings, even if determined adversely, would not have a material adverse effect on its business, financial condition, or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning each of the directors and executive officers of the Company:

           NAME             AGE                             POSITION
           ----             ---                             --------
William H. McGill Jr......  54     Chairman of the Board, President, Chief Executive Officer,
                                   and Director
Michael H. McLamb.........  32     Vice President, Chief Financial Officer, and Treasurer
Richard R. Bassett........  44     Senior Vice President and Director
Louis R. DelHomme Jr......  62     Senior Vice President and Director
Richard C. LaManna Jr.....  60     Senior Vice President and Director
Richard C. LaManna III....  38     Vice President and Secretary
Darrell C. LaManna........  33     Vice President

     William H. McGill Jr. has served as the President and Chief Executive Officer of MarineMax since January 1998 and as the Chairman of the Board and as a director of MarineMax since March 1998. Mr. McGill also was the principal owner and president of Gulfwind USA, Inc., one of the Merged Companies, from 1973 until its merger with the Company.

     Michael H. McLamb has served as Vice President, Chief Financial Officer, and Treasurer of the Company since January 1998. Mr. McLamb, a certified public accountant, was employed by Arthur Andersen LLP from December 1987 to December 1997, serving most recently as a senior audit manager.

     Richard R. Bassett has served as a Senior Vice President and director of MarineMax since March 1998. Mr. Bassett was the owner and president of Bassett Boat Company of Florida, one of the Merged Companies, from 1979 until its merger with the Company.

     Louis R. DelHomme Jr. has served as a Senior Vice President and director of MarineMax since March 1998. Mr. DelHomme was the owner and president of 11502 Dumas, Inc. d/b/a Louis DelHomme Marine, one of the Merged Companies, from 1971 until its merger with the Company.

     Richard C. LaManna Jr. has served as a Senior Vice President and director of MarineMax since March 1998. Mr. LaManna was the president and a principal owner of Harrison's Boat Center, Inc. and Harrison's Marine Centers of Arizona, Inc., one of the Merged Companies, from 1978 until its merger with the Company.

     Richard C. LaManna III has served as a Vice President and the Secretary of MarineMax since March 1998. Mr. LaManna was an owner and the secretary and treasurer of Harrison's Marine Centers of Arizona, Inc. from 1991 until its merger with the Company. Richard LaManna III is the son of Richard LaManna Jr. and the brother of Darrell LaManna.

     Darrell C. LaManna has served as a Vice President of MarineMax since March 1998. Mr. LaManna was an owner and the Vice President of Harrison's Boat Center, Inc. from 1988 until its merger with the Company. Darrell LaManna is the son of Richard LaManna Jr. and the brother of Richard LaManna III.

     The Company's Restated Certificate of Incorporation and Bylaws divide the Board of Directors of the Company into three classes. At each annual meeting of stockholders, directors in each class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Mr. Bassett is a Class I director whose term will expire in 1999; Messrs. McGill and LaManna are Class II directors whose terms will expire in 2000; and Mr. DelHomme is a Class III director whose term will expire in 2001. Officers serve at the pleasure of the Board of Directors. Other than as set forth above, there are no family relationships among any of the directors or officers of the Company.

     The Company plans to elect at least two independent directors prior to the completion of the Offering.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors will establish an Audit Committee and a Compensation Committee upon the completion of the Offering, each consisting entirely of independent directors.

     The responsibilities of the Audit Committee will include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, reviewing the proposed scope of such audit, reviewing accounting and financial controls of the Company with the independent public accountants and the Company's financial accounting staff, and reviewing and approving transactions between the Company and its directors, officers, and their affiliates.

     The Compensation Committee will provide a general review of the Company's compensation plans and policies to ensure that they meet corporate objectives. As described below, the Company's existing plans with respect to executive compensation are largely based upon contractual commitments set forth in employment agreements. See "Management -- Executive Compensation." The responsibilities of the Compensation Committee will also include administering the 1998 Incentive Stock Plan when adopted, including selecting the officers and salaried employees to whom awards will be granted.

EXECUTIVE COMPENSATION

     The Company was incorporated in January 1998. The Company anticipates that its Chief Executive Officer and four other most highly compensated officers will receive annualized base salaries during the year ending December 31, 1998, as set forth under "Management -- Employment Agreements." Executive officers also will be eligible to receive grants of stock options under the Company's 1998 Incentive Stock Plan when adopted. See "Management -- 1998 Incentive Stock Plan."

DIRECTOR COMPENSATION

     Members of the Board of Directors who are not full-time employees of the Company will receive a quarterly directors' fee of $10,000, $5,000 of which will be paid by the issuance of shares of Common Stock with a market value of $5,000 and the remainder of which will be paid at the director's option in cash or Common Stock. All directors will be reimbursed for out of pocket expenses incurred in attending meetings of the Board or committees. In addition, independent directors will be eligible to receive grants of stock options under the Company's 1998 Incentive Stock Plan when adopted. See "Management -- 1998 Incentive Stock Plan." Officers of the Company receive no additional compensation for serving on the Board of Directors.

EMPLOYMENT AGREEMENTS

     The Company entered into five-year employment agreements with each of William H. McGill Jr., Michael H. McLamb, Richard R. Bassett, Louis R. DelHomme Jr., Richard C. LaManna Jr., Richard C. LaManna III, and Darrell C. LaManna, on the effective date of the Mergers. The employment agreements with each of these officers provides for a base salary of $150,000 per year. Each employment agreement provides for incentive compensation based on the performance of the employee and the Company as determined by the Company's Board of Directors.

     The Company may terminate each officer's employment only for cause, as defined in the respective agreements. Each agreement also will terminate automatically upon the death of the respective officer. In the event of a termination of employment by the Company or the employee following any "change in control" of the Company as defined in the agreement, each employment agreement provides for the employee to receive his fixed compensation in a lump sum and bonus payments that would have been payable through the end of the Company's then current fiscal year as if his employment had not been terminated.
Section 280G of the Internal Revenue Code may limit the deductibility of such payments for federal income tax purposes. If these payments are not deductible and if the Company has income at least equal to such payments, an amount of income equal to the amount of such payments could not be offset. As a result, the income that was not offset would be "phantom income" (i.e. income without cash) to the Company. A change in control would include a merger or consolidation of the Company, a sale of all or substantially all of the assets of the Company, under certain circumstances changes in the identity of a majority of the members of the Board of Directors of the Company, or acquisitions of more than 20% of the Company's Common Stock, subject to certain limitations.

     Each employment agreement contains a covenant not to compete with the Company for a period of two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, with certain exceptions, for a period of one year following termination of employment.

1998 INCENTIVE STOCK PLAN

     The Company intends to adopt (subject to stockholder approval) the MarineMax, Inc. 1998 Incentive Stock Plan (the "Plan"), which will provide for the grant of incentive and nonqualified stock options to acquire Common Stock of the Company, the direct grant of Common Stock, the grant of stock appreciation rights ("SARs"), and the grant of other cash awards to key personnel, directors, consultants, independent contractors, and others providing valuable services to the Company and its subsidiaries. The Company believes that the Plan will be an important factor in attracting and retaining executive officers and other key employees, directors, and consultants and constitutes a significant part of its compensation program. The Plan will provide such individuals with an opportunity to acquire a proprietary interest in the Company, and thereby align their interests with the interests of the Company's other stockholders, and give them an additional incentive to use their best efforts for the long-term success of the Company.

     The Plan will provide for a maximum of the lesser of           shares or
  % of the outstanding shares of Common Stock of the Company may be issued under the Plan. The maximum number of shares of stock with respect to which options or other awards may be granted to any employee (including officers) during the term of the Plan may not exceed 50% of the shares of Common Stock covered by the Plan.

     The power to administer the Plan with respect to executive officers and directors of the Company and all persons who own 10% or more of the Company's issued and outstanding stock will rest exclusively with the Board of Directors or a committee consisting of two or more non-employee directors who are appointed by the Board of Directors. The power to administer the Plan with respect to other persons will be vested with the Board of Directors.

     The Plan will terminate in February 2008, and options may be granted at any time during the life of the Plan. Options become exercisable at such time as may be determined by the Board of Directors or the Plan administrator. The exercise prices of options will be determined by the Board of Directors or the Plan administrator, but if an option is intended to be an incentive stock option, the exercise price may not be less than 100% (110% if the option is granted to a stockholder who at the time of the grant of the option owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the Common Stock at the time of the grant.

     The Plan is not intended to be the exclusive means by which the Company may issue options or warrants to acquire its Common Stock, stock awards, or any other type of award. To the extent permitted by applicable law and New York Stock Exchange requirements, the Company may issue any other options, warrants, or awards other than pursuant to the Plan without stockholder approval.

EMPLOYEE STOCK PURCHASE PLAN

     The Company plans to adopt (subject to stockholder approval) the MarineMax, Inc. 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which is intended to qualify for favorable income tax treatment under Section 423 of the Internal Revenue Code and is intended to offer financial incentives for employees to purchase Common Stock of the Company. The Stock Purchase Plan will be administered by an appointed committee of the Board of Directors.

     The Stock Purchase Plan will provide for up to           shares of Common
Stock to be issued thereunder. The Stock Purchase Plan will be available to all regular, full-time employees of the Company who have completed at least one year of continuous service.

     The Stock Purchase Plan will provide for implementation of up to 10 annual offerings beginning on the first day of July in the years 1998 through 2007, with each offering terminating on June 30 of the following year. Each annual offering may be divided into two six-month offerings. For each offering, the purchase price per share will be 85% of the closing price of the Common Stock on the last day of the offering. The purchase price is paid through periodic payroll deductions not to exceed 10% of the participant's earnings during each offering period. However, no participant may purchase more than $25,000 worth of Common Stock annually.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

     The Company's Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware GCL. The effect of this provision in the Restated Certificate of Incorporation is to eliminate the rights of the Company and its stockholders, either directly or through stockholders' derivative suits brought on behalf of the Company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the Delaware GCL. In addition, the Company has adopted provisions in its Bylaws and entered into indemnification agreements that require the Company to indemnify its directors, officers, and certain other representatives of the Company against expenses and certain other liabilities arising out of their conduct on behalf of the Company to the maximum extent and under all circumstances permitted by law.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of shares offered hereby, for (i) all directors, the Chief Executive Officer, and the four other most highly compensated executive officers, (ii) all directors and executive officers as a group, and (iii) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

                                           SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                               OWNED PRIOR               OWNED AFTER
                                               TO OFFERING               OFFERING(2)
                                           --------------------      --------------------
       NAME OF BENEFICIAL OWNER(1)          NUMBER      PERCENT       NUMBER      PERCENT
       ---------------------------         ---------    -------      ---------    -------
William H. McGill Jr. ...................  1,401,492     16.50%      1,401,492          %
Richard R. Bassett.......................  3,524,009     41.48%      3,524,009          %
Louis R. DelHomme Jr.....................  1,159,699(3)  13.65%(3)   1,159,699(3)       %(3)
Richard C. LaManna Jr....................    484,403      5.70%        484,403          %
Richard C. LaManna III...................    130,225      1.53%        130,225          %
Darrell C. LaManna.......................    484,403      5.70%        484,403          %
Michael H. McLamb........................         --           (4)          --           (4)
Jerry Marshall(5)........................    494,380      5.82%        494,380          %
All directors and officers as a group
  (seven persons)........................  6,616,275     77.88%      6,616,275          %

---------------
(1) All persons listed have an address in care of the Company at 18167 U.S. 19 North, Suite 499, Clearwater, Florida 33764, and have sole voting and investment power over their shares unless otherwise indicated.

(2) Includes an estimated 455,000 shares expected to be issued in connection with the Stovall Acquisition.

(3) Owned of record by Spicer Partnership Ltd. Spicer Partnership Ltd. owned substantially all of the capital stock of DelHomme prior to its merger with the Company and is controlled by Louis R. DelHomme Jr. Mr. DelHomme is the majority owner of Spicer Partnership Ltd. Through his ownership of Spicer Partnership Ltd., Mr. DelHomme indirectly owns 591,743, or 6.97%, of the
    outstanding shares before the Offering and   % after the Offering.

(4) Less than 1.0%

(5) Jerry Marshall was a stockholder of Gulfwind South and serves as an officer and director of a wholly owned subsidiary of the Company.

                              CERTAIN TRANSACTIONS

     The following summarizes certain material agreements between MarineMax, the Merged Companies, and the Property Companies. This summary is not a complete description of such agreements and therefore this discussion is qualified in its entirety by reference to the agreements, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. It is the Company's intention that in the future, transactions with directors, officers, employees, or affiliates of the Company will be minimal and will be approved in advance by a majority of the disinterested members of the Company's Board of Directors.

THE MERGERS AND PROPERTY ACQUISITIONS

     In March 1998, MarineMax acquired all of the issued and outstanding stock of the Merged Companies and all of the beneficial interest in the Property Companies, at which time each Merged Company and Property Company became a wholly owned subsidiary of the Company. MarineMax issued an aggregate of 8,495,017 shares of Common Stock in connection with the Combination Transactions. The number of shares of Common Stock issued to the stockholders of each Merged Company and Property Company was determined based on negotiations between MarineMax and those companies. The factors considered by the parties in determining the number of shares of Common Stock issued to the stockholders included, among other factors, historical cash flows, operating results, and appraised values of the properties owned by each such Property Company or Merged Company. In connection with the Combination Transactions, certain persons who became directors, executive officers, and holders of more than 5% of the outstanding shares of the Company upon the consummation of such transactions, together with their spouses, and partnerships and trusts for which they act as general partners and trustees, received shares of Common Stock of the Company. See "Formation of the Company -- The Mergers and Property Acquisitions" and "Principal Stockholders."

     With the exception of the number of shares issued in connection with each Combination Transaction, the acquisition of each Merged Company and each Property Company was subject to substantially the same terms and conditions as the other Merged Companies and Property Companies, respectively. The Merger Agreements and Contribution Agreements provide that the stockholders of the Merged Companies and owners of the Property Companies will indemnify MarineMax from certain liabilities that may arise in connection with the respective Combination Transaction. A portion of the Common Stock payable as consideration in connection with each Combination Transaction is pledged for a period of up to one year from the effectiveness of the Combination Transaction as security for the stockholders' and owners' respective indemnification obligations. Pursuant to the Merger Agreements, the stockholders of the Merged Companies agreed not to compete with the Company for five years, commencing on the date of consummation of the Mergers.

     Certain of the Merged Companies and Property Companies incurred indebtedness prior to the effectiveness of the Combination Transactions, substantially all of which was personally guaranteed by their stockholders, owners, or entities controlled by their stockholders or owners and remained outstanding at the effectiveness of the Combination Transactions (including approximately $10.9 million of long-term indebtedness). See "Formation of the Company -- The Mergers and Property Acquisitions." The Company intends to use a portion of the net proceeds from the Offering to repay a substantial portion of such indebtedness. See "Use of Proceeds."

LEASES OF REAL PROPERTY FROM AFFILIATES

     The Company leases two retail locations in Houston, Texas from a trust for which a relative of Mr. DelHomme is the beneficiary. In addition, the Company leases a warehouse facility in Houston from LRD Corporation, of which Mr. DelHomme is a 50% owner. Mr. DelHomme is a director and officer of the Company. The Company believes that the rents for these properties do not exceed their fair market rates and that the leases provide for standard market terms.

     If the Company completes the Stovall Acquisition, the Company will lease four retail locations in Georgia and one retail location in Jacksonville, Florida from separate partnerships, the majority of each of which is owned by owners of Stovall. The Company and Stovall intend to establish the rents for these properties at fair market rates and to provide for standard market terms.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of serial preferred stock ("Serial Preferred Stock"), par value $0.001 per share. As of March 1, 1998, there were issued and outstanding 8,495,018 shares of Common Stock, and no shares of Serial Preferred Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board from time to time out of legally available funds. Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by the laws of the state of Delaware, but without further action by the Company's stockholders, to provide for the issuance of Serial Preferred Stock in one or more series, to establish from time to time the number of shares to be included in such series, to fix the designations, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board may authorize and issue serial preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Serial Preferred Stock may have the effect of delaying, deterring, or preventing a change in control of the Company. The Company has no current plan to issue any shares of serial preferred stock.

DELAWARE GENERAL CORPORATION LAW AND CERTAIN CHARTER PROVISIONS

     The provisions of the Company's Restated Certificate of Incorporation and Bylaws and the Delaware GCL summarized below may have the effect of discouraging, delaying, or preventing hostile takeovers, including those that might result in a premium over the market price, or discouraging, delaying, or preventing changes in control or management of the Company.

     Upon the completion of the Offering, the Company will be subject to the provisions of Section 203 of the Delaware GCL. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction in which the stockholder becomes an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans); or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include mergers, consolidations, stock sales, and asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder. The Company's Restated Certificate of Incorporation exempts from the application of Section 203 each of the persons receiving Common Stock in the Combination Transactions.

     The Company's Restated Certificate of Incorporation and Bylaws divide the Board of Directors of the Company into three classes, each class to be as nearly equal in number of directors as possible. At each annual meeting of stockholders, directors in each class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Mr. Bassett is a Class I director whose term will expire in 1999; Messrs. McGill and LaManna are Class II directors whose terms will expire in 2000; and Mr. DelHomme is a Class III director whose term will expire in 2001. In accordance with the Delaware General Corporation Law, directors serving on classified boards of directors may only be removed from office for cause. These provisions could, under certain circumstances, operate to delay, defer, or prevent a change in control of the Company.

     The Company's Restated Certificate of Incorporation and Bylaws contain a number of other provisions relating to corporate governance and to the rights of stockholders. These provisions include (a) the authority of the Board to fill vacancies on the Board, and (b) the authority of the Board to issue preferred stock in series with such voting rights and other powers as the Board may determine.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering and the Stovall Acquisition, the Company
will have outstanding           shares of Common Stock. All of the
          shares to be sold in the Offering will be freely tradable without restriction or further registration under the Securities Act unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The 8,950,000 shares issued in connection with the consummation of the Combination Transactions and the Stovall Acquisition are "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). The Restricted Shares are subject to the holding period, volume, and other resale limitations described below.

     The Company, its directors, executive officers, and substantially all stockholders of the Company have agreed, at the request of the Representatives of the Underwriters, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock in the public market during the Lockup Period without the prior written consent of Smith Barney Inc. See
"Underwriting." These persons will own approximately           % of the
Restricted Shares upon completion of the Offering and the Stovall Acquisition. Subject to compliance with the volume and other limitations of Rule 144 described below, beginning March 1, 1999, one year after completion of the
Combination Transactions, approximately           Restricted Shares will be
eligible for sale in the public market.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above.

     The Company intends to reserve           shares of Common Stock for
issuance under the 1998 Incentive Stock Plan. Following the Offering, the Company intends to file a registration statement under the Securities Act to register the Common Stock to be issued under this Plan. After the effective date of such registration statement, shares issued under the Stock Option Plan will be freely tradable without restriction or further registration under the Securities Act, unless acquired by affiliates of the Company who will be subject to volume and other limitations of Rule 144.

     In addition, the Company may issue additional shares of Common Stock as part of any acquisition it may complete in the future. In connection with its intention to consummate acquisitions, the Company intends to register 3,000,000 shares of Common Stock under the Securities Act during 1998 for its use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company or the acquired companies; however, sales of these shares during the Lockup Period would require the prior written consent of Smith Barney Inc. See
"Business -- Strategy."

     Prior to the Offering, there has been no market for the Common Stock. No prediction can be made regarding the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the Offering. Sales of substantial amounts of the Common Stock in the public market following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock and could impair the ability of the Company to raise capital through sales of its equity securities.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

LISTING

     Application has been made to list the Common Stock on the New York Stock Exchange under the symbol "HZO."

                                  UNDERWRITING

     Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.

                                                               NUMBER
                            NAME                              OF SHARES
                            ----                              ---------
Smith Barney Inc. ..........................................
William Blair & Company, L.L.C. ............................
                                                              ---------

          Total.............................................
                                                              =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters, for whom Smith Barney Inc. and William Blair & Company, L.L.C. are acting as the Representatives, propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price which represents a concession not in excess of $ per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the Representatives. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales of any shares to any accounts over which they exercise discretionary authority.

     The Company has granted to the Underwriters an option, exercisable for 30
days from the date of this Prospectus, to purchase up to         additional
shares of Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

     The Company, its executive officers, and directors, and the holders of substantially all of the Common Stock have agreed that, until 180 days following the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, solicit any offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, Common Stock, except that the Company may grant options under the Plan and may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the Stock Purchase Plan, and (iii) pursuant to the exercise of options granted under the Plan.

     Prior to the Offering, there has not been any public market for the Common Stock of the Company. Consequently, the initial public offering price for the shares of Common Stock included in the Offering will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining such price are the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

     The Representatives have advised the Company that, pursuant to Regulation M under the Exchange Act, certain persons participating in the Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time. The Representatives have advised the Company that such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, Phoenix, Arizona. Certain legal matters will be passed upon for the Underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements included in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, together with exhibits thereto, may be inspected at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of the material contained therein may be obtained at prescribed rates from the Commission's public reference facilities in Washington, D.C. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov.

                        MARINEMAX, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):
  Basis of Presentation.....................................   F-2
  Pro Forma Consolidated Balance Sheet......................   F-3
  Pro Forma Consolidated Statements of Operations...........   F-4
  Notes to Pro Forma Consolidated Financial Statements......   F-6

CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Certified Public Accountants........   F-9
  Consolidated Balance Sheets...............................  F-10
  Consolidated Statements of Income.........................  F-11
  Consolidated Statements of Shareholders' Equity...........  F-12
  Consolidated Statements of Cash Flows.....................  F-13
  Notes to Consolidated Financial Statements................  F-15

                        MARINEMAX, INC. AND SUBSIDIARIES

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION
                                  (UNAUDITED)

     MarineMax, Inc. (MarineMax) was formed in January 1998. On March 1, 1998, MarineMax acquired all of the issued and outstanding common stock of Bassett Boat Company of Florida, Gulfwind South, Inc., Gulfwind U.S.A., Inc., 11502 Dumas, Inc. d/b/a/ Louis DelHomme Marine, Harrison's Boat Center, Inc., and Harrison's Marine Centers of Arizona, Inc. in exchange for shares of MarineMax's Common Stock (the Mergers). Simultaneously with the Mergers, MarineMax acquired all of the beneficial interests in Bassett Boat Company, Bassett Realty, L.L.C., Gulfwind South Realty, L.L.C., Harrison's Realty, L.L.C., and Harrison's Realty California, L.L.C. in exchange for shares of MarineMax's Common Stock (the Property Acquisitions). These acquisitions have been accounted for under the pooling-of-interests method of accounting. The historical financial statements of MarineMax, Inc. and subsidiaries (the Company) have been restated to include the accounts and operating results of the acquired companies for all dates and periods prior to the combinations.

     Management of the Company has signed a letter of intent to purchase Stovall Marine, Inc. (Stovall) in a transaction that is scheduled to close before July 31, 1998. The Stovall acquisition will be accounted for under the purchase method of accounting. The accompanying pro forma financial statements give effect to the acquisition of Stovall, an initial public offering (the Offering), and certain other pro forma adjustments. See notes to Pro Forma Consolidated Financial Statements.

     The pro forma balance sheet gives effect to the Offering and the acquisition of Stovall as if they had occurred on December 31, 1997. The pro forma statements of operations give effect to the Offering and the acquisition of Stovall Marine as if they had occurred on January 1, 1997. See Notes to Pro Forma Consolidated Financial Statements.

     The pro forma adjustments are based on estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions had occurred on those dates and are not necessarily representative of the Company's financial position or results of operations for any future period. The pro forma financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                           MARINEMAX AND SUBSIDIARIES

           PRO FORMA CONSOLIDATED BALANCE SHEET -- DECEMBER 31, 1997
                                  (UNAUDITED)

                                                   HISTORICAL
                                            -------------------------    PRO FORMA                      OFFERING      PRO FORMA
                                             MARINEMAX      STOVALL     ADJUSTMENTS     PRO FORMA     ADJUSTMENTS    AS ADJUSTED
                                            -----------   -----------   ------------   ------------   ------------   ------------
                                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............  $   790,609   $    86,006   $         --   $    876,615   $ 27,747,961   $ 28,624,576
  Accounts receivable, net................    4,742,556       636,544             --      5,379,100             --      5,379,100
  Due from related parties................      605,211            --             --        605,211       (605,211)            --
  Inventories.............................   63,232,957     9,199,772             --     72,432,729             --     72,432,729
  Prepaid and other current assets........      539,166        54,090             --        593,256             --        593,256
  Deferred income tax asset...............      241,524            --             --        241,524             --        241,524
                                            -----------   -----------   ------------   ------------   ------------   ------------
        Total current assets..............   70,152,023     9,976,412             --     80,128,435     27,142,750    107,271,185
PROPERTY AND EQUIPMENT, net...............   13,642,231       322,573             --     13,964,804             --     13,964,804
DEFERRED TAX ASSET........................           --            --             --             --             --             --
DUE FROM RELATED PARTIES..................           --            --             --             --             --             --
GOODWILL..................................           --            --      5,547,213      5,547,213             --      5,547,213
OTHER ASSETS..............................       92,192       338,984             --        431,176             --        431,176
                                            -----------   -----------   ------------   ------------   ------------   ------------
        Total assets......................  $83,886,446   $10,637,969   $  5,547,213   $100,071,628   $ 27,142,750   $127,214,378
                                            ===========   ===========   ============   ============   ============   ============

                                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable........................  $ 8,179,505   $   786,012   $         --   $  8,965,517   $         --   $  8,965,517
  Customer deposits.......................    2,743,732        58,821             --      2,802,553             --      2,802,553
  Accrued expenses........................    2,593,227       259,218             --      2,852,445             --      2,852,445
  Floor plan notes payable................   41,443,851     7,802,557             --     49,246,408    (19,246,408)    30,000,000
  Short-term borrowings...................    3,104,063        68,362             --      3,172,425     (3,172,425)            --
  Current maturities of long-term debt....    1,056,301            --             --      1,056,301     (1,005,215)        51,086
  Settlement payable......................           --            --     15,000,000     15,000,000             --     15,000,000
  Income tax payable......................           --       238,813             --        238,813             --        238,813
  Deferred tax liability..................           --            --        410,435        410,435             --        410,435
  Due to related parties..................    1,924,818       775,000             --      2,699,818     (2,699,818)            --
                                            -----------   -----------   ------------   ------------   ------------   ------------
        Total current liabilities.........   61,045,497     9,988,783     15,410,435     86,444,715    (26,123,866)    60,320,849
LONG-TERM DEBT, net of current
  maturities..............................    8,861,175            --             --      8,861,175     (7,008,384)     1,852,791
DEFERRED TAX LIABILITY....................           --            --      1,231,306      1,231,306             --      1,231,306
OTHER LIABILITIES.........................           --            --             --             --             --             --
COMMITMENTS AND CONTINGENCIES.............           --            --             --             --             --             --
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock.........................           --            --             --             --             --             --
  Common stock............................        8,495       108,400       (107,945)         8,950
  Additional paid-in capital..............    1,008,619            --     15,408,406     16,417,025
  Retained earnings (deficit).............   12,962,660       578,685    (26,432,888)   (12,891,543)            --    (12,891,543)
                                            -----------   -----------   ------------   ------------   ------------   ------------
                                             13,979,774       687,085    (11,132,427)     3,543,432     60,275,000     63,809,432
  Less -- Common stock in treasury, at
    cost..................................           --       (37,899)        37,899             --             --             --
                                            -----------   -----------   ------------   ------------   ------------   ------------
        Total stockholder's equity
          (deficit).......................   13,979,774       649,186    (11,094,528)     3,534,432     60,275,000     63,809,432
                                            -----------   -----------   ------------   ------------   ------------   ------------
        Total liabilities and
          stockholder's equity
          (deficit).......................  $83,886,446   $10,637,969   $  5,547,213   $100,071,628   $ 27,142,750   $127,214,378
                                            ===========   ===========   ============   ============   ============   ============

   The accompanying notes are an integral part of this pro forma consolidated balance sheet.

                           MARINEMAX AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                               HISTORICAL
                                       --------------------------    PRO FORMA                       OFFERING        PRO FORMA
                                        MARINEMAX       STOVALL     ADJUSTMENTS       PRO FORMA     ADJUSTMENTS     AS ADJUSTED
                                       ------------   -----------   -----------      ------------   -----------     ------------
REVENUE..............................  $169,675,293   $18,743,463   $       --       $188,418,756    $      --      $188,418,756
COST OF SALES........................   127,417,846    13,869,520           --        141,287,366           --       141,287,366
                                       ------------   -----------   -----------      ------------    ---------      ------------
        Gross profit.................    42,257,447     4,873,943           --         47,131,390           --        47,131,390
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................    25,426,392     2,653,194   (3,344,025)(h)(j)   24,735,561          --        24,735,561
                                       ------------   -----------   -----------      ------------    ---------      ------------
        Income (loss) from
          operations.................    16,831,055     2,220,749    3,344,025         22,395,829           --        22,395,829
INTEREST EXPENSE, NET................     1,537,587       261,273     (300,000)(k)      1,498,860     (988,698)(l)       510,162
                                       ------------   -----------   -----------      ------------    ---------      ------------
INCOME (LOSS) BEFORE INCOME TAXES....    15,293,468     1,959,476    3,644,025         20,896,969      988,698        21,885,667
PROVISION FOR INCOME TAXES...........       409,824       737,000    6,896,758(i)       8,043,582      385,592(l)      8,429,174
                                       ------------   -----------   -----------      ------------    ---------      ------------
NET INCOME (LOSS)....................  $ 14,883,644   $ 1,222,476   $(3,252,733)     $ 12,853,387    $ 603,106      $ 13,456,493
                                       ============   ===========   ===========      ============    =========      ============
PRO FORMA NET INCOME PER COMMON
  SHARE:
  Basic..............................                                                                               $
                                                                                                                    ============
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES USED IN COMPUTING PRO FORMA
  NET INCOME PER SHARE:
  Basic..............................
                                                                                                                    ============

   The accompanying notes are an integral part of this pro forma consolidated statement.

                           MARINEMAX AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE THREE-MONTH PERIOD ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                            HISTORICAL
                                     ------------------------    PRO FORMA                       OFFERING       PRO FORMA
                                      MARINEMAX     STOVALL     ADJUSTMENTS        PRO FORMA    ADJUSTMENTS    AS ADJUSTED
                                     -----------   ----------   -----------       -----------   -----------    -----------
REVENUE............................  $44,341,011   $1,018,725   $        --       $45,359,736   $        --    $45,359,736
COST OF SALES......................   34,689,070      833,110            --        35,522,180            --     35,522,180
                                     -----------   ----------   -----------       -----------   -----------    -----------
         Gross profit..............    9,651,941      185,615            --         9,837,556            --      9,837,556
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.........................   10,164,836      863,640    (1,538,813)(h)(j)   9,489,663           --      9,489,663
                                     -----------   ----------   -----------       -----------   -----------    -----------
         Income (loss) from
           operations..............     (512,895)    (678,025)    1,538,813           347,893            --        347,893
INTEREST EXPENSE, NET..............      450,266       53,662      (100,000)(k)       403,928      (294,529)(l)     109,399
                                     -----------   ----------   -----------       -----------   -----------    -----------
INCOME (LOSS) BEFORE INCOME
  TAXES............................     (963,161)    (731,687)    1,638,813           (56,035)      294,529        238,494
PROVISION (BENEFIT) FOR INCOME
  TAXES............................     (426,524)    (274,500)      721,036(i)         20,012       114,866(l)     134,878
                                     -----------   ----------   -----------       -----------   -----------    -----------
NET INCOME (LOSS)..................  $  (536,637)  $ (457,187)  $   917,777       $   (76,047)  $   179,663    $   103,616
                                     ===========   ==========   ===========       ===========   ===========    ===========
PRO FORMA NET INCOME (LOSS) PER
  COMMON SHARE:
  Basic............................                                                                            $
                                                                                                               ===========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES USED IN COMPUTING PRO
  FORMA NET INCOME (LOSS) PER
  SHARE:
    Basic..........................
                                                                                                               ===========

   The accompanying notes are an integral part of this pro forma consolidated statement.

                                MARINEMAX, INC.

              NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  GENERAL:

     The accompanying pro forma information presents the pro forma financial position of MarineMax, Inc. and subsidiaries (the Company) as of December 31, 1997, and the pro forma results of operations for the nine and three-month periods ended September 30, and December 31, 1997, respectively.

     The historical financial statements of the Company were derived from the historical statements of income for the nine and three-month periods ended September 30, and December 31, 1997, respectively, and the historical balance sheet as of December 31, 1997. See the Consolidated Financial Statements and notes thereto for the Company included elsewhere in this Prospectus. The historical financial statements of Stovall Marine, Inc. (Stovall) were derived from the historical statements of income of Stovall for the nine and three-month periods ended September 30, and December 31, 1997 and the historical balance sheet as of December 31, 1997. The financial statements for Stovall have not been included in this prospectus due to the insignificance of Stovall as compared to the Company under Rule 3-05 of Regulation S-X.

2.  PROBABLE ACQUISITION OF STOVALL MARINE

     Management of the Company has entered into negotiations to acquire Stovall. The acquisition will be accounted for under the purchase method of accounting. It is anticipated that the purchase will be completed through the issuance of approximately 455,000 shares of the Company's Common Stock to the stockholders of Stovall. The purchase price will be allocated to the assets acquired and liabilities assumed. The estimated excess purchase price over the estimated fair value of the net assets acquired of approximately $5,547,000 will be recorded as goodwill and amortized over 40 years. The actual goodwill may differ from this estimate.

                                MARINEMAX, INC.

3.  ADJUSTMENTS TO PRO FORMA CONSOLIDATED BALANCE SHEET:

     The following table summarizes the pro forma adjustments to the balance sheet as of December 31, 1997:

                                                   PRO FORMA ADJUSTMENTS                      TOTAL
                                   -----------------------------------------------------    PRO FORMA
                                      (a)           (b)           (C)            (D)       Adjustments
                                   ----------   -----------   ------------   -----------   ------------
                                                ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.......  $       --   $        --   $         --   $        --   $         --
 Due from related parties........          --            --             --            --             --
                                   ----------   -----------   ------------   -----------   ------------
       Total current assets......          --            --             --            --             --
GOODWILL.........................   5,547,213            --             --            --      5,547,213
                                   ----------   -----------   ------------   -----------   ------------
       Total assets..............  $5,547,213   $        --   $         --   $        --   $  5,547,213
                                   ==========   ===========   ============   ===========   ============
                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Floor plan notes payable........  $       --   $        --   $         --   $        --   $         --
 Short-term borrowings...........          --            --             --            --             --
 Current maturities of long-term
   debt..........................          --            --             --            --             --
 Settlement payable..............          --            --     15,000,000            --     15,000,000
 Deferred tax liability..........          --       410,435             --            --        410,435
 Due to related parties..........          --            --             --            --             --
                                   ----------   -----------   ------------   -----------   ------------
       Total current
        liabilities..............          --       410,435     15,000,000            --     15,410,435
LONG-TERM DEBT, net of current
 maturities......................          --            --             --            --             --
DEFERRED TAX LIABILITY...........          --     1,231,306             --            --      1,231,306
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock....................    (107,945)           --             --            --       (107,945)
 Additional paid-in capital......   6,195,944            --             --     9,212,462     15,408,406
 Retained earnings (deficit).....    (578,685)   (1,641,741)   (15,000,000)   (9,212,462)   (26,432,888)
                                   ----------   -----------   ------------   -----------   ------------
                                    5,509,314    (1,641,741)   (15,000,000)           --    (11,132,427)
 Less -- Common stock in
   treasury, at cost.............      37,899            --             --            --         37,899
                                   ----------   -----------   ------------   -----------   ------------
       Total stockholders' equity
        (deficit)................   5,547,213    (1,641,741)   (15,000,000)           --    (11,094,528)
                                   ----------   -----------   ------------   -----------   ------------
       Total liabilities and
        stockholders' equity
        (deficit)................  $5,547,213   $        --   $         --   $        --   $  5,547,213
                                   ==========   ===========   ============   ===========   ============

                                             OFFERING ADJUSTMENTS                 TOTAL
                                   -----------------------------------------     OFFERING
                                       (e)            (F)            (G)       ADJUSTMENTS
                                   ------------   ------------   -----------   ------------
                                                            ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.......  $ 60,275,000   $(30,432,432)  $(2,094,607)  $ 27,747,961
 Due from related parties........            --             --      (605,211)      (605,211)
                                   ------------   ------------   -----------   ------------
       Total current assets......    60,275,000    (30,432,432)   (2,699,818)    27,142,750
GOODWILL.........................            --             --            --             --
                                   ------------   ------------   -----------   ------------
       Total assets..............  $ 60,275,000   $(30,432,432)  $(2,699,818)  $ 27,142,750
                                   ============   ============   ===========   ============
                            LIABI       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Floor plan notes payable........  $         --   $(19,246,408)  $        --   $(19,246,408)
 Short-term borrowings...........            --     (3,172,425)           --     (3,172,425)
 Current maturities of long-term
   debt..........................            --     (1,005,215)           --     (1,005,215)
 Settlement payable..............            --             --            --             --
 Deferred tax liability..........            --             --            --             --
 Due to related parties..........            --             --    (2,699,818)    (2,699,818)
                                   ------------   ------------   -----------   ------------
       Total current
        liabilities..............            --    (23,424,048)   (2,699,818)   (26,123,866)
LONG-TERM DEBT, net of current
 maturities......................            --     (7,008,384)           --     (7,008,384)
DEFERRED TAX LIABILITY...........            --             --            --             --
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock....................                           --            --
 Additional paid-in capital......                           --            --
 Retained earnings (deficit).....            --             --            --             --
                                   ------------   ------------   -----------   ------------
                                     60,275,000             --            --     60,275,000
 Less -- Common stock in
   treasury, at cost.............            --             --            --             --
                                   ------------   ------------   -----------   ------------
       Total stockholders' equity
        (deficit)................  $ 60,275,000             --            --     60,275,000
                                   ------------   ------------   -----------   ------------
       Total liabilities and
        stockholders' equity
        (deficit)................  $ 60,275,000   $(30,432,432)  $(2,699,818)  $ 27,142,750
                                   ============   ============   ===========   ============

                                MARINEMAX, INC.

(a) Records the acquisition of Stovall in exchange for Common Stock of MarineMax.

(b) Certain subsidiaries of MarineMax, Inc. have historically operated as S corporations and terminated such status in conjunction with the Mergers. Upon the termination of the S corporation status, these subsidiaries recorded a deferred income tax provision of approximately $1,642,000 for the effect of the differences in the bases of assets and liabilities for financial reporting and income tax purposes.

(c) Records the amount owed to Brunswick pursuant to a settlement agreement negotiated as a result of the Mergers.

(d) Reflects the resetting of retained earnings in connection with the termination of the S corporation status of certain of the Company's subsidiaries.

(e) Reflects the net proceeds from the sale by the Company of           shares
    of Common Stock in the Offering at approximately $          per share,
    estimated to be approximately $60,275,000 (after deducting underwriting discounts and commissions and estimated offering expenses).

(f) Reflects the use of a portion of the net proceeds of the Offering to reduce floor plan notes payable of $19,246,408, short-term borrowings of $3,172,425, and long-term debt of $8,013,599.

(g) Reflects the settlement of certain related party payables and receivables with proceeds from the Offering.

4.  ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED STATEMENTS OF INCOME:

(h) Reflects an adjustment of approximately $3,448,000 and $1,574,000 for the nine-month and three-month periods ended September 30, and December 31, 1997, respectively, to reduce officer and employee compensation based upon employment agreements entered into in connection with the Mergers. This adjustment does not reflect discretionary bonuses, if any, which may be paid to these individuals.

(i) Reflects the provision for income taxes as if all the Company's subsidiaries were C corporations during the period presented.

(j) Reflects goodwill amortization expense of approximately $104,000 and $35,000 for the nine-month and three-month periods ended September 30, and December 31, 1997, respectively, in connection with the probable acquisition of Stovall. The goodwill is being amortized over an estimated useful life of 40 years.

(k) Reflects a reduction of the Company's borrowing rate on outstanding floor plan balances as a result of a newly secured working capital commitment providing interest based on LIBOR plus 125 basis points.

(l) Reflects the elimination of interest expense resulting from the reduction of floor plan notes payable, short-term borrowings and long-term debt by utilizing a portion of the net proceeds of the Offering.

5.  PRO FORMA NET INCOME PER SHARE:

The shares used in computing pro forma net income per share are as follows:

Outstanding shares of Common Stock........................  8,495,018
Shares issued to purchase Stovall.........................    454,982
Shares issued in the Offering.............................
                                                            ---------
  Pro forma, as adjusted shares...........................
                                                            =========

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To MarineMax, Inc.:

     We have audited the accompanying consolidated balance sheets of MarineMax, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996, and September 30, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1995 and 1996, and the nine-month period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MarineMax, Inc. and subsidiaries as of December 31, 1996, and September 30, 1997, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1996, and the nine-month period ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Tampa, Florida,
March 2, 1998

                        MARINEMAX, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                      DECEMBER 31,    SEPTEMBER 30,    DECEMBER 31,
                                                          1996            1997             1997
                                                      ------------    -------------    ------------
                                                                                       (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $ 2,639,276      $11,014,090     $   790,609
  Accounts receivable...............................    4,990,025        6,779,176       4,742,556
  Due from related parties..........................      516,393          585,913         605,211
  Inventories.......................................   53,537,272       50,404,178      63,232,957
  Prepaids and other current assets.................      462,171          530,024         539,166
  Deferred tax asset................................      666,581          529,212         241,524
                                                      -----------      -----------     -----------
          Total current assets......................   62,811,718       69,842,593      70,152,023
PROPERTY AND EQUIPMENT, net.........................   11,132,411       13,739,143      13,642,231
DUE FROM RELATED PARTY..............................       54,719           54,719              --
OTHER ASSETS........................................       37,964           86,023          92,192
                                                      -----------      -----------     -----------
          Total assets..............................  $74,036,812      $83,722,478     $83,886,446
                                                      ===========      ===========     ===========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................  $ 4,015,098      $ 6,080,006     $ 8,179,505
  Customer deposits.................................    1,642,978        3,395,914       2,743,732
  Accrued expenses..................................    3,504,602        4,182,182       2,593,227
  Floor plan notes payable..........................   39,250,055       26,152,099      41,443,851
  Short-term borrowings.............................    3,390,601        2,711,677       3,104,063
  Current maturities of long-term debt..............      221,771        1,104,109       1,056,301
  Due to stockholders...............................    2,640,434        5,555,540       1,924,818
                                                      -----------      -----------     -----------
          Total current liabilities.................   54,665,539       49,181,527      61,045,497
                                                      -----------      -----------     -----------
LONG-TERM DEBT, net of current maturities...........    1,896,246        8,963,726       8,861,175
                                                      -----------      -----------     -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value, 5,000,000 shares
     authorized, none issued or outstanding.........           --               --              --
  Common stock, $.001 par value; 40,000,000 shares
     authorized, 9,211,368 and 8,495,018 shares
     issued at December 31, 1996, and September 30,
     1997, respectively.............................        9,211            8,495           8,495
  Additional paid-in capital........................    6,807,958          985,525       1,008,619
  Retained earnings.................................   10,657,858       24,583,205      12,962,660
                                                      -----------      -----------     -----------

          Total stockholders' equity................   17,475,027       25,577,225      13,979,774
                                                      -----------      -----------     -----------
          Total liabilities and stockholders'
            equity..................................  $74,036,812      $83,722,478     $83,886,446
                                                      ===========      ===========     ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                        MARINEMAX, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    FOR THE
                                       FOR THE YEAR ENDED         NINE-MONTH     FOR THE THREE-MONTH PERIOD
                                          DECEMBER 31,           PERIOD ENDED        ENDED DECEMBER 31,
                                   ---------------------------   SEPTEMBER 30,   ---------------------------
                                       1995           1996           1997            1996           1997
                                   ------------   ------------   -------------   ------------   ------------
                                                                                         (UNAUDITED)
REVENUE..........................  $152,888,507   $175,060,206   $169,675,293    $38,735,224    $44,341,011
COST OF SALES....................   116,896,249    132,641,343    127,417,846     30,648,226     34,689,070
                                   ------------   ------------   ------------    -----------    -----------
          Gross profit...........    35,992,258     42,418,863     42,257,447      8,086,998      9,651,941
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES........    28,136,550     34,174,417     25,426,392     12,345,356     10,164,836
                                   ------------   ------------   ------------    -----------    -----------
          Income from
            operations...........     7,855,708      8,244,446     16,831,055     (4,258,358)      (512,895)
INTEREST EXPENSE, net............     1,035,405      1,349,623      1,537,587        281,963        450,266
                                   ------------   ------------   ------------    -----------    -----------
INCOME BEFORE INCOME TAX
  (BENEFIT) PROVISION............     6,820,303      6,894,823     15,293,468     (4,540,321)      (963,161)
INCOME TAX (BENEFIT) PROVISION...       (49,097)        20,514        409,824       (506,416)      (426,524)
                                   ------------   ------------   ------------    -----------    -----------
NET INCOME (LOSS)................  $  6,869,400   $  6,874,309     14,883,644    $(4,033,905)      (536,637)
                                   ============   ============                   ===========
UNAUDITED PRO FORMA INCOME TAX
  PROVISION......................                                   5,554,629                        50,891
                                                                 ------------                   -----------
UNAUDITED PRO FORMA NET INCOME
  (LOSS).........................                                $  9,329,015                   $  (587,528)
                                                                 ============                   ===========
PRO FORMA NET INCOME (LOSS) PER
  COMMON SHARE:
     Basic.......................                                $       1.10                   $      (.07)
                                                                 ============                   ===========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES USED IN COMPUTING PRO
  FORMA NET INCOME (LOSS) PER
  COMMON SHARE:
     Basic.......................                                   8,495,018                     8,495,018
                                                                 ============                   ===========

 The accompanying notes are an integral part of these consolidated statements.

                        MARINEMAX, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996, THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997,
               AND THE THREE-MONTH PERIOD ENDED DECEMBER 31, 1997

                                                   COMMON STOCK      ADDITIONAL                       TOTAL
                                                ------------------     PAID-IN       RETAINED     STOCKHOLDERS'
                                                 SHARES     AMOUNT     CAPITAL       EARNINGS        EQUITY
                                                ---------   ------   -----------   ------------   -------------
BALANCE, January 1, 1995......................  9,211,368   $9,211   $ 6,326,404   $  9,088,929   $ 15,424,544
  Net income..................................         --       --            --      6,869,400      6,869,400
  Capital contributions.......................         --       --       408,557             --        408,557
  Distributions to stockholders...............         --       --            --     (6,257,386)    (6,257,386)
                                                ---------   ------   -----------   ------------   ------------
BALANCE, December 31, 1995....................  9,211,368    9,211     6,734,961      9,700,943     16,445,115
  Net income..................................         --       --            --      6,874,309      6,874,309
  Capital contributions.......................         --       --        72,997             --         72,997
  Distributions to stockholders...............         --       --            --     (5,917,394)    (5,917,394)
                                                ---------   ------   -----------   ------------   ------------
BALANCE, December 31, 1996....................  9,211,368    9,211     6,807,958     10,657,858     17,475,027
  Net income..................................         --       --            --     14,883,644     14,883,644
  Capital contributions.......................         --       --       276,851             --        276,851
  Distributions to stockholders...............         --       --            --       (958,297)      (958,297)
  Redemption of common stock..................   (716,350)    (716)   (6,099,284)            --     (6,100,000)
                                                ---------   ------   -----------   ------------   ------------
BALANCE, September 30, 1997...................  8,495,018    8,495       985,525     24,583,205     25,577,225
  Net loss (unaudited)........................         --       --            --       (536,637)      (536,637)
  Capital contributions (unaudited)...........         --       --        23,094             --         23,094
  Distributions to stockholders (unaudited)...         --       --            --    (11,083,908)   (11,083,908)
                                                ---------   ------   -----------   ------------   ------------
BALANCE, December 31, 1997 (unaudited)........  8,495,018   $8,495   $ 1,008,619   $ 12,962,660   $ 13,979,774
                                                =========   ======   ===========   ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                        MARINEMAX, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     FOR THE
                                         FOR THE YEAR ENDED        NINE-MONTH     FOR THE THREE-MONTH PERIOD
                                            DECEMBER 31,          PERIOD ENDED        ENDED DECEMBER 31,
                                      -------------------------   SEPTEMBER 30,   ---------------------------
                                         1995          1996           1997            1996           1997
                                      -----------   -----------   -------------   ------------   ------------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss).................  $ 6,869,400   $ 6,874,309    $14,883,644    $(4,033,905)   $  (536,637)
  Adjustments to reconcile net
     income to net cash provided by
     operating activities
     Depreciation and
       amortization.................      852,808       941,576        792,559        235,394        264,186
     Deferred income tax (provision)
       benefit......................      (71,682)     (594,899)       137,369             --        287,688
     Loss (gain) on sale of property
       and equipment................       13,365       (17,054)          (318)            --             --
     (Increase) decrease in --
       Accounts receivable..........   (1,383,825)   (1,834,280)    (1,789,151)     1,599,603      2,036,620
       Due from related parties.....       94,346      (481,623)       (69,520)      (567,226)        35,421
       Inventories..................   (5,773,855)  (12,575,374)     3,133,094    (10,030,265)   (12,828,779)
       Prepaids and other assets....     (391,221)      377,772       (115,912)       496,189        (15,311)
     (Decrease) increase in --
       Accounts payable.............     (911,599)    1,788,137      2,064,908     (1,749,716)     2,099,499
       Cash overdraft...............     (964,355)           --             --             --             --
       Customer deposits............      467,956    (2,541,399)     1,752,936     (1,615,009)      (652,182)
       Accrued expenses and other
          liabilities...............    1,108,394     1,597,567        677,580        744,836     (1,588,955)
       Floor plan notes payable.....    5,316,611    13,538,528    (13,097,956)    17,822,158     15,291,752
                                      -----------   -----------    -----------    -----------    -----------
          Net cash provided by
            operating activities....    5,226,343     7,073,260      8,369,233      2,902,059      4,393,302
                                      -----------   -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchases of property and
     equipment......................   (1,148,178)   (1,329,897)    (1,049,393)      (380,920)      (167,274)
  Proceeds from sale of property and
     equipment......................        3,939        60,201         16,988             --             --
                                      -----------   -----------    -----------    -----------    -----------
          Net cash used in investing
            activities..............   (1,144,239)   (1,269,696)    (1,032,405)      (380,920)      (167,274)
                                      -----------   -----------    -----------    -----------    -----------

                        MARINEMAX, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                                                                          FOR THE
                                                                        NINE-MONTH
                                              FOR THE YEAR ENDED          PERIOD       FOR THE THREE-MONTH PERIOD
                                                 DECEMBER 31,              ENDED           ENDED DECEMBER 31,
                                           -------------------------   SEPTEMBER 30,   --------------------------
                                              1995          1996           1997           1996           1997
                                           -----------   -----------   -------------   -----------   ------------
                                                                                              (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contribution...................        1,000            --          1,000             --             --
  Net borrowings (repayments) on notes
    payable to related parties...........    1,422,975       (53,996)     2,752,106     (4,087,289)    (3,630,722)
  Borrowings on long-term debt...........      114,568     1,142,761      1,491,781             --             --
  Repayments on long-term debt...........     (200,000)   (1,123,581)    (1,732,680)       (70,439)      (127,265)
  Net borrowings (repayments) on
    short-term borrowings................    1,299,460       541,141       (678,924)     3,381,984        392,386
  Distributions to stockholders..........   (6,149,068)   (5,917,394)      (795,297)    (5,255,892)   (11,083,908)
                                           -----------   -----------    -----------    -----------   ------------
         Net cash (used in) provided by
           financing activities..........   (3,511,065)   (5,411,069)     1,037,986     (6,031,636)   (14,449,509)
                                           -----------   -----------    -----------    -----------   ------------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS............................      571,039       392,495      8,374,814     (3,510,497)   (10,223,481)
CASH AND CASH EQUIVALENTS, beginning of
  period.................................    1,675,742     2,246,781      2,639,276      6,149,773     11,014,090
                                           -----------   -----------    -----------    -----------   ------------
CASH AND CASH EQUIVALENTS, end of
  period.................................  $ 2,246,781   $ 2,639,276    $11,014,090    $ 2,639,276   $    790,609
                                           ===========   ===========    ===========    ===========   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid for
    Interest.............................  $ 1,968,189   $ 2,349,374    $ 2,405,403    $   399,682   $    516,421
    Income taxes.........................  $     1,562   $    10,528    $    24,230    $        --   $         --
SUPPLEMENTAL DISCLOSURES OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
  Distribution declared but not yet
    paid.................................  $   108,318   $        --    $   163,000    $        --   $         --
  Long-term debt issued for redemption of
    common stock.........................  $        --   $        --    $ 6,100,000    $        --   $         --
  Stockholder contributions of property
    and equipment, treated as capital
    contributions........................  $   341,056   $        --    $ 2,366,568    $        --   $         --
  Assumption of long-term debt from
    stockholders in conjunction with
    contributions of property and
    equipment............................  $        --   $        --    $ 2,150,000    $        --   $         --
  Stockholder payments on long-term debt,
    treated as capital contributions.....  $    66,501   $    72,997    $    59,283    $    18,250   $     23,094

 The accompanying notes are an integral part of these consolidated statements.

                        MARINEMAX, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     MarineMax, Inc. (MarineMax) and subsidiaries (the Company) are primarily engaged in the retail sale and service of new and used boats, motors, trailers, marine parts and accessories in Florida, Texas, Arizona and California.

     MarineMax was formed on January 23, 1998, and effected a business combination on March 1, 1998, in which it acquired all of the issued and outstanding common stock of Bassett Boat Company of Florida, Gulfwind South, Inc., Gulfwind U.S.A., Inc., 11502 Dumas, Inc. and subsidiaries d/b/a Louis DelHomme Marine, Harrison's Boat Center, Inc., Harrison's Marine Centers of Arizona, Inc. and all of the beneficial interests in Bassett Boat Company, Bassett Realty, L.L.C., Gulfwind South Realty, L.L.C., Harrison's Realty, L.L.C. and Harrison's Realty California, L.L.C. (collectively, the Pooled Companies) in exchange for 8,495,018 shares of the Company's common stock (the Pooling).

     The business combination referred to above has been accounted for under the pooling-of-interests method of accounting. Thus, the accompanying financial statements have been restated to include the accounts and operating results of the combined companies for all dates and periods prior to the combination.

     Management of the Company has signed a letter of intent to acquire all of the issued and outstanding common stock of Stovall Marine, Inc. (Stovall) (a Georgia corporation) in a transaction expected to be accounted for under the purchase method of accounting, in exchange for approximately 455,000 shares of the Company. In connection with the purchase of Stovall, goodwill of approximately $5,547,000 is expected to be recorded, which is expected to be amortized by the Company over a period of 40 years.

     The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany transactions and accounts have been eliminated.

2.  SIGNIFICANT ACCOUNTING POLICIES:

FISCAL YEAR

     The Company changed its fiscal year-end from December 31 to September 30 to coincide more closely with its natural business cycle. As a result, the accompanying financial statements present the nine-month transition period which began January 1, 1997, and ended September 30, 1997. Results of operations (unaudited) for the nine-month period ended September 30, 1996, were as follows:

                                                                 AMOUNT
                                                              ------------
Revenue.....................................................  $136,324,982
Cost of sales...............................................   101,993,118
                                                              ------------
          Gross profit......................................    34,331,864
Selling, general and administrative expenses................    21,829,061
                                                              ------------
          Income from operations............................    12,502,803
Interest expense, net.......................................     1,067,671
                                                              ------------
Income before income tax provision..........................    11,435,132
Income tax provision........................................       526,930
                                                              ------------
          Net income........................................  $ 10,908,202
                                                              ============

INVENTORIES

     New and used boat inventories are stated at the lower of cost, determined on a specific-identification basis, or market. Parts and accessories are stated at the lower of cost, determined on the first-in, first-out basis, or market.

                        MARINEMAX, INC. AND SUBSIDIARIES

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Useful lives for purposes of computing depreciation are as follows:

                                                              YEARS
                                                              -----
Buildings and improvements..................................  5-40
Machinery and equipment.....................................  5-10
Furniture and fixtures......................................  5-10
Vehicles....................................................     5

     The cost of property and equipment sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting gain or loss is included in the consolidated statements of income. Maintenance, repairs and minor replacements are charged to operations as incurred; major replacements and improvements are capitalized and amortized over their useful lives.

LONG-LIVED ASSETS

     Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and LongLived Assets to be Disposed Of" (SFAS 121), requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. SFAS 121 was adopted in 1996 and did not have a material effect on the Company's consolidated results of operations, cash flows or financial position.

REVENUE RECOGNITION

     Revenue from boat, motor and trailer sales and parts and service operations is recognized at the time the boat, motor, trailer or part is delivered to the customer or service is completed.

     Revenue earned by the Company for notes placed with financial institutions in connection with customer boat financing is recognized when the related boat sale is recognized. Commissions earned on credit life, accident and disability insurance sold on behalf of third-party insurance companies are also recognized when the related boat sale is recognized. Pursuant to negotiated agreements with financial institutions, the Company is charged back for a portion of these fees should the customer terminate the finance contract before it is outstanding for stipulated minimal periods of time. The chargeback reserve, which was not material to the consolidated financial statements taken as whole as of December 31, 1996, or September 30, 1997, is based on the Company's experience for repayments or defaults on the finance contracts.

     Commissions earned on extended warranty service contracts sold on behalf of unrelated third-party insurance companies are recognized at the later of customer acceptance of the service contract terms as evidenced by contract execution, or when the related boat sale is recognized. The Company is charged back for a portion of these commissions should the customer terminate the service contract prior to its scheduled maturity. The chargeback reserve, which was not material to the consolidated financial statements taken as a whole as of December 31, 1996, or September 30, 1997, is based upon the Company's experience for repayments or defaults on the service contracts.

ADVERTISING AND PROMOTIONAL COSTS

     Advertising and promotional costs are expensed as incurred and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Total advertising and promotional expenses approximated $1,599,000, $2,600,000 and $2,343,000 for the years ended December 31, 1995 and 1996, and the nine-month period ended September 30, 1997, respectively.

                        MARINEMAX, INC. AND SUBSIDIARIES

INCOME TAXES AND UNAUDITED PRO FORMA INCOME TAX PROVISION

     Certain of the Pooled Companies elected S corporation status under the provisions of the Internal Revenue Code prior to the Pooling. Accordingly, income of these Pooled Companies prior to the Pooling was passed through to the stockholders; as such, these Pooled Companies historically recorded no provision for income taxes. The accompanying consolidated statement of income for the nine-month period ended September 30, 1997, includes an unaudited pro forma income tax provision assuming these Pooled Companies had been taxed as C corporations during that period.

     Other Pooled Companies have been taxed as C corporations and have followed the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received or liabilities are settled.

SUPPLIER AND CUSTOMER CONCENTRATION

  Dealership Agreements

     The Company has entered into dealership agreements with Ray Industries, Inc. (Ray Industries), Boston Whaler, Inc. (Boston Whaler), Mercury Marine and Baja Marine Corporation (subsidiaries or a division of Brunswick Corporation) (collectively, the Manufacturers). Approximately 80 percent of the Company's revenue is derived from products acquired from the Manufacturers. These agreements allow the Company to purchase, stock, sell and service boats and products of the Manufacturers. These agreements also allow the Company to use the Manufacturers' names, trade symbols and intellectual properties.

     The Company's overall sales could be impacted by the Manufacturers' inability or unwillingness to supply the Company with an adequate supply of popular models. The Company's existing dealership agreements with the Manufacturers are renewable subject to certain terms and conditions in the agreements and expire in July 1998.

    Concentrations of Credit Risks

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. Concentrations of credit risk with respect to cash and cash equivalents are limited primarily to local financial institutions. Concentrations of credit risk arising from receivables are limited primarily to manufacturers and financial institutions.

CONSOLIDATED STATEMENTS OF CASH FLOWS

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                        MARINEMAX, INC. AND SUBSIDIARIES
liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     During June 1996 and June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130), and SFAS No. 131, "Disclosures About Segments of An Enterprise and Related Information" (SFAS
131). The major provisions of these statements and their impact on the Company are discussed below.

     SFAS 130, effective for fiscal years beginning after December 15, 1997, requires the presentation of comprehensive income in an entity's financial statements. Comprehensive income represents all changes in equity of an entity during the reporting period, including net income and charges directly to equity which are excluded from net income. This statement is not anticipated to have any impact on the Company as the Company currently does not enter into any transactions which result in charges (or credits) directly to equity (such as additional minimum pension liability changes, currency translation adjustments, unrealized gains and losses on available-for-sale securities, etc.).

     SFAS 131, effective for fiscal years beginning after December 15, 1997, establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company's management believes this statement will not have any impact on its consolidated financial statements.

INTERIM FINANCIAL INFORMATION

     As is normal and customary, the interim financial statements as of December 31, 1997, and for the three-month periods ended December 31, 1996 and 1997, are unaudited, and certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has not been included herein. In the opinion of management, all adjustments necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been properly included. Due to seasonality and other factors, the results of operations for the interim period are not necessarily indicative of the results that will be realized for the entire fiscal year.

3.  ACCOUNTS RECEIVABLE:

     Trade receivables consist of receivables from financial institutions which provide funding for customer boat financing and amounts due from financial institutions earned from arranging financing with the Company's customers. These receivables are normally collected within 30 days of the sale. Trade receivables also include amounts due from customers on the sale of boats and parts and service. Amounts due from manufacturers represent receivables for various incentive programs and parts and service work performed pursuant to the manufacturers' warranty coverages.

                        MARINEMAX, INC. AND SUBSIDIARIES

     The accounts receivable balances consisted of the following as of December 31, 1996, and September 30, 1997:

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1996            1997
                                                     ------------    -------------
Trade receivables..................................   $2,755,139      $3,589,023
Amounts due from manufacturers.....................    1,971,426       2,996,047
Other receivables..................................      263,460         194,106
                                                      ----------      ----------
                                                      $4,990,025      $6,779,176
                                                      ==========      ==========

4.  INVENTORIES:

     Inventories were comprised of the following as of December 31, 1996, and September 30, 1997:

                                                    DECEMBER 31,    SEPTEMBER 30,
                                                        1996            1997
                                                    ------------    -------------
New boats, motors and trailers....................  $46,719,800      $41,764,979
Used boats, motors and trailers...................    3,808,325        5,388,798
Parts, accessories and other......................    3,009,147        3,250,401
                                                    -----------      -----------
                                                    $53,537,272      $50,404,178
                                                    ===========      ===========

5.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following as of December 31, 1996, and September 30, 1997:

                                                    DECEMBER 31,    SEPTEMBER 30,
                                                        1996            1997
                                                    ------------    -------------
Land..............................................  $ 3,255,962      $ 4,504,533
Buildings and improvements........................    9,955,090       11,384,566
Machinery and equipment...........................    2,782,254        3,026,428
Furniture and fixtures............................    1,578,675        1,778,543
Vehicles..........................................      998,368        1,236,915
                                                    -----------      -----------
                                                     18,570,349       21,930,985
Less - Accumulated depreciation and
  amortization....................................   (7,437,938)      (8,191,842)
                                                    -----------      -----------
                                                    $11,132,411      $13,739,143
                                                    ===========      ===========

                        MARINEMAX, INC. AND SUBSIDIARIES

6.  FLOOR PLAN NOTES PAYABLE:

     Floor plan notes payable consisted of the following as of December 31, 1996, and September 30, 1997:

                                                            DECEMBER 31,    SEPTEMBER 30,
                                                                1996            1997
                                                            ------------    -------------
Floor plan notes payable to financial institution, due
  when the related boats are sold or 12 months after the
  advance, whichever is earlier, bearing interest at prime
  less .5% (8% at September 30, 1997), collateralized by
  certain receivables, inventories and property and
  equipment...............................................  $ 8,398,558      $ 5,634,034
Floor plan notes payable to financial institutions, due
  when related boats are sold, bearing interest at rates
  ranging from 7.63 to 7.91%, collateralized by certain
  receivables, inventories and property and equipment.....   12,441,979        7,625,727
Floor plan notes payable to financial institution, due
  when related boats are sold, bearing interest at LIBOR
  plus 2.5% (8.16% at September 30, 1997), collateralized
  by certain receivables, inventories and property and
  equipment...............................................    4,988,971        1,502,100
Floor plan notes payable to financial institution, due
  when related boats are sold, bearing interest at prime
  plus .75% (9.25% at September 30, 1997), collateralized
  by certain inventories..................................    1,845,223        3,624,849
Floor plan notes payable due to financial institutions,
  due when related boats are sold or 12 months after the
  advance, whichever is earlier, bearing interest at rates
  ranging from .5% to prime plus 4% (12.5% at September
  30, 1997), collateralized by certain receivables,
  inventories and property and equipment..................   11,575,324        7,765,389
                                                            -----------      -----------
                                                            $39,250,055      $26,152,099
                                                            ===========      ===========

     The maximum borrowings permitted and total available borrowings under the floor plan notes payable at September 30, 1997, were approximately $50,000,000 and $23,848,000, respectively.

7  LONG-TERM DEBT:

     Long-term debt was comprised of the following as of December 31, 1996, and September 30, 1997:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
Unsecured note payable to former stockholder, due in various quarterly installments, bearing interest at 5% for the
  period January 1, 1997, through December 31, 1997, and 10%
  thereafter through maturity in January 2008...............   $       --     $ 5,955,419
Note payable to financial institution, due in monthly
  installments of $15,609, bearing interest at 9%, maturing
  in May 2002, with outstanding principal of $1,538,382 due
  at maturity date, collateralized by property and
  equipment.................................................           --       1,715,971
Mortgage note payable to financial institution, due in
  monthly installments of $16,337, bearing interest at 8%,
  maturing in August 2002, collateralized by property and
  equipment.................................................      907,337         812,628
Note payable to financial institution, due in monthly
  installments of $5,597, bearing interest at 8.75%,
  maturing in June 2003, collateralized by property and
  equipment.................................................      491,080         472,917
Note payable to financial institution, due in monthly
  installments of $3,537, bearing interest at 6%, maturing
  in October 2013, collateralized by property and
  equipment.................................................      413,029         408,567

                        MARINEMAX, INC. AND SUBSIDIARIES

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
Note payable to financial institution, due in monthly
  installments of $3,333, bearing interest at 9.5%, maturing in May 2003, with outstanding principal of $47,286 due at
  maturity date, collateralized by property and equipment...           --         200,000
Various notes payable, due in monthly installments ranging
  from $390 to $3,141, bearing interest at rates ranging
  from 4.9% to 10.25%, maturing April 1999 through May 2017,
  collateralized by property and equipment..................      306,571         502,333
                                                               ----------     -----------
                                                                2,118,017      10,067,835
Less -- Current maturities..................................     (221,771)     (1,104,109)
                                                               ----------     -----------
                                                               $1,896,246     $ 8,963,726
                                                               ==========     ===========

     The aggregate maturities of long-term debt were as follows at September 30, 1997:

                     PERIOD ENDING
                     SEPTEMBER 30,                          AMOUNT
                     -------------                        -----------
   1998.................................................  $ 1,104,109
   1999.................................................      985,240
   2000.................................................      919,383
   2001.................................................      940,573
   2002.................................................    2,475,123
   Thereafter...........................................    3,643,407
                                                          -----------
                                                          $10,067,835
                                                          ===========

8.  SHORT-TERM BORROWINGS:

     Short-term borrowings consisted of the following as of December 31, 1996, and September 30, 1997:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1996            1997
                                                             ------------    -------------
Line of credit payable to financial institution, due on
  demand, bearing interest due monthly at prime plus .5%
  (9% at September 30, 1997), collateralized by a secondary
  lien on certain receivables and property and equipment...   $1,095,000      $       --
Unsecured line of credit payable to financial institution,
  due on demand, bearing interest due monthly at prime plus
  .5% (9% at September 30, 1997)...........................    2,295,601       2,711,677
                                                              ----------      ----------
                                                              $3,390,601      $2,711,677
                                                              ==========      ==========

     The line of credit agreements above provide for total maximum borrowings of $4,750,000. Total available borrowings on the line of credit agreements as of September 30, 1997, were approximately $2,038,000.

                        MARINEMAX, INC. AND SUBSIDIARIES

9.  INCOME TAXES:

     Federal income taxes for those Pooled Companies taxed as C corporations were as follows for the years ended December 31, 1995 and 1996, and the nine-month period ended September 30, 1997:

                                              DECEMBER 31,
                                          ---------------------    SEPTEMBER 30,
                                            1995        1996           1997
                                          --------    ---------    -------------
Current.................................  $ 21,610    $ 614,270      $272,455
Deferred................................   (70,707)    (593,756)      137,369
                                          --------    ---------      --------
                                          $(49,097)   $  20,514      $409,824
                                          ========    =========      ========

     Actual income tax expense (benefit) was not materially different from income tax expense (benefit) computed by applying the U.S. Federal Statutory Corporate Tax Rate of 34 percent to income (loss) before income tax provision for the years ended December 31, 1995 and 1996, and the nine-month period ended September 30, 1997, for those Pooled Companies taxed as C corporations.

     Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. The components of the net deferred tax assets are as follows:

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1996            1997
                                                     ------------    -------------
Current deferred tax assets:
  Inventory........................................    $134,980       $       --
  Accrued expenses.................................     432,070          368,394
  Net operating loss (NOL) carryforwards...........      99,531          160,818
                                                       --------       ----------
          Net current deferred tax assets..........    $666,581       $  529,212
                                                       ========       ==========

     As of September 30, 1997, the Company had NOL carryforwards of approximately $498,000. The NOL carryforwards will be available to offset future taxable income and will expire in various amounts from fiscal year 2009 through fiscal year 2012.

     Concurrent with the business combination discussed in Note 1, the Company recorded a deferred tax liability of approximately $1,640,000 for income taxes that will be payable by the Company upon conversion of certain of the Pooled Companies that had elected S corporation status to C corporations.

10.  DUE TO STOCKHOLDERS:

     Due to stockholders includes non-collateralized demand notes which bear interest at rates ranging from 0 to 10 percent.

11.  COMMITMENTS AND CONTINGENCIES:

LEASE COMMITMENTS

     The Company leases certain land, buildings, machinery, equipment and vehicles related to its dealerships under non-cancelable operating leases. Rental payments, including month-to-month rentals, were approximately $890,600, $1,114,600 and $879,600 for the years ended December 31, 1995 and 1996, and the nine-month period ended September 30, 1997, respectively. Rental payments to related parties approximated $326,000 and $370,000 for the years ended December 31, 1995 and 1996, and $231,000 for the nine-month period ended September 30, 1997, respectively.

                        MARINEMAX, INC. AND SUBSIDIARIES

     Future minimum lease payments under non-cancelable operating leases were as follows at September 30, 1997:

                       YEAR ENDING
                      SEPTEMBER 30,                          AMOUNT
                      -------------                        ----------
  1998...................................................  $1,082,847
  1999...................................................     733,938
  2000...................................................     363,602
  2001...................................................     179,970
  2002...................................................     140,100
  Thereafter.............................................     245,000
                                                           ----------
                                                           $2,745,457
                                                           ==========

OTHER COMMITMENTS

     The Company is party to various legal actions arising in the ordinary course of business. The ultimate liability, if any, associated with these matters was not determinable at September 30, 1997. While it is not feasible to determine the outcome of these actions at this time, management believes that these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

     The Company is subject to federal and state environmental regulations, including rules relating to air and water pollution and the storage and disposal of gasoline, oil, other chemicals and waste. The Company believes that it is in compliance with such regulations.

12.  EMPLOYEE 401(K) PROFIT SHARING PLANS:

     Certain MarineMax subsidiaries maintain defined contribution benefit plans (the Plans). The Plans provide for matching contributions from the Company that are limited to certain percentages of employee contributions. Additional discretionary amounts may be contributed by the Company. The Company contributed approximately $234,000, $339,000 and $221,000 to the Plans for the years ended December 31, 1995 and 1996, and for the nine-month period ended September 30, 1997.

13.  SUBSEQUENT EVENTS:

FLOOR PLAN NOTE PAYABLE

     The Company has received a commitment for a new working capital line of credit from a financial institution under which the Company intends to refinance all of its outstanding floor plan notes payable. This working capital line of credit will bear interest at LIBOR plus 1.25 percent, and will have a three-year term.

======================================================

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
Formation of the Company..............   19
Use of Proceeds.......................   22
Dividend Policy.......................   22
Capitalization........................   23
Dilution..............................   24
Selected Financial Data...............   25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   26
Business..............................   30
Management............................   45
Principal Stockholders................   49
Certain Transactions..................   50
Description of Capital Stock..........   51
Shares Eligible for Future Sale.......   52
Underwriting..........................   54
Legal Opinions........................   55
Experts...............................   55
Additional Information................   55
Index to Financial Statements.........  F-1

     UNTIL           , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================
                                              SHARES

                                MARINEMAX, INC.
                                  COMMON STOCK

                                [MARINEMAX LOGO]
                                  ------------
                                   PROSPECTUS
                                          , 1998

                                  ------------

                              Salomon Smith Barney

                            William Blair & Company
======================================================

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in the Registration Statement.

SEC registration fee........................................  $ 22,899.38
                                                              -----------
NASD filing fee.............................................     8,262.50
                                                              -----------
Blue Sky fees and expenses..................................
                                                              -----------
New York Stock Exchange fees................................
                                                              -----------
Transfer agent and registrar fees...........................
                                                              -----------
Accountants' fees and expenses..............................
                                                              -----------
Legal fees and expenses.....................................
                                                              -----------
Printing and engraving expenses.............................
                                                              -----------
Miscellaneous fees..........................................
                                                              -----------
Total.......................................................  $
                                                              ===========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Restated Certificate of Incorporation and Bylaws of the Registrant provide that the Registrant will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant (an "Indemnitee").

     Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the Registrant, or serves or served any other enterprise or organization at the request of the Registrant, the Registrant shall indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorney's fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of the Registrant, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant except that if the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

     Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the Registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant. The Registrant may also advance expenses incurred by other employees and agents of the Registrant upon such terms and conditions, if any, that the Board of Directors of the Registrant deems appropriate.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In March 1998, the Registrant issued an aggregate of 8,495,017 shares of Common Stock to the stockholders of the Merged Companies and the owners of the Property Companies in connection with the Mergers and Property Acquisitions, respectively. The shares were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering.

ITEM 16.  EXHIBITS.

  (a) Exhibits

EXHIBIT
NUMBER                               EXHIBIT
-------                              -------
 1         Form of Underwriting Agreement++
 3.1       Restated Certificate of Incorporation of the Registrant+
 3.2       Bylaws of the Registrant+
 4         Specimen of Stock Certificate++
 5         Opinion of O'Connor, Cavanagh, Anderson, Killingsworth &
           Beshears, a professional association++
10.1(a)    Merger Agreement between Registrant and its acquisition
           subsidiary and Bassett Boat Company of Florida and Richard
           Bassett+
10.1(b)    Merger Agreement between Registrant and its acquisition
           subsidiary and 11502 Dumas, Inc. d/b/a Louis DelHomme Marine and its stockholders+
10.1(c)    Merger Agreement between Registrant and its acquisition
           subsidiary and Gulfwind USA, Inc. and its stockholders+
10.1(d)    Merger Agreement between Registrant and its acquisition
           subsidiary and Gulfwind South, Inc. and its stockholders+
10.1(e)    Merger Agreement between Registrant and its acquisition
           subsidiary and Harrison's Boat Center, Inc. and its
           stockholders+
10.1(f)    Merger Agreement between Registrant and its acquisition
           subsidiary and Harrison's Marine Centers of Arizona, Inc.
           and its stockholders+
10.2(a)    Contribution Agreement between Registrant and Bassett Boat
           Company and its owner+
10.2(b)    Contribution Agreement between Registrant and Bassett
           Realty, L.L.C. and its owner+
10.2(c)    Contribution Agreement between Registrant and Gulfwind South
           Realty, L.L.C. and its owners+
10.2(d)    Contribution Agreement between Registrant and Harrison's
           Realty, L.L.C. and its owners+
10.2(e)    Contribution Agreement between Registrant and Harrison's
           Realty California, L.L.C. and its owners+
10.3(a)    Employment Agreement between Registrant and William H.
           McGill Jr.++
10.3(b)    Employment Agreement between Registrant and Michael H.
           McLamb++
10.3(c)    Employment Agreement between Registrant and Richard R.
           Bassett++
10.3(d)    Employment Agreement between Registrant and Louis R.
           DelHomme, Jr.++
10.3(e)    Employment Agreement between Registrant and Richard C.
           LaManna Jr.++
10.3(f)    Employment Agreement between Registrant and Richard C.
           LaManna III++
10.3(g)    Employment Agreement between Registrant and Darrell C.
           LaManna++
10.4       1998 Incentive Stock Plan++
10.5       1998 Employee Stock Purchase Plan++
10.6       Settlement Agreement between Brunswick Corporation and
           Registrant+
10.7       Letter of Intent between Registrant and Stovall++
11         Statement regarding computation of per share earnings+++
21         List of Subsidiaries+
23.1       Consent of O'Connor, Cavanagh, Anderson, Killingsworth &
           Beshears, a professional association (included in Exhibit
           5)++

EXHIBIT
NUMBER                               EXHIBIT
-------                              -------
23.2       Consent of Arthur Andersen LLP+
24         Power of Attorney of Directors and Executive Officers
           (included on the Signature Page of the Registration
           Statement)+
27         Financial Data Schedule+

---------------

  + Filed herewith

 ++ To be filed by amendment

+++ Not applicable

  (b) Financial Statement Schedules

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on March 12, 1998.

                                          MARINEMAX, INC.

                                          By: /s/ WILLIAM H. MCGILL JR.
                                            ------------------------------------
                                            William H. McGill Jr.
                                            President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, William H. McGill Jr. and Michael H. McLamb and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement and amendments thereto for the same offering files pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

              /s/ WILLIAM H. MCGILL JR.                Chairman of the Board,           March 12, 1998
-----------------------------------------------------    President, Chief Executive
                William H. McGill Jr.                    Officer, and Director
                                                         (Principal Executive Officer)

                /s/ MICHAEL H. MCLAMB                  Vice President, Chief Financial  March 12, 1998
-----------------------------------------------------    Officer, and Treasurer
                  Michael H. McLamb                      (Principal Financial and
                                                         Accounting Officer)

               /s/ RICHARD R. BASSETT                  Senior Vice President and        March 12, 1998
-----------------------------------------------------    Director
                 Richard R. Bassett

              /s/ LOUIS R. DELHOMME JR.                Senior Vice President and        March 12, 1998
-----------------------------------------------------    Director
                Louis R. DelHomme Jr.

             /s/ RICHARD C. LAMANNA JR.                Senior Vice President and        March 12, 1998
-----------------------------------------------------    Director
               Richard C. LaManna Jr.

                                 EXHIBIT INDEX

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                               EXHIBIT                                PAGES
-------                              -------                             ------------
 1         Form of Underwriting Agreement++............................
 3.1       Restated Certificate of Incorporation of the Registrant+....
 3.2       Bylaws of the Registrant+...................................
 4         Specimen of Stock Certificate++.............................
 5         Opinion of O'Connor, Cavanagh, Anderson, Killingsworth &
           Beshears, a professional association++......................
10.1(a)    Merger Agreement between Registrant and its acquisition
           subsidiary and Bassett Boat Company of Florida and Richard
           Bassett+....................................................
10.1(b)    Merger Agreement between Registrant and its acquisition
           subsidiary and 11502 Dumas, Inc. d/b/a Louis DelHomme Marine and its stockholders+.......................................
10.1(c)    Merger Agreement between Registrant and its acquisition
           subsidiary and Gulfwind USA, Inc. and its stockholders+.....
10.1(d)    Merger Agreement between Registrant and its acquisition
           subsidiary and Gulfwind South, Inc. and its stockholders+...
10.1(e)    Merger Agreement between Registrant and its acquisition
           subsidiary and Harrison's Boat Center, Inc. and its
           stockholders+...............................................
10.1(f)    Merger Agreement between Registrant and its acquisition
           subsidiary and Harrison's Marine Centers of Arizona, Inc.
           and its stockholders+.......................................
10.2(a)    Contribution Agreement between Registrant and Bassett Boat
           Company and its owner+......................................
10.2(b)    Contribution Agreement between Registrant and Bassett
           Realty, L.L.C. and its owner+...............................
10.2(c)    Contribution Agreement between Registrant and Gulfwind South
           Realty, L.L.C. and its owners+..............................
10.2(d)    Contribution Agreement between Registrant and Harrison's
           Realty, L.L.C. and its owners+..............................
10.2(e)    Contribution Agreement between Registrant and Harrison's
           Realty California, L.L.C. and its owners+...................
10.3(a)    Employment Agreement between Registrant and William H.
           McGill Jr.++................................................
10.3(b)    Employment Agreement between Registrant and Michael H.
           McLamb++....................................................
10.3(c)    Employment Agreement between Registrant and Richard R.
           Bassett++...................................................
10.3(d)    Employment Agreement between Registrant and Louis R.
           DelHomme, Jr.++.............................................
10.3(e)    Employment Agreement between Registrant and Richard C.
           LaManna Jr.++...............................................
10.3(f)    Employment Agreement between Registrant and Richard C.
           LaManna III++...............................................
10.3(g)    Employment Agreement between Registrant and Darrell C.
           LaManna++...................................................
10.4       1998 Incentive Stock Plan++.................................
10.5       1998 Employee Stock Purchase Plan++.........................
10.6       Settlement Agreement between Brunswick Corporation and
           Registrant+.................................................
10.7       Letter of Intent between Registrant and Stovall++...........
11         Statement regarding computation of per share earnings+++....
21         List of Subsidiaries+.......................................
23.1       Consent of O'Connor, Cavanagh, Anderson, Killingsworth &
           Beshears, a professional association (included in Exhibit
           5)++........................................................

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                               EXHIBIT                                PAGES
-------                              -------                             ------------
23.2       Consent of Arthur Andersen LLP+.............................
24         Power of Attorney of Directors and Executive Officers
           (included on the Signature Page of the Registration
           Statement)+.................................................
27         Financial Data Schedule+....................................

---------------

  + Filed herewith

 ++ To be filed by amendment

+++ Not applicable